          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 1998
                                                      REGISTRATION NO. _________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           -------------------------

                      COTTON VALLEY RESOURCES CORPORATION
                 (Name of Small Business Issuer in its Charter)

                           -------------------------

           YUKON TERRITORY, CANADA                         1381                               98-0164357
       (State or Other Jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
        Incorporation or Organization)         Classification Code Number)               Identification No.)

                                                -------------------------
     COTTON VALLEY RESOURCES CORPORATION                                                  EUGENE A. SOLTERO
   8350 N. CENTRAL EXPRESSWAY, SUITE M2030                                             CHIEF EXECUTIVE OFFICER
             DALLAS, TEXAS 75206                                               8350 N. CENTRAL EXPRESSWAY, SUITE M2030
                (214) 363-1968                                                           DALLAS, TEXAS 75206
  (Address and Telephone Number of Principal                                                (214) 363-1968
   Executive Offices and Principal Place of                                      (Name, Address and Telephone Number
                 Business)                                                                of Agent for Service)

                                                -------------------------

                                                        Copies to:                       WAYNE T. EGAN, ESQ.
           RICHARD B. GOODNER, ESQ.                                                        WEIR AND FOULDS
            JACKSON WALKER L.L.P.                                                 2 FIRST CANADIAN PLACE, SUITE 1600
         901 MAIN STREET, SUITE 6000                                                   TORONTO, ONTARIO M5X 1J5
             DALLAS, TEXAS 75202                                                                CANADA
           PHONE NO. (214) 953-6167                                                    PHONE NO. (416) 365-1876
            FAX NO. (214) 953-5822                                                      FAX NO. (416) 365-1876

                            -------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act, check the following box. [x]

                            -------------------------

                                         CALCULATION OF REGISTRATION FEE
========================================================================================================================
              TITLE OF EACH                                   PROPOSED MAXIMUM      PROPOSED MAXIMUM
           CLASS OF SECURITIES                AMOUNT TO        OFFERING PRICE           AGGREGATE           AMOUNT OF
             TO BE REGISTERED               BE REGISTERED       PER SHARE(1)        OFFERING PRICE(1)   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
 Common Stock, no par value(2)(3)  . . .     $10,891,184            $1.63              $17,752,629           $6,035.90
------------------------------------------------------------------------------------------------------------------------
      Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $6,035.90
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The price per share of Common Stock has been calculated on the basis of the closing sales price per share of $1.63 as quoted on the American Stock Exchange on March 10, 1998.
(2) Includes 5,142,875 shares of Common Stock currently outstanding and being offered for sale by the Selling Stockholders, 2,548,309 shares reserved for issuance upon exercise of outstanding warrants held by certain Selling stockholders, 2,560,000 shares reserved for issuance upon conversion of the outstanding Convertible Debentures and 640,000 shares reserved for issuance upon exercise of the Debenture Warrants which will be issued to the Convertible Debenture holders upon conversion of the Convertible Debentures.
(3) Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of shares of Common Stock as may be issuable upon exercise of the referenced warrants and conversion of the Convertible Debentures pursuant to antidilution provisions.

                           -------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH
 DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
 SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
 STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED MARCH 16, 1998

PROSPECTUS
                      COTTON VALLEY RESOURCES CORPORATION

                       10,891,184 SHARES OF COMMON STOCK

      The 10,891,184 shares of common stock, no par value (the "Shares"), of Cotton Valley Resources Corporation (the "Company"), offered hereby, are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Shares include 5,142,875 shares of Common Stock currently outstanding, 2,548,309 shares to be issued to various Selling Stockholders upon exercise of outstanding warrants, up to 2,560,000 shares to be issued to certain Selling Stockholders upon conversion of the outstanding 7% Secured Convertible Debentures due December 31, 2001 (the "Convertible Debentures") and up to 640,000 shares to be issued to Convertible Debenture holders upon exercise of the Debenture Warrants (as defined herein). The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. See "Business and Properties -- Recent Developments; Sale of Convertible Debentures," Description of Securities," "Selling Stockholders" and "Agreements with Selling Stockholders."

      The Shares may be offered by the Selling Stockholders from time to time in open market transactions (which may include block transactions) or otherwise through the American Stock Exchange ("AMEX"), Canadian Dealing Network ("CDN"), or in private transactions at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker- dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the Shares, as the case may be, from whom such broker-dealers may act as agent or to whom they sell as principal or both. The Selling Stockholders and any broker-dealer acting in connection with the sale of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Stockholders" and "Plan of Distribution."

      The costs, expenses and fees incurred in connection with the registration of the Shares, which are estimated to be $115,000 (excluding selling commissions and brokerage fees incurred by the Selling Stockholders), will be paid by the Company.

      The Company's common stock, no par value (the "Common Stock"), is traded on the AMEX under the symbol "KTN" and on the CDN under the symbol "CVZC." On March 10, 1998, the closing sales price of the Common Stock was US$1.63 per share on the AMEX. On January 30, 1998, the closing bid price was C$3.00 per share on the CDN. There have been no trades in the Company's Common Stock on the CDN since January 30, 1998.

                         --------------------------

          THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A
             HIGH DEGREE OF RISK.  SEE "RISK FACTORS" BEGINNING ON
                 PAGE 8 OF THIS PROSPECTUS FOR A DISCUSSION OF
                   CERTAIN FACTORS THAT SHOULD BE CONSIDERED
                        IN CONNECTION WITH AN INVESTMENT
                         IN THE SHARES OFFERED HEREBY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                    PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

              The Date of this Prospectus is            ,1998

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated herein, the financial, business activities, management and other pertinent information herein relates on a consolidated basis to the Company and its wholly-owned subsidiaries. Each prospective investor is urged to read this Prospectus in its entirety and to particularly consider the information set
forth under the heading "RISK FACTORS."   Except as otherwise indicated,
financial data in this Prospectus is presented in accordance with generally accepted accounting principles in the United States ("USGAAP") for all periods presented. All dollar amounts set forth in this Prospectus are in United States dollars, except where denoted "C$" which represents Canadian dollars. Unless otherwise indicated, all share and per share data and information relating to the number of shares of Common Stock outstanding in the Prospectus
(i) assume no exercise of outstanding options and warrants to purchase an aggregate of 3,941,106 shares at prices ranging from $0.73 to $3.50 per share and (ii) assume that the Company's outstanding 7% Secured Convertible Debentures due December 31, 2001 ("Convertible Debentures") are not converted.

                                  THE COMPANY

GENERAL

         Cotton Valley Resources Corporation (referred to herein as either "Cotton Valley" or the "Company") is an independent energy company engaged in the exploration and development, acquisition and operation of oil and gas properties with a geographic focus in major oil and gas producing regions in the United States. The Company was incorporated in the Province of Ontario, Canada, originally as Cotton Valley Energy Limited, on February 15, 1995. From its inception through June 30, 1997, the Company was engaged principally in organization and capitalization activities and did not generate material revenues from operations.

         On June 30, 1995 in a one-for-one share and warrant exchange, the Company acquired all the issued and outstanding shares of Cotton Valley Energy Corporation ("CV Energy"), a Nevada corporation. The Company intends to conduct most of its acquisition, exploration and development of oil and gas properties through CV Energy, which currently owns properties in Texas and an option to participate in an offshore California exploration project.

         On June 14, 1996, the Company completed an amalgamation with Arjon Enterprises, Inc. ("Arjon"), a Province of Ontario, Canada corporation. As a result of the Arjon amalgamation, the Company's name was changed to Cotton Valley Resources Corporation and its shares of Common Stock began trading through the Canadian Dealing Network. Arjon was a public Canadian company formed more than 50 years ago to operate a gold mine. At the time of the amalgamation, Arjon had not engaged in business for more than 25 years, it had no material liabilities, and its only asset was a Cotton Valley Energy Limited debenture in the amount of $146,300. The stockholders of Arjon received 686,551 shares of Common Stock in the amalgamation.

         On April 30, 1996, the Company organized Cotton Valley Operating Company, a Texas corporation ("CV Operating") to operate the Company's oil and gas properties. The Company on February 25, 1997, organized Cotton Valley Energy, Inc., an Oklahoma corporation ("CVEI") to acquire and operate the N.E. Alden Field properties in Caddo County, Oklahoma. CVEI commenced operations on March 3, 1997. Aspen Energy Corporation, a Nevada corporation ("Aspen"), was an inactive subsidiary of the Company formed on May 1, 1996, which was used to accommodate the merger of Aspen Energy Corporation, a New Mexico corporation ("Old Aspen") into Aspen which was completed on July 31, 1997. The principal asset of Old Aspen was its interest in the Means Unit in Andrews County, Texas.

         On February 9, 1998, the Company continued into Canada's Yukon Territory. Under the law of the Yukon Territory, the Company's board of directors need not be comprised of a majority of Canadian residents as previously required under Ontario law. Since the Company's principal offices, management and properties are located in the United States, management believes it is advantageous to have a majority of the Company's directors be residents of the United States. The Company may in the future continue from the Yukon Territory to the State of Wyoming.

Management believes there are no significant differences in corporate law concerning material stockholder rights between the Province of Ontario, the Yukon Territory and the State of Wyoming. The Company, at its annual meeting held December 10, 1996, obtained stockholder approval for the continuance into the Yukon Territory.

MUSTANG SERVICE COMPANIES

         In addition to CV Energy, CV Operating, CVEI and Aspen, the Company recently organized Mustang Well Servicing Company, a Nevada corporation ("Mustang Well Servicing"), Mustang Oilfield Equipment Company, a Nevada corporation ("Mustang Equipment"), and Mustang Horizontal Services, Inc., a Nevada corporation ("Mustang Horizontal") (collectively, the "Mustang Service Companies"). Mustang Equipment, Mustang Horizontal, Mustang Well Servicing, CV Operating, CV Energy, CVEI and Aspen are currently wholly-owned Company subsidiaries. However, the Company has agreed to sell for nominal cost up to 15% of the common stock of Mustang Equipment, Mustang Horizontal and Mustang Well Servicing to certain employees and officers of the Company, including Eugene A. Soltero, Chairman of the Board, Chief Executive Officer, and James E. Hogue, President and Chief Operating Officer. The total value of the 15% interest to be received by these individuals is not expected to be significant at the time of receipt based on the net book value of the companies.

         The Company believes that the current demand in the petroleum industry for drilling and production equipment and services in general, and particularly horizontal drilling equipment, provides the Company with an opportunity to increase revenues and cash flow through the acquisition and refurbishment of used oil field equipment and the use of well servicing rigs and related equipment. The Company has augmented its property acquisition and development strategy with the addition of the Mustang Service Companies which the Company believes can provide timely, quality services at competitive costs as well as providing the Company with the capabilities to perform workovers, horizontal drilling, and most significantly, the equipment and personnel necessary for the Company to conduct its exploration and development activities.

CURRENT OPERATIONS

         Since January 1997, the Company has acquired oil and gas properties in Oklahoma and Texas, certain horizontal drilling technology and equipment, and two workover rigs and related equipment. The Company also purchased and sold a Canadian property. To finance the acquisitions, the Company has raised capital through the private sale of shares of Common Stock and warrants, the issuance of debt instruments, including $4,320,000 of Convertible Debentures and from July 1, 1997 through February 28, 1998, the exercise of options and warrants to purchase approximately 1,677,609 shares of Common Stock for proceeds of $2,920,122. See "Business and Properties -- Recent Developments."

         For the fiscal year ended June 30, 1997 and the six-month period ended December 31, 1997, the Company recorded revenues of $276,230 and $1,157,985, respectively, and had a net loss of $2,006,878 and a net profit of $54,403, respectively. As of December 31, 1997, the Company had an accumulated deficit of $2,714,752 and working capital of $2,619,225. The Company does not have a bank line of credit. The Company has funded its operating losses, acquisitions and expansion costs primarily through a combination of private offerings of debt and equity securities, including the issuance of the Convertible Debentures. See "Selected Historical Consolidated and Combined Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BUSINESS STRATEGY

         The Company's current business strategy is to (i) continue to increase reserves, production and cash flows by acquiring properties, or companies with properties, with development opportunities, (ii) develop existing reserves through low risk developmental drilling or recompletion programs, (iii) concentrate on development activities within a limited number of core areas;
(iv) acquire and refurbish used oil field equipment for use in development activities and for resale; and (v) provide well servicing for the Company's and other wells. Although the Company continuously is seeking acquisitions of reserves and oil field equipment, there can be no assurance that the Company will be able to identify and acquire reserves or oil field equipment upon terms favorable to the Company or obtain the necessary financing on favorable terms. See "Business and Properties."

         The following are key elements of the Company's strategy:

         o EXPLOITATION AND DEVELOPMENT OF EXISTING PROPERTIES. The Company has a significant inventory of exploitation projects, including development drilling, workovers and recompletions. The Company intends to maximize the value of its properties through development activities including in-fill drilling, waterflooding and other enhanced recovery techniques.

         o MANAGEMENT OF OPERATING COSTS. The Company emphasizes strict cost controls in all aspects of its business and intends to operate its properties wherever possible. By operating its properties, the Company believes it will be able to control direct operating and drilling costs as well as to manage the timing of development and exploration activities.

         o PROPERTY ACQUISITIONS. Although the Company has a significant inventory of exploitation and development opportunities, it continues to pursue strategic acquisitions which fit its objectives of having Proved Reserves with development potential and operating control.

         The success of the Company in maintaining positive working capital and obtaining the necessary capital resources to fund future costs associated with its operations and expansion plans is dependent upon the Company's ability to
(i) increase revenues through acquisitions and recovery of proved producing and proved developed non- producing reserves; (ii) implement stringent costs controls at the corporate administrative office and in field operations; (iii) convert Convertible Debentures to equity; (iv) obtain the exercise of outstanding warrants; and (v) obtain asset based commercial financing.
However, even if the Company achieves some success with its plans to maintain or increase its working capital, there can be no assurance that it will be able to generate sufficient revenues to achieve significant profitable operations or fund its expansion and acquisition plans.

                              CURRENCY TRANSLATION

         The Company publishes annual financial statements in United States and Canadian dollars. For the convenience of the reader, this Prospectus contains translations of certain Canadian dollar amounts into United States dollars. These translations should not be construed as representations that the Canadian dollar amounts actually represent United States dollar amounts or could be converted into United States dollars at the rate indicated. Unless otherwise indicated, the translations of Canadian dollars into United States dollars have been made at the rate of US$1.00 = C$0.73. Except as noted, financial data in this Prospectus are presented in accordance with generally accepted accounting principles as applied in the United States ("USGAAP").

         Effective January 31, 1996, each 2.5 outstanding shares of the Company's Common Stock were consolidated into one share and the previously authorized unlimited number of special shares were canceled. The financial statements of the Company reflect the consolidation of common shares as if it occurred on inception of the Company. Unless otherwise indicated herein, the financial, business activities, management and other pertinent information herein relates on a consolidated basis to the Company and its subsidiaries. The Company's financial statements have been prepared as if the Company had acquired CV Energy at its inception. The Arjon amalgamation was accounted for as an issuance of stock for the net monetary assets of Arjon accompanied by a recapitalization. The Aspen acquisition was accounted for using the purchase method of accounting for business combinations. See "Selected Historical Consolidated and Combined Financial Information."

         The Company maintains its executive offices at 8350 N. Central Expressway, Suite M2030, Dallas, Texas 75206, telephone number (214) 363-1968.

                                  THE OFFERING

SECURITIES OFFERED BY THE SELLING
    STOCKHOLDERS(1) . . . . . . . . .   10,891,184 shares of Common Stock.
                                        See "Description of Securities --
                                        Common Stock," "Selling Stockholders,"
                                        "Plan of Distribution" and "Agreements
                                        with Selling Stockholders."

OUTSTANDING SECURITIES
                                                                     Securities
                                                                      Presently
                                                                     Outstanding
                                                                     -----------
                                        Common Stock(2)  . . . . . .  17,073,248
                                        Warrants(3)  . . . . . . . .   2,580,440

RISK FACTORS  . . . . . . . . . . . .   An investment in the Shares offered
                                        hereby involves a high degree of risk.
                                        See "Risk Factors."


TRADING SYMBOLS . . . . . . . . . . .                      American     Canadian
                                                             Stock      Dealing
                                                           Exchange     Network
                                                           --------     --------
                                        Common Stock . .      KTN         CVZC
--------------
(1) Includes 5,142,875 shares of Common Stock currently outstanding and being offered for sale by the Selling Stockholders, 2,548,309 shares reserved for issuance upon exercise of outstanding warrants held by certain Selling Stockholders, 2,560,000 shares reserved for issuance upon conversion of the outstanding Convertible Debentures and approximately 640,000 shares reserved for issuance upon exercise of the Debenture Warrants which will be issued upon conversion of the Convertible Debentures. See "Description of Securities," "Selling Stockholders" and "Agreements with Selling Stockholders."
(2) Unless otherwise indicated herein, the information contained in this Prospectus regarding the Company's outstanding securities does not include approximately 2,580,440 shares reserved for issuance upon exercise of outstanding warrants ; 1,360,666 shares reserved for issuance upon exercise of outstanding options; 800,000 shares reserved for future grant of options under the Company's 1997 Stock Compensation Plan ("1997 Plan"); 200,000 shares reserved for future grant of options under the Company's Non-Employee Directors Stock Plan (the "Directors Plan"); up to 4.8 million shares reserved for issuance to Convertible Debenture holders upon conversion of the Convertible Debentures; or up to 1.2 million shares of Common Stock reserved for issuance upon exercise of the Debenture
     Warrants. Upon sale of all of the Shares offered hereby, the Company will have approximately 22,821,557 outstanding shares of Common Stock. See "Management -- Options," " -- Stock Option Plans" and "Description of Securities."
(3) Does not include outstanding employee options or the 1.2 million Debenture Warrants reserved for issuance upon conversion of the Convertible Debentures. See "Description of Securities -- Convertible Debentures."

  SUMMARY SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL INFORMATION

         The following summary selected historical consolidated and combined financial information has been derived from the financial statements of the Company. This financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and its wholly-owned subsidiaries, including Aspen, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma financial statements appearing elsewhere in this Prospectus. In addition, unaudited pro forma financial information includes Aspen Energy Corporation, which was acquired by the Company on July 31, 1997. In the opinion of management, the pro forma financial information includes all material adjustments necessary to present historical results of the Company and Aspen as if it had been a single operating entity as of the first day of the pro forma period. This financial information does not purport to be indicative of the financial position or results of operations that may be obtained in the future.


                                                    Pro Forma(1)                              Six Months     Six Months
                                                   -------------   Year Ended   Year Ended       Ended         Ended
                                                     Year Ended      June 30     June 30,    December 31,   December 31,
                                                   June 30, 1997      1997         1996          1997           1996
                                                   -------------   ----------   -----------  -------------   ------------
STATEMENT OF OPERATIONS DATA:
Oil and gas sales . . . . . . . . . . . . . . . .   $   685,815    $  272,243   $       --     $   435,289   $     41,365
Equipment sales . . . . . . . . . . . . . . . . .                       -0-            -0-         713,622           -0-
Oil and gas production costs  . . . . . . . . . .       642,258       252,272          -0-         225,925           -0-
Equipment purchase and rework . . . . . . . . . .                       -0-            -0-         259,573           -0-
General and administrative expenses . . . . . . .     1,980,570     1,434,046       518,826        413,444        903,319
Compensation expense related to common
  stock issuances at less than fair value . . . .     1,391,632     1,391,632       446,950           -0-           -0-
Income/(loss) from operations . . . . . . . . . .    (3,543,717)   (2,925,878)   (1,099,360)        72,537       (897,116)
Interest expense  . . . . . . . . . . . . . . . .       108,171        97,158       138,970        129,888         35,162
Income tax benefit (expense)  . . . . . . . . . .     1,169,087       919,000       387,000        (18,134)       295,000
Net income/(loss) . . . . . . . . . . . . . . . .    (2,482,801)   (2,006,878)     (712,360)        54,403       (602,116)
Net loss per weighted-average share of
  common stock outstanding
    Basic and Diluted . . . . . . . . . . . . . .   $     (0.21)   $    (0.20)  $     (0.06)         --      $      (0.05)
Number of weighted-average shares of
  common stock outstanding. . . . . . . . . . . .    12,142,000     9,901,000    11,430,000     15,457,000     13,390,524


                                                                                     June 30, 1997     December 31, 1997
                                                                                     -------------     -----------------
BALANCE SHEET DATA:
Current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $       753,410       $    3,942,023
Oil and gas properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11,821,346           19,721,091
Oil field equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          --                  2,614,069
Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12,615,405           26,767,925
Current liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,348,037            1,322,798
Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           139,710            4,564,710
Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,156,747            8,218,320
Stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        10,458,658           18,549,605
Working capital (deficit) . . . . . . . . . . . . . . . . . . . . . . . . . . .          (594,627)           2,619,225

--------------
(1) Includes Old Aspen which was acquired by the Company on July 31, 1997. See "Business and Properties -- Recent Developments; Aspen Acquisition."

                              OIL AND GAS RESERVES

         The following tables set forth the estimated Proved Reserves of oil and gas of the Company and the present value of future reserves discounted at 10%(PV-10) thereof as of June 30, 1997 for properties owned by the Company as of July 31, 1997.

                     ESTIMATED PROVED OIL AND GAS RESERVES

                                                                                            AT JUNE 30, 1997
                                                                                          -------------------
 Net Gas Reserves (Mcf):
      Proved Developed Producing . . . . . . . . . . . . . . . . . . . . . . . . . . .                652,388
      Proved Developed Non-Producing Reserves  . . . . . . . . . . . . . . . . . . . .              1,134,420
      Proved Undeveloped Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . .             16,744,015
                                                                                          -------------------
           Total Proved Gas Reserves . . . . . . . . . . . . . . . . . . . . . . . . .             18,530,823
                                                                                          ===================
 Net Oil Reserves (Bbl):
      Proved Developed Producing Reserves  . . . . . . . . . . . . . . . . . . . . . .                128,545
      Proved Developed Non-Producing Reserves  . . . . . . . . . . . . . . . . . . . .                293,968
      Proved Undeveloped Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . .              5,923,682
                                                                                          -------------------
            Total Proved Oil Reserves  . . . . . . . . . . . . . . . . . . . . . . . .              6,346,195
                                                                                          ===================

 Total Proved Reserves (BOE) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              9,434,666
                                                                                          ===================

                                          Estimated SEC PV-10 of Proved Reserves
                                          --------------------------------------

                                                                                         AT JUNE 30, 1997(1)
                                                                                       ---------------------
 Estimated PV-10(2):
      Proved Developed Producing . . . . . . . . . . . . . . . . . . . . . . . . .     $            1,653,427
      Proved Developed Non-Producing Reserves  . . . . . . . . . . . . . . . . . .                  3,509,009
      Proved Undeveloped Reserves  . . . . . . . . . . . . . . . . . . . . . . . .                 67,737,953
                                                                                       ----------------------
           Total PV-10 of Proved Reserves  . . . . . . . . . . . . . . . . . . . .     $           72,900,389
                                                                                       ======================


---------------------------
(1) Prices based on $19.50 per Bbl of oil and $1.95 to $2.25 per Mcf of gas. See "Business and Properties -- Oil and Gas Reserves."
(2) PV-10 differs from the standardized measure of discounted future net cash flows set forth in the notes to the Consolidated Financial Statements of the Company, which is calculated after provision for future income taxes.

                                  RISK FACTORS

         Before deciding whether to purchase shares of Common Stock in this Offering, prospective investors should carefully consider all of the information contained in this Prospectus and, in particular, the factors discussed below. Information contained in this Prospectus contains "forward-looking statements" including, without limitation, statements containing the words "believes," "expects," "intends," "seeks to," "may," "will," "should," "anticipates" and similar words or the negative thereof, other variations thereon, comparable terminology or by discussions of strategy. There is no assurance that future results or events which are covered by forward-looking statements will be achieved. The following paragraphs of this section of the Prospectus identify factors with respect to certain forward-looking statements that could cause actual results to vary materially from future results to which such forward-looking statements refer. Other factors which are not discussed in this section also could cause actual results to vary materially from future results referred to in forward-looking statements. An investment in the securities offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors in addition to the other information set forth in this Prospectus.

         LIMITED OPERATING HISTORY; CAPITAL INTENSIVE BUSINESS; NEED FOR ADDITIONAL FUNDS. From its inception in February 1995 through June 30, 1997, the Company was engaged principally in organization and capitalization activities and did not generate material revenues from operations. The Company's business is highly capital intensive requiring continuous development and acquisition of oil and gas reserves. In addition, capital is required to operate and expand the Company's oil field operations and purchase equipment. At December 31, 1997, the Company had a working capital of approximately $2,600,000. Because of the limited operating history of the Company and the recent acquisitions of reserves and oil field equipment, the Company's working capital requirements increased significantly over the last 12 months and are expected to continue to do so. The Company anticipates, based on its currently proposed plans and assumptions relating to its operations, including proceeds from the exercise of outstanding warrants, and proceeds from the private offerings of debt and equity securities, together with cash expected to be generated from operations, that it will be able to meet its cash requirements for at least the next 12 months. However, if such plans or assumptions change or prove to be inaccurate, the Company could be required to seek additional financing sooner than currently anticipated. Although the Company is currently negotiating with private investors and lenders with respect to additional financing, the Company has no commitments to obtain any additional debt or equity financing and there can be no assurance that additional funds will be available, when required, on terms favorable to the Company. Any future issuances of equity securities would likely result in dilution to the Company's then existing stockholders while the incurring of additional indebtedness would result in increased interest expense and debt service changes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties -- Business Strategy" and "-- Recent Developments."

         CONSEQUENCES OF DEFAULT UNDER CONVERTIBLE DEBENTURES. The Company has $4,320,000 of outstanding 7% Secured Convertible Debentures due December 31, 2001 (the "Convertible Debentures"), representing approximately 16.1% of the Company's capitalization at December 31, 1997. The Convertible Debentures are secured with approximately 25% of the Company's assets and are subject to various operating and financial covenants. The Company's ability to meet its debt service obligations will depend on the Company's future operations, which are subject to prevailing industry conditions and other factors, many of which are beyond the Company's control. In the event of a violation by the Company of any of its loan covenants or any other default by the Company on its obligations relating to its indebtedness, the lenders could declare such indebtedness to be immediately due and payable and, in certain cases, foreclose on some of the Company's assets. Moreover, to the extent that 25% of the Company's assets continue to be pledged to secure outstanding indebtedness under the Convertible Debentures, such assets will not be available to secure additional indebtedness, which may adversely affect the Company's ability to borrow in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Properties -- Recent Developments; Sale of Convertible Debentures" and "Description of Securities -- Convertible Debentures."

         HISTORY OF LOSSES. The Company incurred operating losses of $712,360 and $2,006,878 for the fiscal years ended June 30, 1996, and 1997, respectively, and had a net profit of $54,403 for the six-month period ended December 31, 1997. The Company's accumulated deficit as of December 31, 1997 was $2,714,752. The

Company does not have a bank line of credit. The Company has funded its operating losses, acquisitions and expansion costs primarily through a combination of the private offerings of debt and equity securities, including the issuance of the Convertible Debentures. The success of the Company in obtaining the necessary capital resources to fund future costs associated with its operations and expansion plans is dependent upon the Company's ability to
(i) increase revenues through acquisitions and recovery of the Company's proved producing and proved developed non-producing revenues; (ii) implement stringent costs controls at the corporate administrative office and in field operations;
(iii) convert the Convertible Debentures to equity; (iv) obtain the exercise of outstanding warrants; and (v) obtain asset based commercial financing. However, even if the Company achieves some success with its plans, there can be no assurance that it will be able to generate sufficient revenues to achieve significant profitable operations or fund its expansion and acquisition plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         SIGNIFICANT CAPITAL EXPENDITURES NECESSARY FOR UNDEVELOPED PROPERTIES. Except for its recent acquisition of properties in Oklahoma and Texas, almost all of the Company's Proved Reserves are classified as proved undeveloped, meaning very little production currently exists. Recovery of the Company's proved undeveloped reserves will require significant capital expenditures. Management estimates that aggregate capital expenditures of approximately $20 million will be required to fully develop these reserves, of which $6 million is expected to be incurred during calendar 1998. No assurance can be given that the Company's estimates of capital expenditures will prove accurate, that its financing sources will be sufficient to fully fund its planned development activities or that development activities will be either successful or in accordance with the Company's schedule. Additionally, any significant decrease in oil and gas prices or any significant increase in the cost of development could result in a significant reduction in the number of wells drilled and/or reworked. No assurance can be given that any wells will produce oil or gas in commercially profitable quantities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties -- Description of Properties" and "-- Oil and Gas Reserves."

         NO ASSURANCE OF ADDITIONAL FINANCING. Development of the Company's properties will require additional capital resources. Although the Company is presently negotiating with private lenders and investors with respect to sources of additional financing, the Company has no commitments to obtain any additional debt or equity financing and there can be no assurance that additional financing will be available, when required, on favorable terms to the Company. The inability to obtain additional financing would have a material adverse effect on the Company, including requiring the Company to curtail significantly its oil and gas acquisition and development plans or farm-out development of its properties. Any additional financing may involve substantial dilution to the interests of the Company's stockholders at that time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties."

         INCREASED CASH FLOW DEPENDENT UPON ABILITY TO DEVELOP CURRENT PROPERTIES AND ACQUIRE ADDITIONAL RESERVES. The Company's future oil and gas reserves and production, and therefore its cash flows, are highly dependent upon its success in exploiting its current reserve base and acquiring or discovering additional reserves. Without the addition of reserves through acquisition, exploration or development activities, the Company's reserves and production will decline over time as reserves are exploited. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flows from operations are insufficient and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investments to maintain and expand its oil and gas reserves will be impaired. In addition, no assurance can be given that the Company will be able to find and develop or acquire additional reserves to replace production at acceptable costs.

         DEPENDENCE UPON COMPANY'S ABILITY TO MANAGE GROWTH AND EXPANSION. The Company's ability to manage its growth, if any, will require it to continue to improve and expand its management, operational and financial systems and controls. Any measurable growth in the Company's business will result in additional demands on its management, administrative, operation, financial and technical resources. There can be no assurance that the Company will be able to successfully address these additional demands. There also can be no assurance that the Company's operating and financial control systems will be adequate to support its future operations and anticipated growth. Failure to manage the Company's growth properly could have a material adverse effect upon the Company's business, financial condition and results of operations. The Company may also seek potential acquisitions of oil and gas properties and related service businesses that could complement or expand the Company's business. In the event the Company were to identify an appropriate acquisition candidate, there is no assurance that the Company would be able to successfully negotiate, finance or integrate such acquired properties or businesses into current operations. Furthermore, such an acquisition could cause a diversion of management's time and resources. There can be no assurance that a given acquisition, when consummated, would not materially adversely effect the Company's business and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Properties" and "Management."

         ACQUISITION RISKS. The Company has grown primarily through acquisitions and intends to continue acquiring oil and gas properties.
Although the Company performs a review of the properties proposed to be acquired, such reviews are subject to uncertainties. It generally is not feasible to review in detail every individual property involved in an acquisition. Ordinarily, management review efforts are focused on the higher-valued properties. However, even a detailed review of all properties and records may not reveal existing or potential problems; nor will it permit the Company to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections are not always performed on every well, and potential problems, such as mechanical integrity of equipment and environmental conditions that may require significant remedial expenditures, are not necessarily observable even when an inspection is undertaken. See "Business and Properties -- Business Strategy."

         The Company has recently begun to focus its acquisition efforts on larger packages of oil and gas properties, such as the properties included in the East Binger Unit and Zama Lake Property. The acquisition of larger oil and gas properties may involve substantially higher costs and may pose additional issues regarding operations and management. There can be no assurance that oil and gas properties acquired by the Company will be successfully integrated into the Company's operations or will achieve desired profitability objectives. See "Business and Properties -- Recent Developments."

         EXPLORATION AND DEVELOPMENT RISKS; WATERFLOOD PROJECTS. The Company intends to increase its development and, to a lesser extent, exploration activities. The Company does not intend to engage in any significant exploration drilling activities in 1998. Exploration drilling and, to a lesser extent, development drilling of oil and gas reserves involve a high degree of risk that no commercial production will be obtained and/or that production will be insufficient to recover drilling and completion costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs. See "Business and Properties -- Development and Exploration Activities."

         There are certain risks associated with secondary recovery operations, especially the use of waterflooding techniques, and drilling activities in general. Part of the Company's inventory of development prospects consists of waterflood projects. Waterflooding involves significant capital expenditures and uncertainty as to the total amount of secondary reserves that can be recovered. In waterflood operations, there is generally a delay between the initiation of water injection into a formation containing hydrocarbons and any increase in production that may result. The operating cost per unit of production of waterflood projects is generally higher during the initial phases of such projects due to the purchase of injection water and related costs, as well as during the later stages of the life of the project as production declines. The degree of success, if any, of any secondary recovery program depends on a large number of factors, including the porosity of the formation, the technique used and the location of injector wells. See "Business and Properties -- Development and Exploration Activities."

         VOLATILITY OF OIL AND GAS PRICES. The Company's revenues, profitability and the carrying value of its oil and gas properties are substantially dependent upon prevailing prices of, and demand for, oil and gas and the costs of acquiring, finding, developing and producing reserves. The Company's ability to maintain or increase its borrowing capacity, to repay current or future indebtedness, and to obtain additional capital on favorable terms is also substantially dependent upon oil and gas prices. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to: (i) relatively minor changes in the supply of, and demand for, oil and gas; (ii) market uncertainty; and (iii) a variety of additional factors, all of which are beyond the Company's control. These factors include domestic and foreign political conditions, the price and availability of domestic and imported oil and gas, the level of consumer and industrial demand, weather, domestic and foreign government relations, the price and availability of
alternative fuels and overall economic conditions.   Furthermore, the
marketability of the Company's production depends in part upon the availability, proximity and capacity of gathering systems, pipelines and processing facilities. Volatility in oil and gas prices could affect the Company's ability to market its production through such systems, pipelines or facilities. Substantially all of the Company's gas production is currently sold to gas marketing firms or end users either on the spot market on a month-to-month basis at prevailing spot market prices or under long-term contracts based on current spot market prices. The Company normally sells its oil under month-to-month contracts with a variety of purchasers. Accordingly, the Company's oil and gas sales expose it to the commodities risks associated with changes in market prices. See "Business and Properties -- Marketing of Production."

         UNCERTAINTY OF ESTIMATES OF RESERVES AND FUTURE NET CASH FLOWS. This Prospectus contains estimates of the Company's oil and gas reserves and the future net cash flows from those reserves, which have been prepared or audited by certain independent petroleum consultants. There are numerous uncertainties inherent in estimating quantities of Proved Reserves of oil and gas and in projecting future rates of production and the timing of development expenditures, including many factors beyond the Company's control. The estimates in this Prospectus are based on various assumptions, including, for example, constant oil and gas prices, operating expenses, capital expenditures and the availability of funds, and, therefore, are inherently imprecise indications of future net cash flows. Actual future production, cash flows, taxes, operating expenses, development expenditures and quantities of recoverable oil and gas reserves may vary substantially from those assumed in the estimates. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this Prospectus. Additionally, the Company's reserves may be subject to downward or upward revision based upon actual production performance, results of future development and exploration, prevailing oil and gas prices and other factors, many of which are beyond the Company's control. See "Business and Properties -- Oil and Gas Reserves."

         The SEC PV-10 of Proved Reserves referred to in this Prospectus should not be construed as the current market value of the estimated Proved Reserves of oil and gas attributable to the Company's properties. In accordance with applicable requirements of the Securities and Exchange Commission (the "Commission"), the estimated discounted future net cash flows from Proved Reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by (i) the timing of both production and related expenses; (ii) changes in consumption levels; and
(iii) governmental regulations or taxation. In addition, the calculation of the present value of the future net cash flows using a 10% discount as required by the Commission is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company's reserves or the oil and gas industry in general. Furthermore, the Company's reserves may be subject to downward or upward revision based upon actual production, results of future development, supply and demand for oil and gas, prevailing oil and gas prices and other factors. See "Business and Properties -- Oil and Gas Reserves."

         Under full cost accounting, the Company would be required to take a non-cash charge against earnings to the extent capitalized costs of acquisition, exploration and development (net of depletion and depreciation), less deferred income taxes, exceed the SEC PV-10 of its Proved Reserves and the lower of cost or fair value of unproved properties after income tax effects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Background."

         OPERATING HAZARDS AND UNINSURED RISKS; PRODUCTION CURTAILMENTS. The Company's oil and gas business involves a variety of operating risks, including, but not limited to, unexpected formations or pressures, uncontrollable flows of oil, gas, brine or well fluids into the environment (including groundwater contamination), blowouts, fires, explosions, pollution and other risks, any of which could result in personal injuries, loss of life, damage to properties and substantial losses. Although the Company carries insurance at levels which it believes are reasonable, it is not fully insured against all risks. The Company does not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the financial condition and operations of the Company.

         From time to time, due primarily to contract terms, pipeline interruptions or weather conditions, the producing wells in which the Company owns an interest have been subject to production curtailments. The curtailments range from production being partially restricted to wells being completely shut-in. The duration of curtailments varies from a few days to several months. In most cases the Company is provided only limited notice as to when production will be curtailed and the duration of such curtailments. The Company is not currently experiencing any material curtailment on its production.

         LAWS AND REGULATIONS. The Company's operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and gas. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds or other financial responsibility requirements, reports concerning operations, the spacing of wells, unitization and pooling of properties, and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas.

         Operations of the Company are also subject to numerous environmental laws, including but not limited to, those governing management of waste, protection of water, air quality, the discharge of materials into the environment, and preservation of natural resources. Non-compliance with environmental laws and the discharge of oil, gas, or other materials into the air, soil or water may give rise to liabilities to the government and third parties, including civil and criminal penalties, and may require the Company to incur costs to remedy the discharge. Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose retroactive, strict, and joint and several liability rendering entities liable for environmental damage without regard to negligence or fault. From time to time the Company has agreed to indemnify sellers of producing properties from whom the Company has acquired reserves against certain liabilities for environmental claims associated with such properties. There can be no assurance that new laws or regulations, or modifications of or new interpretations of existing laws and regulations, will not increase substantially the cost of compliance or otherwise adversely affect the Company's oil and gas operations and financial condition or that material indemnity claims will not arise against the Company with respect to properties acquired by or from the Company. While the Company does not anticipate incurring material costs in connection with environmental compliance and remediation, it cannot guarantee that material costs will not be incurred. See "Business and Properties -- Regulation."

         COMPETITION. The Company encounters substantial competition in acquiring properties, marketing oil and gas, securing trained personnel and operating its properties. Many competitors have financial and other resources that substantially exceed those of the Company. The Company's competitors in acquisitions, development, exploration and production include major oil companies, numerous independents, individual proprietors and others.
Therefore, competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than the financial or personnel resources of the Company will permit. See "Business and Properties -- Competition."

         DEPENDENCE ON KEY PERSONNEL.   The Company depends to a large extent
on the services of Eugene A. Soltero, the Company's Chairman of the Board and Chief Executive Officer, James E. Hogue, the President and Chief Operating Officer of the Company, and Leon A. Romero, Senior Vice President and Chief Financial Officer. The loss of the services of any one of these individuals could have a material adverse effect on the Company's operations. The Company has not entered into any employment contracts with any of its executive officers, nor has it obtained key personnel life insurance. The Company believes that its success is also dependent on its ability to continue to employ and retain skilled technical personnel. See "Management."

         CONCENTRATION OF VOTING POWER. Upon the sale of all of the Shares offered hereby, the Company's executive officers, directors and their affiliates will beneficially own approximately 14% of the Company's then outstanding 22,821,557 shares of Common Stock. Two officers of the Company have the right under certain Voting Agreements to vote an additional approximately 2.5 million shares of Common Stock representing approximately 11% of the outstanding shares of Common Stock. As a result, officers, directors and their affiliates will have the ability to exert significant influence over the business affairs of the Company, including the ability to influence the election of directors and result of voting on all matters requiring stockholder approval. See "Management -- Voting Agreements" and "Principal Stockholders."

         CONFLICTS OF INTERESTS. Certain officers, directors and related parties have engaged in business transactions with the Company which were not the result of arms'-length negotiations between independent parties. Management believes that the terms of these transaction were as favorable to the Company as those that could have been obtained from unaffiliated parties under similar circumstances. All future transactions between the Company and its affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of the Board of Directors of the Company. See "Certain Relationships and Related Transactions."

         PUBLIC MARKET AND POSSIBLE VOLATILITY OF SECURITIES. The Common Stock is traded on the AMEX and "over-the- counter" in Canada on the Canadian Dealing Network ("CDN"). The trading price of the Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements of drilling results by the Company and other events or factors. In addition, the U.S. stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for many companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's securities. See "Common Stock Price Ranges and Dividends."

         NO DIVIDENDS. The Company's board of directors presently intends to retain all of its earnings for the expansion of its business. The Company therefore does not anticipate the distribution of cash dividends in the foreseeable future. Any future decision of the Company's board of directors to pay cash dividends will depend, among other factors, upon the Company's earnings, financial position and cash requirements. See "Dividend Policy."

         POSSIBLE DILUTION FOR FUTURE SALES OF COMMON STOCK. Under the Company's Articles of Amalgamation, the Board of Directors has the authority to issue an unlimited number of shares of Common Stock and to issue options and warrants to purchase shares of the Company's Common Stock without stockholder approval. Under the rules and regulations of the AMEX, stockholder approval must be obtained if the Company issues more than 20% of its then outstanding shares. The issuance of additional shares of Common Stock or the issuance of stock upon exercise of outstanding options or warrants may result in dilution of the equity represented by the then outstanding shares of Common Stock held by other stockholders. The issuance of additional shares of Common Stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Board could issue large blocks of Common Stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval. See "Description of Securities" and "Shares Eligible for Future Sale."

         UNLIMITED AVAILABILITY OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. The Company's board of directors is authorized, without further stockholder action, to issue an unlimited number of shares of preferred stock in one or more series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each series. The Board of Directors has authorized the issuance of up to 2,000,000 shares of 8% Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock"). There are no outstanding shares of preferred stock and the Company has no plans to issue any preferred stock, including the Convertible Preferred Stock. Any future preferred stock issuances could have the effect of, among other things, restricting Common Stock dividends, diluting Common Stock voting power, impairing Common Stock liquidation rights and delaying or preventing a change in control of the Company without further action by the stockholders. See "Description of Securities -- Preferred Stock."

         SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON PUBLIC MARKET. Sales of the Shares offered hereby could have an adverse effect on the market price of the Common Stock. As of the date of this Prospectus, there will be approximately 17,073,248 shares of Common Stock outstanding, which amount does not include 3,941,106 shares which underlie outstanding options and warrants, including 2,548,309 shares reserved for issuance upon exercise of outstanding warrants held by certain Selling Stockholders, or up to 3.2 million shares offered hereby by the Convertible Debenture holders. Substantially all of the Company's outstanding shares of Common Stock and the Shares are eligible for public sale without restrictions, except for shares purchased by affiliates (those controlling or controlled by or under common control with the Company and generally deemed to include officers and directors) of the Company. Approximately 665,485 shares of the Company's Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Subject to the volume and holding period limitations of Rule 144, 596,638 outstanding shares of Common Stock are eligible for sale under Rule 144 as of the date of this Prospectus. No prediction can be made as to the effect, if any, that future sales of additional shares of Common Stock or the availability of such shares for sale under Rule 144, other applicable exemptions or otherwise will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. See "Principal Stockholders" and "Shares Eligible for Future Sale."

     EXCHANGE RATE FLUCTUATIONS. The Company is exposed to foreign exchange risks since it has granted stock options and warrants denominated in Canadian currency while the majority of its expenditures will be in United States dollars. Any significant reduction in the value of the Canadian dollar may decrease the value of funds in United States dollars the Company receives upon exercise of warrants and options.

     CURRENT PROSPECTUS REQUIRED IN CONNECTION WITH SALE OF SHARES OFFERED HEREBY. The Selling Stockholders will be able to sell the Shares offered hereby only if (i) there is a current prospectus relating to the Shares offered hereby under an effective registration statement filed with the Commission, and (ii) such Shares are then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various Selling Stockholders reside. The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the Shares being offered hereunder for three years from the date of this Prospectus or such earlier date when all of the Shares being offered hereunder have been sold or may be sold without volume or other restrictions pursuant to Rule 144 under the Securities Act, as determined by counsel to the Company pursuant to a written opinion letter. There can be no assurance, however, that the Company will be successful in maintaining a current registration statement. After a registration statement becomes effective, it may require updating by the filing of a post-effective amendment. A post-effective amendment is required (i) any time after nine months subsequent to the effective date when any information contained in the prospectus is over 16 months old, (ii) when facts or events have occurred which represent a fundamental change in the information contained in the registration statement, or (iii) when any material change occurs in the information relating to the plan or distribution of the securities registered by such registration statement. The Company anticipates that it will be required to file a post-effective amendment to this Registration Statement from time to time during the next 12 months to reflect current information regarding the Company.

                    COMMON STOCK PRICE RANGES AND DIVIDENDS

         The Common Stock began trading through the Canadian Dealing Network on June 24, 1996, under the symbol "CVZC." From June 24, 1996, through February 28, 1998, the following table sets forth the high and low bid information for the Company's Common Stock in Canadian dollars as reported on the Canadian Dealing Network. The information in the table reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. During this period, the Canadian dollar traded in the $.69 to $.74 range. On February 28, 1998 one Canadian dollar was worth $0.72.

                                                 HIGH         LOW
                                                 ----         ---
                      1996
    ---------------------------------------
    Second Quarter(1)                           C$2.80      C$2.50
    Third Quarter                               C$2.60      C$1.20
    Fourth Quarter                              C$1.90      C$0.75
                      1997
    ---------------------------------------
    First Quarter                               C$3.45      C$1.45
    Second Quarter                              C$2.55      C$1.50
    Third Quarter                               C$6.50      C$1.95
    Fourth Quarter                              C$4.17      C$3.91
                      1998
    ---------------------------------------
    First Quarter(2)                            C$3.58      C$3.00

-------------------------
(1) From June 24 to June 30, 1996.
(2) Through February 28, 1998. There have been no trades in the Company's Common Stock on the CDN since January 30, 1998.

         The Company's Common Stock began trading through the NASD Electronic
Bulletin Board on January 14, 1997   under the symbol "CTVYF".  On July 1,
1997, the Company's symbol was changed to "CTVY". The following table sets forth the high and low bid information for the Company's Common Stock in U.S. currency as reported on the NASD Electronic Bulletin Board since January 14, 1997. The table reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. The Company's Common Stock was not traded through the NASD Electronic Bulletin Board after October 17, 1997.

                                                   High         Low
                                                   ----         ---
                        1997
      ---------------------------------------
      First Quarter                                $2.20       $1.00
      Second Quarter                               $1.81       $1.12
      Third Quarter                                $4.81       $1.38
      Fourth Quarter                               $3.45       $3.12

         On October 17, 1997, the Common Stock was listed on the American Stock Exchange under the symbol "KTN". The following table sets forth the high and low sales prices for the Common Stock since October 17, 1997.

                                                  High         Low
                                                  ----         ---
                       1997
     ---------------------------------------
      Fourth Quarter                              $6.00       $2.12
                       1998
     ---------------------------------------
     First Quarter (through March 6, 1998)        $2.94       $1.38

         As of February 19, 1998, there were approximately 1,065 record holders of the Company's Common Stock.

                                DIVIDEND POLICY

         The Company has not previously paid any cash dividends on its Common Stock and does not anticipate or contemplate paying dividends on the Common Stock in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company's business. In addition, the Company may not pay any dividends on common equity unless and until all dividend rights on outstanding preferred stock, if any, have been satisfied. The only other restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by law or by certain credit agreements.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of December 31, 1997 and on a pro forma basis to reflect the exercise of certain warrants, including the Debenture Warrants, held by Selling Stockholders, conversion of the Convertible Debentures and cancellation of 270,000 shares of Common Stock held in Treasury. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                                    December 31, 1997
                                                                            ---------------------------------
                                                                              Actual(1)       Pro forma(2)
                                                                            -------------    ----------------
            Current maturities of long-term debt  . . . . . . . . . . . .   $    150,250     $       150,250
            Long-term debt(3) . . . . . . . . . . . . . . . . . . . . . .      4,564,710             244,710
                                                                            ------------     ---------------
               Total debt   . . . . . . . . . . . . . . . . . . . . . . .      4,714,960             394,960

            Common Stock, no par value; 17,343,248 shares and
              22,821,557, respectively, issued and outstanding(2) . . . .     21,689,357          27,031,502
            Accumulated deficit . . . . . . . . . . . . . . . . . . . . .     (2,714,752)         (2,714,752)
            Treasury stock  . . . . . . . . . . . . . . . . . . . . . . .       (425,000)                 -0-
                                                                            ------------     ---------------
              Total stockholders' equity  . . . . . . . . . . . . . . . .     18,549,605          24,316,750
                                                                            ------------     ---------------
              Total capitalization  . . . . . . . . . . . . . . . . . . .   $ 23,264,565     $    24,711,710
                                                                            ============     ===============


--------------------
(1) Assumes no exercise of outstanding warrants and options and no conversion of Convertible Debentures.
(2) Assumes that 2,548,309 shares of Common Stock are issued to various Selling Stockholders upon exercise of outstanding warrants, including the Debenture Warrants, resulting in proceeds to the Company of approximately $5,342,145; 2,560,000 shares are issued to the Convertible Debenture holders upon conversion of the Convertible Debentures; and 640,000 shares are issued to the Convertible Debenture holders upon exercise of the Debenture Warrants at an estimated exercise price of $1.80 per share. Upon exercise of the warrants, including the Debenture Warrants, held by Selling Stockholders, and conversion of the Convertible Debentures, the Company will have approximately 22,821,557 outstanding shares of Common Stock, after giving effect to the cancellation of 270,000 shares of Common Stock held in treasury. See "Business and Properties -- Recent Developments; Sale of Convertible Debentures, "Description of Securities," "Selling Stockholders" and "Agreements with Selling Stockholders."
(3) Includes outstanding $4,320,000 Convertible Debentures. See "Business and Properties -- Recent Developments; Sale of Convertible Debentures" and "Description of Securities -- Convertible Debentures."

      SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL INFORMATION

         The following selected historical consolidated and combined financial information has been derived from the financial statements of the Company.
This financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and its wholly-owned subsidiaries, including Aspen, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma financial statements appearing elsewhere in this Prospectus. In addition, unaudited pro forma financial information includes Aspen Energy Corporation, which was acquired by the Company on July 31, 1997. In the opinion of management, the pro forma financial information includes all material adjustments necessary to present historical results of the Company and Aspen as if they had been a single operating entity as of the first day of the pro forma period. This financial information does not purport to be indicative of the financial position or results of operations that may be obtained in the future.

                                                       Pro Forma(1)                              Six Months     Six Months
                                                      -------------   Year Ended   Year Ended       Ended         Ended
                                                        Year Ended      June 30     June 30,    December 31,   December 31,
                                                      June 30, 1997      1997         1996          1997           1996
                                                     --------------   ----------    ---------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
Oil and gas sales . . . . . . . . . . . . . . . .    $   685,815      $  272,243    $      --   $   435,289    $     41,365
Equipment sales . . . . . . . . . . . . . . . . .                            -0-          -0-       713,622             -0-
Oil and gas production costs  . . . . . . . . . .        642,258         252,272          -0-       225,925             -0-
Equipment purchase and rework . . . . . . . . . .                            -0-          -0-       259,573             -0-
General and administrative expenses . . . . . . .      1,980,570       1,434,046      518,826       413,444         903,319
Compensation expense related to common
  stock issuances at less than fair value . . . .      1,391,632       1,391,632      446,950            -0-             -0-
Income/(loss) from operations . . . . . . . . . .     (3,543,717)     (2,925,878)  (1,099,360)        72,537       (897,116)
Interest expense  . . . . . . . . . . . . . . . .        108,171          97,158      138,970        129,888         35,162
Income tax benefit (expense)  . . . . . . . . . .      1,169,087         919,000      387,000        (18,134)       295,000
Net income/(loss) . . . . . . . . . . . . . . . .     (2,482,801)     (2,006,878)    (712,360)        54,403       (602,116)
Net loss per weighted-average share of
  common stock outstanding
    Basic and Diluted . . . . . . . . . . . . . .    $     (0.21)     $    (0.20)   $   (0.06)           --    $      (0.05)
Number of weighted-average shares of
  common stock outstanding  . . . . . . . . . . .    $12,142,000       9,901,000   11,430,000    15,457,000      13,390,524


                                                                                                       -----------------
                                                                                   June 30, 1997       December 31, 1997
                                                                                  ---------------      -----------------
BALANCE SHEET DATA:
Current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $       753,410       $    3,942,023
Oil and gas properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11,821,346           19,721,091
Oil field equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                --            2,614,069
Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12,615,405           26,767,925
Current liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,348,037            1,322,798
Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           139,710            4,564,710
Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,156,747            8,218,320
stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        10,458,658           18,549,605
Working capital (deficit) . . . . . . . . . . . . . . . . . . . . . . . . . . .          (594,627)           2,619,225

--------------
(1) Includes Old Aspen which was acquired by the Company on July 31, 1997. See "Business and Properties -- Recent Development; Aspen Acquisition."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and "Selected Historical Consolidated and Combined Financial Information" and respective notes thereto, included elsewhere herein. The information below should not be construed to imply that the results discussed herein will necessarily continue into the future or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of management of the Company. Because of the Company's recent acquisitions and the limited scale of the Company's operations prior to 1996, the results of operations from period to period are not necessarily comparative.

BACKGROUND

         The Company pursued its acquisition program with the addition of three properties in fiscal year 1997 and during the six-month period ended December 31, 1997. Two Texas properties were acquired: the Means Unit in Andrews County and the Sears Ranch Prospect in Nolan and Fisher Counties. One Oklahoma property was also acquired: the N.E. Alden Field in Caddo County. The acquisition of the East Binger Unit, located in Caddo County, Oklahoma, is scheduled to close on May 31, 1998, subject to certain conditions. Combined with the Cheneyboro Field in Navarro County, Texas, these properties provide an excellent opportunity for future exploration and development drilling. The Company also purchased and subsequently resold an interest in the Zama Lake area in Alberta, Canada, acquired certain horizontal drilling technology and equipment, and acquired two recently rebuilt well servicing rigs and related transportation and service equipment. See "Business and Properties -- Recent Developments."

         Management has focused on purchasing properties that are strong candidates for either secondary recovery initiatives or the employment of specialized drilling and production methods, such as horizontal drilling. The Company also believes that its ability to use the Mustang Servicing Companies to drill both conventional vertical and advanced horizontal wells should lower the Company's finding and development costs.

         The Company uses the full cost method of accounting for its investment in oil and gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the unit-of-production method based on the ratio of current production to total proved oil and gas reserves. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the SEC PV-10 of estimated future net cash flow from Proved Reserves of oil and gas, discounted at 10%, and the lower of cost or fair value of unproved properties after income tax effects, such excess costs are charged to operations. Once incurred, a write-down of oil and gas properties is not reversible at a later date even if oil or gas prices increase. While the Company has never been required to write-down its asset base, significant downward revisions of quantity estimates or declines in oil and gas prices from those in effect on June 30, 1997 which are not offset by other factors could result in a write-down for impairment of oil and gas properties.

         Certain statements in this section of the Prospectus and elsewhere herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, (i) significant variability in the Company's quarterly revenues and results of operations as a result of variations in the Company's production in a particular quarter while a significant percentage of its operating expenses are fixed in advance, (ii) changes in the prices of oil and gas, (iii) the Company's ability to obtain capital, (iv) other risk factors commonly faced by development stage oil and gas companies.

COMPARISON OF SIX MONTHS ENDED DECEMBER 31, 1997 TO SIX MONTHS ENDED DECEMBER 31, 1996

         During the six months ended December 31, 1997, the Company generated a net profit after tax of $54,403 on revenue of $1,157,985 as compared with a net loss of $602,116 on revenue of $41,365 for the six-month period ended December 31, 1996. The improvement results from the first used equipment sales by the Company's subsidiary, Mustang Oilfield Equipment, oil and gas production beginning March 1997 from the N.E. Alden Field and August 1997 from the Aspen properties, oil and gas production beginning November 1997 from the Sears Ranch Prospect, and continued production from the Company's Cheneyboro properties.

         Oil and gas sales increased 952% from $41,365 for the six months ended December 31, 1996 to $435,289 for the six months ended December 31, 1997, reflecting the addition of the Aspen, N.E. Alden and Sears Ranch acquisitions. Oil and gas production costs increased to $225,925 for the six months ended December 31, 1997, reflecting the addition of oil and gas properties and continued remedial work required at the N.E. Alden Field. The Company did not have any significant oil and gas production costs for the six-month period ended December 31, 1996.

         Equipment sales for the six months ended December 31, 1997 were $713,622 as compared to no sales for the six months ended December 31, 1996. Equipment purchase and refurbishing expenses were $259,573 for the six-month period ended December 31, 1997 as compared to zero expenses for the comparable period ended December 31, 1996.

         General and administrative costs were $413,444 for the six-month period ended December 31, 1997, a decrease of $489,875 or 54% less than the $903,319 incurred for the six-month period ended December 31, 1996. A substantial portion of the decrease was due to an administrative cost reduction program instituted by management in mid-June 1997. In addition, the Company allocated approximately $200,000 of general and administrative expenses that were directly associated with oil and gas acquisition and development activities during the six months ended December 31, 1997 to oil and gas properties. No such costs were allocated during the six months ended December 31, 1996 because the Company was primarily involved in fund raising activities during that time period.

         The Company has provided for income taxes of $18,134 for the six-month period ended December 31, 1997 as compared to recognition of an income tax benefit of $295,000 for the six-month period ended December 31, 1996. This is directly related to the size of the profit or loss before income taxes during such periods.

FISCAL YEAR 1997 AS COMPARED TO FISCAL YEAR 1996

         During the fiscal year ended June 30, 1997, the Company incurred a net loss of $2,006,878 as compared to a loss of $712,360 for fiscal 1996. This 181% increase in net loss is primarily attributable to increases in general and administrative expenses.

         General and administrative costs were $2,825,678 in fiscal 1997, an increase of $1,859,902 or 193% over the $965,776 incurred in fiscal 1996. Included in 1997 general and administrative expenses is a compensation expense of $1,286,800 (approximately 46% of total general and administrative expenses) representing the value of shares and warrants issued to LFC for certain investor relations services, and approximately $212,000 representing costs incurred with respect to a public offering of securities which did not materialize. The remaining increase in general and administrative expense can be attributed to the addition of staff and technical personnel during 1997 as compared to a relatively small staff which was in place for only a part of 1996. See "Certain Relationships and Related Transactions."

         Oil and gas production costs were $252,272 in 1997 as compared to none in 1996. These costs primarily relate to the N.E. Alden Field and particularly to rehabilitation costs which were not capitalized. The Company initially acquired its interest in the N.E. Alden Field in December 1996 for $390,000 of which $35,000 was paid in December 1996 and $355,000 was paid upon closing on March 3, 1997. Oil and gas sales from the N.E. Alden

Field in fiscal 1997 were approximately $200,000. Rehabilitation work on two wells in the Cheneyboro Field in the fourth quarter of fiscal 1996 resulted in oil and gas sales of $74,473 during fiscal 1997.

         The Company recognized an income tax benefit of $919,000 in fiscal 1997 compared to $387,000 in fiscal 1996. This is directly related to the size of the loss before income taxes during such periods.

         During fiscal 1996, the Company issued 300,000 shares to two former officers of the Company for services which was recorded at $446,950. Other expenses during this period were $657,796 which includes $138,970 in interest expense and officers and staff compensation. The loss before income tax benefit of $387,000 was $1,099,360 during fiscal 1996.

FISCAL YEAR 1996 AS COMPARED TO FISCAL PERIOD 1995

         From February 15, 1995 (inception), to June 30, 1996, the Company accumulated a deficit of $762,277 after an income tax benefit of $412,000. During this period, the Company acquired certain oil and gas properties, completed the amalgamation with Arjon, issued debentures and notes and sold stock for cash. See "Prospectus Summary -- The Company" and "Business and Properties -- General."

         Legal, audit and accounting fees were $190,053, which represents 17% of the net loss before tax through June 30, 1996.

         Management fees of $82,840 and salaries of $163,309, for a total of $246,149, represent 22% of the net loss before tax through June 30, 1996. The Company paid management fees of $10,000 per month from its inception to July 31, 1995, and $20,000 per month from August 1, 1995 to March 31, 1996, for the full-time services of Eugene A. Soltero, Chairman of the Board and Chief Executive Officer, and James E. Hogue, President and Chief Operating Officer. Effective April 1, 1996, each of these officers received a salary of $10,000 per month. A third officer earned $10,000 per month from August 1, 1995. A fourth officer earned $10,000 per month from May 1, 1996. See "Management -- Executive Compensation" and "Certain Relationships and Related Transactions."

         Management fees and salaries totaling $194, 951 from inception through June 30, 1996, were capitalized into oil and gas properties and are not included in the accumulated deficit as of that date. These costs represent the estimated portion of the compensation directly attributable to acquisition of the properties in the Cheneyboro Field and related development activities. See "Business and Properties -- Description of Properties."

LIQUIDITY AND CAPITAL RESOURCES

         During the six months ended December 31, 1997, the Company generated $187,000 in cash from operating activities, primarily from earnings before non cash charges. Cash of $7,000,000 was used in investing activities in additions to oil and gas properties, oilfield equipment and restricted cash. Cash of approximately $6,600,000 was generated primarily from sale of stock and exercise of warrants and from the issuance of the Convertible Debentures.

         During the year ended June 30, 1997, the Company used cash in operating activities of approximately $1,200,000, resulting from a net loss of $2,006,000 reduced primarily by non cash charges against earnings. The Company generated cash from financing activities during the year ended June 30, 1997 of approximately $2,000,000 from the sale of stock, exercise of warrants and issuance of notes payable. Approximately $950,000 of cash was used in the year ended June 30, 1997 in investing activities to acquire property and equipment. During the year ended June 30, 1996, the Company used $270,000 cash in operating activities, generated $1,861,000 cash in financing activities and used approximately, $800,000 cash in investing activities. The sources and uses of the cash were similar in 1996 as to that described above for 1997.

         As of December 31, 1997, the Company had working capital of $2,619,225, which includes $2,570,280 of restricted cash which may be used for working capital, acquisition of oil and gas properties, oilfield equipment and development of properties. The restricted cash represents the remaining and unutilized proceeds from the sale of Convertible Debentures. Management estimates that aggregate capital expenditures of approximately $6 million will be spent during the remainder of fiscal 1998 to acquire and develop oil and gas reserves. The Company intends to finance acquisition and development of oil and gas properties with the proceeds from private placements of debt and equity securities, proceeds from the exercise of outstanding warrants, traditional bank debt and institutional mezzanine reserves based financing. No assurance can be given that the Company will be successful in these efforts. See "Description of Securities -- Convertible Debentures."

         Since July 1, 1997, the Company has raised $4,320,000 from the sale of Convertible Debentures, approximately $454,500 through the sale of 272,700 shares of its Common Stock and warrants to purchase 322,700 shares, exercisable at $2.08 per share until April 3, 2002, in a private placement and issued $125,000 of 15% two-year notes. In addition, from July 1, 1997 through February 28, 1998, warrants to purchase approximately 1,677,609 shares of Common Stock had been exercised for proceeds of $2,920,122. See "Business and Properties -- Recent Developments; Sale of Convertible Debentures" and "Description of Securities -- Warrants; WPM Warrants."

         The Convertible Debentures require payments of interest only, at 7%, until December 31, 2001, at which time principal is due in full. Interest payments may be made in shares of the Company's Common Stock, at the Company's election. The Debentures may be converted, at the option of the holders, at the lesser of $2.70 per share or 90% of the average of the three lowest closing bid prices during the ten trading days prior to the notice of conversion. If the conversion price is below $1.80 per share, no more than 10% of the Debentures of any holder may be converted in any 30-day period. The Company will record an expense for the difference between the conversion price and the market price of the Company's Common Stock at the time Debentures become eligible for conversion.

         The Company expects that its capital expenditure requirements will be met as follows:

         - through the proceeds received from the exercise of outstanding warrants;
         -       institutional reserves based development mezzanine loans;
         -       traditional commercial bank asset lending;
         -       private sales of securities; and
         -       revenues from operations.

         Management believes a combination of the above sources of capital will provide the necessary liquidity to operate the Company over the next 12 months. No assurance can be given that any additional financing will be available to the Company on acceptable terms, if at all. The inability to obtain additional financing would have a material adverse effect on the Company, including requiring the Company to curtail significantly development of its properties. Any financing may involve substantial dilution to the interests of the Company's then existing stockholders.

INFLATION AND CHANGES IN PRICES

         During recent years, the Company believes that there has been some inflation in oil and gas prices with moderate increases in property acquisition and development costs. The results of operations and cash flow of the Company have been, and will continue to be, affected to a certain extent by the volatility in oil and gas prices. Should the Company experience a significant increase in oil and gas prices that is sustained over a prolonged period, it would expect that there would also be a corresponding increase in oil and gas finding costs, lease acquisition costs, and operating expenses. The Company has not engaged in any hedging activities.

         The Company markets oil and gas for its own account, which exposes the Company to the attendant commodities risk. Substantially all of the Company's gas production is currently sold to gas marketing firms or end users either on the spot market on a month-to-month basis at prevailing spot market prices or under long-term contracts based on current spot market prices. The Company normally sells its oil under month-to-month contracts with a variety of purchasers.

YEAR 2000 MODIFICATIONS

         The Company is currently reviewing its computer systems in order to evaluate necessary modifications for the year 2000. The Company does not currently anticipate that it will incur material expenditures to complete any such modifications.

OTHER MATTERS

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 requires companies with complex capital structures that have publicly held common stock or common stock equivalents to present both basic and diluted earnings per share ("EPS") on the face of the income statement. The presentation of basic EPS replaces the presentation of primary EPS currently required by Accounting Principles Board Opinion No. 15 ("APB No. 15"). Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants as prescribed by APB No. 15. This statement is effective for financial statements issued for interim and annual periods ending after December 15, 1997. The Company adopted SFAS 128 as of December 31, 1997 for the period ended December 31, 1997 and all prior periods. The adoption of SFAS 128 has not had a significant impact on the Company's reported EPS to date.

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, Disclosures of Information About Capital Structure ("SFAS 129") which establishes standards for disclosing information about an entity's capital structure. The disclosures are not expect to have a significant impact on the consolidated financial statements of the Company. SFAS 129 is effective for financial statements ending after December 15, 1997.

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130") which established standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for years beginning after December 15, 1997. The Company does not anticipate a material impact to its consolidated financial statements upon adoption of this standard.

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS 131") which establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes the related disclosures about products and services, geographic areas and major customers. SFAS 131 replaces the "industry segment" concept of Financial Accounting Standard No. 14 with a "management approach" concept as the basis for identifying reportable segments. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. The Company expects additional disclosures will be required, but otherwise does not anticipate a material impact to its consolidated financial statements upon adoption of this standard.

                            BUSINESS AND PROPERTIES

GENERAL

         The Company, through its subsidiaries, is engaged in the exploration and development, acquisition and operation of oil and gas properties with a geographic focus in major oil and gas producing regions in the United States. The Company was incorporated in the Province of Ontario, Canada, originally as Cotton Valley Energy Limited, on February 15, 1995. From its inception through June 30, 1997, the Company was engaged principally in organization and capitalization activities and did not generate material revenues from operations.

         On June 30, 1995 in a one-for-one share and warrant exchange, the Company acquired all the issued and outstanding shares of CV Energy. The Company intends to conduct most of its acquisition, exploration and development of oil and gas properties through CV Energy, which currently owns properties in Texas and an option to participate in an offshore California exploration project.

         As a result of the Arjon amalgamation, which was completed on June 14, 1996, the Company's name was changed to Cotton Valley Resources Corporation and its shares of Common Stock began trading through the Canadian Dealing Network ("CDN"). Arjon was a public Canadian company formed more than 50 years ago to operate a gold mine. At the time of the amalgamation, Arjon had not engaged in business for more than 25 years, it had no material liabilities, and its only asset was a Cotton Valley Energy Limited debenture in the amount of $146,300. The stockholders of Arjon received 686,551 shares of Common Stock in the amalgamation.

          On April 30, 1996, the Company organized CV Operating to operate the Company's oil and gas properties. The Company on February 25, 1997, organized CVEI to acquire and operate the N.E. Alden Field properties in Caddo County, Oklahoma. CVEI commenced operations on March 3, 1997. Aspen was an inactive subsidiary of the Company formed on May 1, 1996, which was used to accommodate the merger of Old Aspen into Aspen, a wholly-owned subsidiary of the Company, which was completed on July 31, 1997. The principal asset of Old Aspen was its interest in the Means Unit in Andrews County, Texas.

         On February 9, 1998, the Company continued into Canada's Yukon Territory. Under the law of the Yukon Territory, the Company's board of directors need not be comprised of a majority of Canadian residents as previously required under Ontario law. Since the Company's principal offices, management and properties are located in the United States, management believes it is advantageous to have a majority of the Company's directors be residents of the United States. The Company may in the future continue from the Yukon Territory to the State of Wyoming. Management believes there are no significant differences in corporate law concerning material stockholder rights between the Province of Ontario, the Yukon Territory and the State of Wyoming. The Company, at its annual meeting held December 10, 1996, obtained stockholder approval for the continuance into the Yukon Territory.

MUSTANG SERVICE COMPANIES

         In addition to CV Energy, CV Operating, CVEI and Aspen, the Company recently organized the Mustang Service Companies. The Mustang Service Companies, CV Operating, CV Energy, CVEI and Aspen are currently wholly-owned Company subsidiaries. However, the Company has agreed to sell for nominal cost up to 15% of the common stock of the Mustang Service Companies to certain employees and officers of the Company, including Eugene A. Soltero, Chairman of the Board, Chief Executive Officer, and James E. Hogue, President and Chief Operating Officer. The total value of the 15% interest to be received by these individuals is not expected to be significant at the time of receipt based on the net book value of the companies.

         The Company believes that the current demand in the petroleum industry for drilling and production equipment and services in general, and particularly horizontal drilling equipment, provides the Company with an opportunity to increase revenues and cash flow through the acquisition and refurbishment of used oil field equipment and the use of well servicing rigs and related equipment. The Company has augmented its property acquisition and development strategy with the addition of the Mustang Service Companies which the Company believes can provide timely, quality services at competitive costs as well as providing the Company with the capabilities to perform workovers, horizontal drilling, and most significantly, the equipment and personnel necessary for the Company to conduct its exploration and development activities.

CURRENT OPERATIONS

         Since January 1997, the Company has acquired oil and gas properties in Oklahoma and Texas, certain horizontal drilling technology and equipment, and two workover rigs and related equipment. The Company also purchased and sold a Canadian property. To finance the acquisitions, the Company has raised capital through the private sale of shares of Common Stock and warrants, the issuance of debt instruments, including $4,320,000 of Convertible Debentures and from July 1, 1997 through February 28, 1998, the exercise of options and warrants to purchase approximately 1,677,609 shares of Common Stock for proceeds of $2,920,122. See "Business and Properties -- Recent Developments."

         For the fiscal year ended June 30, 1997 and the six-month period ended December 31, 1997, the Company recorded revenues of $276,230 and $1,157,985, respectively, and had a net loss of $2,006,878 and a net profit of $54,403, respectively. As of December 31, 1997, the Company had an accumulated deficit of $2,714,752 and working capital of $2,619,225. The Company does not have a bank line of credit. The Company has funded its operating losses, acquisitions and expansion costs primarily through a combination of private offerings of debt and equity securities, including the issuance of the Convertible Debentures. See "Selected Historical Consolidated and Combined Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BUSINESS STRATEGY

         The Company's current business strategy is to (i) continue to increase reserves, production and cash flows by acquiring properties, or companies with properties, with development opportunities, (ii) develop existing reserves through low risk developmental drilling or recompletion programs, (iii) concentrate on development activities within a limited number of core areas;
(iv) acquire and refurbish used oil field equipment for use in development activities and for resale; and (v) provide well servicing for the Company's and other wells. Although the Company continuously is seeking acquisitions of reserves and oil field equipment, there can be no assurance that the Company will be able to identify and acquire reserves or oil field equipment upon terms favorable to the Company or obtain the necessary financing on favorable terms. See "Business and Properties."

         The following are key elements of the Company's strategy:

         o EXPLOITATION AND DEVELOPMENT OF EXISTING PROPERTIES. The Company has a significant inventory of exploitation projects, including development drilling, workovers and recompletions. The Company intends to maximize the value of its properties through development activities including in-fill drilling, waterflooding and other enhanced recovery techniques.

         o MANAGEMENT OF OPERATING COSTS. The Company emphasizes strict cost controls in all aspects of its business and intends to operate its properties wherever possible. By operating its properties, the Company believes it will be able to control direct operating and drilling costs as well as to manage the timing of development and exploration activities.

         o PROPERTY ACQUISITIONS. Although the Company has a significant inventory of exploitation and development opportunities, it continues to pursue strategic acquisitions which fit its objectives of having Proved Reserves with development potential and operating control.

         The success of the Company in maintaining positive working capital and obtaining the necessary capital resources to fund future costs associated with its operations and expansion plans is dependent upon the Company's ability to (i) increase revenues through acquisitions and recovery of proved producing and proved developed non- producing reserves; (ii) implement stringent costs controls at the corporate administrative office and in field operations;
(iii) convert Convertible Debentures to equity; (iv) obtain the exercise of outstanding warrants; and (v) obtain asset based commercial financing. However, even if the Company achieves some success with its plans to maintain or increase its working capital, there can be no assurance that it will be able to generate sufficient revenues to achieve significant profitable operations or fund its expansion and acquisition plans.

RECENT  DEVELOPMENTS

         ASPEN ACQUISITION. Effective June 30, 1997, the Company, through its wholly-owned subsidiary, Aspen, acquired Old Aspen, whose principal asset consisted of a 100% working interest in the Means Unit in Andrews County, Texas. The purchase price consisted of $200,000 cash, $300,000 of short-term notes, 2,511,317 shares of Common Stock, of which 270,000 shares were returned to the Company by the Old Aspen shareholders in settlement of notes payable to Old Aspen in the amount of $425,000. The acquisition also included various interests, having an aggregate value of less than $500,000, in two wells in Utah, which were subsequently sold by the Company for $200,000, two wells in Latimer County, Oklahoma, one well in Harrison County, Texas and several shallow wells in Gregg County, Texas. See "-- Description of Properties; Means Unit" and "Agreements with Selling Stockholders -- Aspen Acquisition."

         SEARS RANCH PROSPECT.   In October, 1997, the Company, through its
subsidiary, CV Energy, completed the acquisition of a 100% working interest in approximately 6,200 acres in the Sears Ranch area of Nolan and Fisher Counties, Texas (the "Sears Ranch Prospect") for $400,000 cash. Other consideration received by the Company included pooling rights, existing contracts related to the Sears Ranch Prospect and all personal property (including equipment) located on or used in connection with the Sears Ranch Prospect. The primary purpose of this acquisition was to acquire oil field equipment, including pumpjacks, tank batteries, injection pumps, separators, tubing and casing.

         The Sears Ranch Prospect has been productive in the Odem Lime formation, with cumulative production of approximately eight million barrels. Attempts to waterflood this property by predecessor operators have been unsuccessful. According to reports by the Company's independent consultants, the Sears Ranch Prospect is an excellent candidate for redevelopment using horizontal drilling. In February 1998, the Company began testing this prospect as a horizontal drilling prospect in the Odem Lime formation. There can be no assurance that the Company can economically develop any remaining reserves from the Sears Ranch Prospect through either horizontal or vertical drilling. Accordingly, the Company did not attribute any value to reserves in this prospect in making this acquisition.

         M&M ACQUISITION. Effective November 5, 1997, the Company, through its subsidiary, Mustang Horizontal, acquired certain horizontal drilling technology and equipment from M&M Directional Drilling Consultants ("M&M"). As partial consideration for the purchase, the Company issued warrants to purchase 60,000 shares of Common Stock (the "Mustang Warrants") to M&M. The Mustang Warrants are exercisable at any time at an exercise price of $3.50 per share until December 31, 2000. In addition, the Company paid M&M $550,000 cash for the horizontal drilling technology and equipment. See "Description of Securities -- Warrants; Mustang Warrants."

         EQUIPMENT ACQUISITION. On December 30, 1997, the Company, through its subsidiary, Mustang Well Servicing, acquired from three institutional lenders, who had obtained the equipment through a foreclosure proceeding, two recently rebuilt well servicing rigs and related transportation and service equipment (the "Equipment") for $1 million in cash and issuance of $220,000 of the Convertible Debentures described below. The Equipment was tooled out at Mustang Well Servicing's facilities at Odessa, Texas and began workover and horizontal drilling re-entry operations in February 1998 on the Company's Means Unit in Andrews County, Texas and Sears Ranch Prospect in Nolan and Fisher Counties, Texas.

         SALE OF CONVERTIBLE DEBENTURES. On December 30, 1997, the Company completed the private placement of $4,320,000 of its 7% Secured Convertible Debentures ("Convertible Debentures") to a group of eight institutional investment firms led by a Fort Worth, Texas institutional energy investor. Approximately $1 million of the cash proceeds and $220,000 of Convertible Debentures were used to purchase the Equipment. The remaining funds will be used for the acquisition and development of oil and gas properties and purchase of oil field equipment.

         The Convertible Debentures are due December 31, 2001 and are secured by the Equipment and other assets of the Company, including the unutilized proceeds from the sale of the Convertible Debentures (the "Restricted Cash"). At December 31, 1997, the Company had approximately $2.5 million of Restricted Cash. The Convertible Debentures are convertible into a minimum of approximately 1.6 million shares of the Common Stock and a minimum of 400,000 warrants ("Debenture Warrants"), subject to adjustment upon certain events, exercisable at prices related to the market price at the time of conversion, with limits on rights to convert if the conversion price of the Common Stock falls below a floor price of $1.80 per share (the "Floor Price"). The conversion price is the lesser of $2.70 per share or 90% of the average of the three lowest closing bid prices during the ten trading days prior to the notice of conversion. During any thirty-day period, any investor may not tender for conversion more than 10% of his originally purchased Convertible Debentures at a conversion price less than the Floor Price. The Company may elect to redeem (for a 10% premium) any Convertible Debentures tendered for conversion at any price below the Floor Price.

         In addition to the usual and customary covenants contained in convertible debenture agreements of this nature, the Company is required to reserve shares of Common Stock in an amount not less than 200% of the number of shares of Common Stock that would be issuable upon conversion in full of the Convertible Debentures and full exercise of the Debenture Warrants granted thereunder. In furtherance of this covenant, the Company is required to seek stockholder approval of an increase in the Company's authorized shares if necessary to maintain such reserves. Furthermore, any holder of Convertible Debentures shall not be permitted to convert its Convertible Debentures or exercise its Debenture Warrants to the extent that such conversion or exercise would result in a beneficial ownership in the Company in excess of 4.999%. The Convertible Debenture holders have a right of first refusal for future financing of the Company under certain conditions. The Company has listed an additional 3.2 million shares of its Common Stock on AMEX for the shares underlying the Convertible Debentures and shares to be issued upon exercise of the Debenture Warrants. Although the Company's Registration Statement, of which this Prospectus is a part, includes 3.2 million shares which the Company currently believes will provide sufficient shares upon the conversion of the Convertible Debentures and upon exercise of all the Debenture Warrants, the Company has reserved for issuance a total of up to 4.8 million shares of its Common Stock to be issued, if necessary, upon conversion of the Convertible Debentures and up to 1.2 million shares to be issued, if necessary, upon exercise of the Debenture Warrants. See "Description of Securities -- Convertible Debentures," "Selling Stockholders" and "Agreements with Selling Stockholders."

         ZAMA LAKE PROPERTY PURCHASE AND SALE. In January 1998, the Company completed the purchase of substantially all of the oil and gas interests in the Zama Lake area in Alberta, Canada (the "Zama Property") owned by a Canadian independent oil and gas producer. The purchase price was $6.9 million. Immediately following the purchase of the Zama Property, the Company sold all of its interests to Phillips Petroleum Resources, Ltd. and certain of its affiliates for $7.5 million.

         The Zama Property consists of a total of 23,400 gross acres (11,672 net acres) of oil and gas leases and 42 producing wells in northwest Alberta approximately 55 miles northeast of Rainbow Lake. At the time of this transaction, the Zama Property's production net to the interests acquired averaged approximately 270 Bbls/D of oil, 6 MMcf/D of gas and 30 Bbls/D of natural gas liquids.

         PURCHASE OF EAST BINGER UNIT, CADDO COUNTY, OKLAHOMA. On January 14, 1998, CVEI, a subsidiary of the Company, and Phillips Petroleum Company ("Phillips") entered into an agreement for the purchase by CVEI of all of Phillips' interests in certain oil and gas leases (the "Leases"), including the wells, equipment and personal property located on the Leases, in the East Binger Unit, Caddo County, Oklahoma ("East Binger Unit") for $4,000,000. Closing of the transaction is subject to CVEI obtaining financing for the purchase price and is currently scheduled for May 31, 1998. The completion of the transaction is further subject to title examinations and other conditions. If CVEI meets all of the conditions to closing and is willing to waive any conditions of closing applicable to Phillips which Phillips has not met, and Phillips fails or refuses to close, CVEI will be entitled to liquidated damages in the amount of $1,000,000. Phillips owns a 23.358712% working interest (18.358712% net revenue interest plus .020836% overriding royalty interest) in the East Binger Unit.

         The Company is currently negotiating with several financial institutions and private investors for the financing for the East Binger Unit purchase. Although the Company believes it will be able to obtain the necessary financing within the required time schedule, there can be no assurance that the Company will be able to timely obtain the necessary funds or that such financing will be available on favorable terms to the Company. Further, there is no assurance that all of the conditions necessary for closing will be met by either Phillips or CVEI.

         Management believes the East Binger Unit acquisition will provide increased cash flow and allow the Company to economically utilize personnel and equipment which are already in place for the operation of the Company's existing Oklahoma and Texas properties. The East Binger Unit is an 80-well enhanced oil recovery project which the Company's consulting engineers have estimated contains reserves ranging from 1.0 million barrels oil equivalent ("BOE") of light sweet crude oil, natural gas and natural gas liquids to a maximum of 2.5 million BOE. The Company estimates the present value of future net revenues (discounted at 10%) could range from net $4 million to $10 million, depending upon production decline rates, future percentages recovery rates and oil prices.

         The East Binger Unit was the first commercially successful application of nitrogen injection pressure maintenance for enhanced oil recovery and has been operating since the early 1980s. With 56 producing wells and 25 injection wells, a cryogenic air separation plan and 20 million cubic feet per day compression capacity, the East Binger Unit currently produces approximately 2,000 BOE daily. The Company's interest in the East Binger Unit will be approximately 23.4% working interest in the 13,000-acre unit and nitrogen plant. The Company will also obtain all of Phillip's interest in the other shallower zones in the approximately 3,000 net acres of oil and gas leases contributed by Phillips to the East Binger Unit.

DESCRIPTION OF PROPERTIES

         CHENEYBORO FIELD. The Company owns approximately 6,000 net acres of producing and non-producing oil and gas leases (with rights of first refusal to acquire additional leases) in the Cheneyboro Field of Navarro County, Texas (the "Cheneyboro Field"). The Company has entered into an Area of Mutual Interest ("AMI") Agreement with a number of unaffiliated parties covering approximately 33,000 acres in and around the Cheneyboro Field. The Company has the right to acquire up to a 75% working interest in any new lease acquired by any of the other parties to the AMI Agreement.

         The Cheneyboro Field is located 17 miles southeast of Corsicana, Texas, in Navarro County. This field is productive in the Cotton Valley Limestone formation (also called the "Cotton Valley Lime") at a vertical depth of approximately 9,500 feet. Field development continued following the initial discovery in 1978 into the early 1980s. Between 1978 and 1987, marginal wells were drilled defining the limits of the field. Approximately 30 interior additional vertical wells in the Cheneyboro Field produced approximately 2.7 million Bbls of oil, representing an average of approximately 90,000 Bbls per well. Some of the vertical wells have produced over 200,000 Bbls, indicating better drainage where the wells penetrated the fracture system. In 1989, approximately 12,000 acres of this field was expropriated and several producing wells were plugged in order to build Richland/Chambers Creek Reservoir, a water supply reservoir for the City of Fort Worth, Texas. See "-- Oil and Gas Reserves."

         The Company believes that horizontal drilling techniques will lead to higher initial rates and better recovery efficiencies in this field than those experienced in the original vertical well completions. Since much of the field is under water, some directional drilling from the shoreline is anticipated. Based on analogy to horizontal drilling in fractured limestone reservoirs in other areas, increased productive capacity and ultimate reserves are anticipated relative to historical, vertical per well averages.

         The Company is unaware of any regulatory restrictions on drilling near the reservoir. The Company will build the normal retaining walls around its drilling and storage sites to prevent oil spills from spreading. The

Company intends drilling to a depth of approximately 9,500 feet and does not anticipate any special risks associated with drilling near a reservoir. See "-- Regulation; Environmental Regulation."

         MEANS UNIT. The Means (Queen Sand) Unit is located in Northern Andrews County, Texas (the "Means Unit") and consists of approximately 2,096 net acres on four separate leases with 16 producing wells and 52 infield proved undeveloped locations. The Company's consulting engineers estimate proved undeveloped reserves between 1.5 and 2.8 million Bbls of oil and between 0.5 and 1.0 MMcf of natural gas. The Means Unit was originally part of an 11,500-acre unit owned and operated by a major oil company. Initial production begin in the 1950's and the waterflood program was initiated in the 1960's.
The waterflood project was abandoned before 50% of the designed water volume was injected, when concentration was shifted to CO2 flooding of zones below the
Queen Sand formation.   Currently there are 11 Queen Sand waterflood units near
the Company's Means Unit. The Company believes the Means Unit has better reservoir properties than the average of the adjoining ten units, but only half as much oil has been produced as compared with the original oil in place. This is mostly due to the other units having been more densely and completely developed. The Company has designed an increased density redevelopment program consisting of reworking oil wells, drilling new wells and installing high-volume water injection and oil producing equipment.

         An engineering report, as of June 30, 1997, prepared by Ryder Scott Company for the Company estimates that the Means Unit contains net proved undeveloped reserves of 1.5 million Bbls of oil and 0.5 Bcf of gas. The Company estimates that it will require a capital investment of approximately $7.5 million to develop this property. See "-- Oil and Gas Reserves."

         N.E. ALDEN FIELD.   On March 3, 1997, the Company purchased all of the
interests held by the Homestake Company and certain other parties in the N.E. Alden Field, Caddo County, Oklahoma. Subsequently, the Company acquired additional interests from other parties. The properties, consisting of approximately 550 net acres of oil and gas leases, 11 producing oil and gas wells, three injection wells and two shut in wells, contain proved developed and undeveloped net reserves of approximately 515,515 Bbl of oil and 5.2 Bcf of gas. Working interests in the wells ranges from 50% to 100% and the net revenue interest is at least 75% of the respective working interests. As a result of recent workover activity in the Hunton Formation, the Company expects certain reserves currently classified as probable will be reclassified as proved reserves.

         Located approximately 65 miles southwest of Oklahoma City, Oklahoma, the field was discovered in 1956 and initially tested for 771 barrels of oil and 608 Mcf of gas per day from the Bromide formation at a depth of approximately 9,300 feet. Since the discovery, the Bromide has been developed and is now a unitized water flood consisting of four producing wells and three water injection wells. The remaining wells have been completed in other zones above and below the Bromide. Gas from the field is transported through a gathering system and a one-mile pipeline owned by the Company.

         In addition to the current production, there are also potential zones either behind existing wells, or reachable by deepening existing well bores. During 1997, the Company completed a number of workovers of the existing wells which improved production from existing zones and opened new zones for additional production and reserves. During fiscal 1998, the Company expects to deepen at least one well to develop proved reserves in the Arbuckle Formation offsetting a well which had initial flow rates of approximately 7,000 MCF of gas per day. The Company's total investment in this property, including acquisition costs and workover expenditures, has been approximately $800,000 as of February 28, 1998.

         OPTION TO ACQUIRE INTEREST IN SWORD UNIT. The Company has entered into option agreements to acquire a 51.8% working interest in the Sword Unit, Offshore Santa Barbara County, California (the "Sword Unit") for $8 million. The Company is also required to participate in a $4,000,000 letter of credit related to the abandonment of two existing wells if it exercises the option. The Sword Unit option expires on January 31, 1999. Although the Company believes that it will be able to form a syndicate to fund the exercise of the option prior to its expiration. There can be no assurance that the Company will be able to successfully form such a syndicate or obtain the necessary funds to exercise the option.

         The Sword Unit is located 10 miles off Point Conception, Santa Barbara County, California, 800 to 1,800 feet underwater, at the juncture of the Santa Barbara Channel and the offshore Santa Maria Basin. Two successful wells have been drilled and tested on the unit. Both of these wells tested Monterey zones at high rates. A 3-D seismic survey has been shot, delineating a large anticline. The Upper Miocene fractured Monterey pay is 800 feet thick at the crest and 1,200 feet thick on the flanks and is encountered at approximately 7,000 feet. Proved recoverable reserves in the Sword Unit are estimated to be 314 million Bbls of oil and 397 million Mcf of gas.

         The regulatory framework within which the Company will develop the Sword Field consists of: (i) Federal Offshore Lease and Administration, including approvals of the development plan of the property; (ii) a Federally-mandated environmental impact statement; (iii) State of California regulations with respect of transport of oil and gas through state waters and the air emissions from offshore and onshore facilities; and (iv) Santa Barbara County regulations with respect to the construction and operation of onshore facilities. Permits and approvals from all three government levels will be required to complete the development of the field and bring it into operation.

         The first three miles off the shore of the coastline are administered by respective state agencies and are known as "State Waters". Within State Waters offshore Santa Barbara County, the State of California regulates oil and gas leases, drilling, and the installation of permanent and temporary production facilities. Because the Sword Unit is located outside and beyond the State Waters in the Outer Continental Shelf ("OCS"), leasing and drilling at the Sword Unit are not regulated by the State of California. However, to the extent that the production from the Sword Unit would be transported to a shore side facility from the field through the State Waters, the Company's pipeline (or other transportation facilities) would be subject to California State regulations. Construction and operation of the pipeline would require permits from the State. State regulations also govern the construction and operations of shore side facilities such as terminals, pumping stations, water separation facilities, and water disposal, all of which require a comprehensive permitting process.

         Santa Barbara County, through its Board of Supervisors, also has a significant impact on the method and timing of any offshore field development through its concurrent regulation of the construction and operation of shore side facilities.

         Due to political opposition, the Federal Government has not issued new OCS leases in the Santa Barbara area within the past ten years and is unlikely to do so in the near future. This means that any infrastructure for common use by the different operators of existing leases in the Santa Barbara OCS will have to rely solely on what is already in place and what would be built to accommodate a limited number of now known, but undeveloped, properties and cannot take into account the future growth of infrastructure from new discoveries and a high level of exploratory activity. For these reasons, the development of any existing property in the OCS, including the Sword Unit, would be much more expensive and take longer than similar projects located in a mature and still growing offshore province such as the U.S. Gulf Coast.

         Thus, the value of the proved undeveloped reserves, if acquired by the Company upon exercise of the option, will be significantly lower than if the same reserves were located onshore in a less environmentally sensitive area of the United States that could be developed sooner. Although oil sale prices are not currently regulated, they have been in the past and could be regulated in the future. The rate of production could be affected by Minerals Management Service regulations, which could also lower the value of the property.

         The Company currently does not have the capital, personnel or technical resources to exploit the Sword Unit leases successfully, assuming exercise of the option. In order to effectively develop the Sword Unit leases at the 51.8% working interest level, the Company would require substantial capital. The Company's current strategy for development of the Sword Unit is to retain only that portion of the 51.8% it believes it will be able to financially and technically support over the next five years (currently estimated at 11.8%) and seek joint venture partners to participate in and operate the remainder. Due to regulation and environmental compliance, many large independent oil and gas producers have avoided the Sword Unit area, and the task of locating appropriate joint venture partners will be difficult.

TITLE OF PROPERTIES

          The Company follows industry practice when acquiring undeveloped properties on minimal title investigation. A title opinion is obtained before drilling begins on the properties. The Company has title opinions for a majority of its properties . The Company's properties are subject to royalty interests, liens incident to operating agreements, liens for current taxes and other burdens that the Company believes do not materially interfere with their use or value. The Company may incur additional expenses in obtaining titles or doing remedial work on the titles, but in the opinion of management these expenses would not be material.

DEVELOPMENT AND EXPLORATION ACTIVITIES

         OVERVIEW. The Company presently intends to focus its exploration and development efforts on its inventory of oil and gas properties, further acquisitions and, to a lesser extent, selected exploratory drilling prospects. The Company intends to conduct its drilling and workover activities through its Mustang Service Companies and, if necessary, contracting with independent drilling contractors and by outsourcing other services. The Company typically compensates its drilling subcontractors on a turnkey (fixed price), footage or day rate basis depending on the Company's assessment of risk and cost considerations. The Company occasionally utilizes contract services in its oil field operations and will employ independent consultants from time to time to evaluate Company prospects, reserves and other oil and gas assets.

         DEVELOPMENT DRILLING AND WORKOVER. The Company's development strategy focuses on maximizing the value and productivity of its oil and gas asset base through development drilling, workovers and enhanced recovery projects. The Company has budgeted approximately $6 million for exploitation and development activities for 1998. The Company has identified over 100 development drilling and workover locations (including both production and injection wells) on its properties. In exploiting its producing properties, the Company relies upon its in-house technical staff and utilizes the services of outside consultants on a selective basis.

         WATERFLOODS. The Company believes it can enhance the value of its Means Unit through in-fill drilling and water injection. While waterfloods typically take considerable time to respond to fluid injection, the Mean Unit has some potential, based on staged installation of water flood facilities that would result in a somewhat faster increase in production and cash flow. The Company has budgeted approximately $3 million in 1998 for the Means Unit waterflood project.

         EXPLORATORY DRILLING. Although the Company is not currently engaged in any significant exploration drilling, it intends to increase its activities in this area in the future and may spend up to $500,000 during the next 12 months for exploratory drilling. The Company will attempt to lessen the risks inherent in exploratory drilling by (i) concentrating in specific areas in the United States where the Company's technical staff has considerable experience and which are in known producing trends where the potential for significant reserves exists; (ii) diversifying through investment in multiple prospects;
(iii) utilizing 3-D seismic and other advanced technologies, including directional and horizontal drilling, and (iv) promoting out interests to industry partners.

MARKETING OF PRODUCTION

         The Company markets all of its gas production as well as gas it purchases from third parties to gas marketing firms or end users either on the spot market on a month-to-month basis at prevailing spot market prices or at negotiated prices under long-term contracts. Marketing gas for its own account exposes the Company to the attendant commodities risk. During 1997, 54% of the Company's gas sales were to HS Energy Services, an Oklahoma gas marketing firm. Another 28% and 11% of sales were to two gas pipeline companies, Transok, Inc. and Wasatch Energy, respectively. During 1998, the Company anticipates that the majority of its gas sales will go to HS Energy Services and Transok, Inc. The Company does not believe that the loss of any one of its gas purchasers will have any material adverse effect on the Company or its business.

         The Company normally sells its own oil under month-to-month contracts with a variety of purchasers. During 1997, the Company made 57% of its oil sales to National Cooperative Refinery Association. Another 15% of its oil sales were to Phillips 66 Company. During 1998, the Company anticipates the majority of its oil sales will be to these two purchasers. While the Company has historically been able to sell oil above posted prices, it is also exposed to the commodities risk inherent in short-term contracts. The Company does not believe that the loss of any one of its oil purchasers will have any material adverse effect on the Company or its business.

         The market for oil and gas produced by the Company depends on factors beyond its control, including the extent of domestic production and imports of oil and gas, the proximity and capacity of gas pipelines and other transportation facilities, weather, demand for oil and gas, the marketing of competitive fuels and the effects of state and federal regulation. The oil and gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

OIL AND GAS RESERVES

         GENERAL. All information set forth in this Prospectus regarding estimated proved reserves, related estimated future net cash flows and SEC PV-10 of the Company's oil and gas interests is taken from reports prepared (i) by K&A Energy Consultants, Inc. with respect to the Company's interests in the Cheneyboro Field and N.E. Alden Field and (ii) by Ryder Scott Company with respect to the Means Unit at June 30, 1997. The estimates of these independent petroleum engineers were based upon their review of production histories and other geological, economic, ownership and engineering data provided by the Company. There are minor additional interests related to the Old Aspen acquisition located in Louisiana, Oklahoma and Texas which have not been included in the following tables. The following tables also do not include 1,500 net acres of additional leasehold interests in the Cheneyboro Field nor do such tables reflect any reserve information for the Zama Lake Property, Sears Ranch Prospect or East Binger Unit.

         In accordance with Commission guidelines, the estimates of future net cash flows from Proved Reserves and their SEC PV-10 are made using oil and gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties. The Company's estimates of Proved Reserves, future net cash flows and SEC PV-10 were estimated based on $19.50 per Bbl of oil and $1.95 to $2.25 per Mcf of gas, before deduction of production taxes.

         All reserves are evaluated at contract temperature and pressure which can affect the measurement of gas reserves. Operating costs, development costs and certain production-related and ad valorem taxes were deducted in arriving at the estimated future net cash flows. No provision was made for income taxes. The following estimates set forth reserves considered to be economically recoverable under normal operating methods and existing conditions at the prices and operating costs prevailing at the dates indicated above. The estimates of the SEC PV-10 from future net cash flows differ from the standardized measure of discounted future net cash flows set forth in the notes to the Consolidated Financial Statements of the Company, which is calculated after provision for future income taxes. There can be no assurance that these estimates are accurate predictions of future net cash flows from oil and gas reserves or their present value.

         Proved Reserves are estimates of oil and gas to be recovered in the future. Reservoir engineering is a subjective process of estimating the sizes of underground accumulations of oil and gas that cannot be measured in an exact way. The accuracy of any reserve estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve reports of other engineers might differ from the reports contained herein. Results of drilling, testing, and production subsequent to the date of the estimate may justify revision of such estimate. Future prices received for the sale of oil and gas may be different from those used in preparing these reports. The amounts and timing of future operating and development costs may also differ from those used. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered.
See "Risk Factors -- Uncertainty of Estimates of Reserves and Future Net Cash Flows."

         Except for the effect of changes in oil and gas prices, no major discovery or other favorable or adverse event is believed to have caused a significant change in these estimates of the Company's proved reserves since June 30, 1997.

         No estimates of Proved Reserves of oil and gas have been filed by the Company with, or included in any report to, any United States authority or agency (other than the Commission).

         COMPANY RESERVES. The following tables set forth the estimated Proved Reserves of oil and gas of the Company and the PV-10 thereof as of June 30, 1997 for properties owned by the Company as of July 31, 1997.

                     ESTIMATED PROVED OIL AND GAS RESERVES

                                                                                            AT JUNE 30, 1997
                                                                                           ------------------
 Net Gas Reserves (Mcf):
      Proved Developed Producing . . . . . . . . . . . . . . . . . . . . . . . . . . .                652,388
      Proved Developed Non-Producing Reserves  . . . . . . . . . . . . . . . . . . . .              1,134,420
      Proved Undeveloped Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . .             16,744,015
                                                                                           ------------------
           Total Proved Gas Reserves . . . . . . . . . . . . . . . . . . . . . . . . .             18,530,823
                                                                                           ==================
 Net Oil Reserves (Bbl):
      Proved Developed Producing Reserves  . . . . . . . . . . . . . . . . . . . . . .                128,545
      Proved Developed Non-Producing Reserves  . . . . . . . . . . . . . . . . . . . .                293,968
      Proved Undeveloped Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . .              5,923,682
                                                                                           ------------------
            Total Proved Oil Reserves  . . . . . . . . . . . . . . . . . . . . . . . .              6,346,195
                                                                                           ==================
 Total Proved Reserves (BOE) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              9,434,666
                                                                                           ==================


                       ESTIMATED PV-10 OF PROVED RESERVES


                                                                                         AT JUNE 30, 1997(1)
                                                                                       ----------------------
 Estimated PV-10(2):
      Proved Developed Producing . . . . . . . . . . . . . . . . . . . . . . . . . .   $            1,653,427
      Proved Developed Non-Producing Reserves  . . . . . . . . . . . . . . . . . . .                3,509,009
      Proved Undeveloped Reserves  . . . . . . . . . . . . . . . . . . . . . . . . .               67,737,953
                                                                                       ----------------------
           Total SEC PV-10 of Proved Reserves  . . . . . . . . . . . . . . . . . . .   $           72,900,389
                                                                                       ======================

----------------

(1) Prices based on $19.50 per Bbl of oil and $1.95 to $2.25 per Mcf of gas.
(2) PV-10 differs from the standardized measure of discounted future net cash flows set forth in the notes to the Consolidated Financial Statements of the Company, which is calculated after provision for future income taxes.

OIL AND GAS PRODUCTION, PRICES AND COSTS

         The following table shows the approximate net production attributable to the Company's oil and gas interests, the average sales price and the average production expense attributable to the Company's oil and gas production for the periods indicated. Production and sales information relating to properties acquired or disposed of is reflected in this table only since or up to the closing date of their respective acquisition or sale and may affect the comparability of the data between the periods indicated.

                                                                         Six Months Ended
                                                  Year Ended June 30,      December 31,
                                                 --------------------   -------------------
                                                    1996        1997       1996      1997
                                                 -----------   ------   ---------   -------
Oil and Gas Production:
     Oil (Bbls) . . . . . . . . . . . . . . .        --         8,891      1,094    14,491
     Gas (Mcf)  . . . . . . . . . . . . . . .        --        43,301      8,291    85,551
     Oil Equivalents (BOE)  . . . . . . . . .        --        16,198      2,476    28,751
Average Sales Price(1):
     Oil (per Bbl)  . . . . . . . . . . . . .        --        $19.22     $20.00    $18.23
     Gas (per Mcf)  . . . . . . . . . . . . .        --        $ 2.21     $ 2.35    $ 2.00
     Oil Equivalents (per BOE)  . . . . . . .        --        $16.81     $16.71    $15.14
Oil and gas production expenses (per BOE)(2).        --        $15.57     $15.50    $ 7.86



---------------------
(1) Before deduction of production taxes.
(2) Includes lease operating expenses and production and ad valorem taxes, if applicable.

DRILLING ACTIVITY

         The Company did not drill any wells during the two fiscal years ended June 30, 1997. During the six-month period ended December 31, 1997, the Company participated for a 12.5% working interest in a single exploratory well which was a dry hole.

OIL AND GAS WELLS

         The following table sets forth the number of productive oil and gas wells in which the Company had a working interest at December 31, 1997.

                                          Productive Wells
                         -------------------------------------------------
                                 Gross(1)                   Net(2)
                         ------------------------  -----------------------
        Location           Oil      Gas    Total     Oil     Gas     Total
------------------------ -------  ------- -------  ------- -------  ------
Texas . . . . . . . . .     34        1      35       34       1       35
Oklahoma  . . . . . . .     10        4      14        9       3       12
                           ---      ---     ---     ----     ---      ---
     Total  . . . . . .     44        5      49       43       4       47
                           ===      ===     ===      ===     ===      ===

-------------------

(1) The number of gross wells is the total number of wells in which a working interest is owned.
(2) The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.

    OIL AND GAS ACREAGE

         The following table summarizes the Company's developed and undeveloped leasehold acreage at December 31, 1997.

                                      Developed            Undeveloped
                                ---------------------- --------------------
           Location              Gross(1)    Net(2)       Gross(1)   Net(2)
------------------------------  ---------- ----------- -----------  -------
Texas . . . . . . . . . . . .      3,629       3,629     12,656     12,656
Oklahoma  . . . . . . . . . .      1,350       1,181        -0-        -0-
                                   -----       -----     ------     ------
     Total  . . . . . . . . .      4,979       4,810     12,656     12,656
                                   =====       =====     ======     ======

-------------

(1) The number of gross acres is the total number of acres in which a working interest is owned.
(2) The number of net acres is the sum of fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

         Substantially all of the Company's interests are leasehold working interests or overriding royalty interests (as opposed to mineral or fee interests) under standard onshore oil and gas leases. As is customary in the industry, the Company generally acquires oil and gas acreage without any warranty of title except as to claims made by, through or under the transferor. Although the Company has title examined by a landman or title attorney prior to acquisition of developed acreage in those cases in which the economic significance of the acreage justifies the cost, there can be no assurance that losses will not result from title defects or from defects in the assignment of leasehold rights. In many instances, title opinions may not be obtained if in the Company's judgment it would be uneconomical or impractical to do so.

COMPETITION

         The oil and gas industry is highly competitive. Competitors of the Company include major and other independent oil and gas companies, and individual producers and operators, many of which have substantially greater financial resources and larger staffs and facilities than those of the Company. In addition, the Company frequently encounters competition in the acquisition of oil and gas properties, and in its well service and equipment business. The principal means of competition for acquisitions are the amount and terms of the consideration offered. The principal means of such competition with respect to the sale of oil and gas production are product availability and price. The price at which the Company's gas may be sold will continue to be affected by a number of factors, including the price of alternate fuels such as oil and coal and competition among various gas producers and marketers. See "Risk Factors -- Competition."

REGULATION

         GENERAL FEDERAL AND STATE REGULATION. The Company's oil and gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal and state agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases the Company's cost of doing business and affects its profitability. Because such rules and regulations are frequently amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such laws.

         The State of Texas and many other states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells. Many states restrict production to the market demand for oil and gas. Some states have enacted statutes prescribing ceiling prices for gas sold within their states.

         FERC regulates interstate gas transportation rates and service conditions, which affect the marketing of gas produced by the Company, as well as the revenues received by the Company for sales of such production. Since the mid-1980s, FERC has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B ("Order

636"), that have significantly altered the marketing and transportation of gas. Order 636 mandates a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC's purposes in issuing the orders is to increase competition within all phases of the gas industry. Order 636 and subsequent FERC orders on rehearing have been appealed and are pending judicial review. Because these orders may be modified as a result of the appeals, it is difficult to predict the ultimate impact of the orders on the Company and its gas marketing efforts. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines' traditional role as wholesalers of gas, and has substantially increased competition and volatility in gas markets.

         The price the Company receives from the sale of oil and natural gas liquids is affected by the cost of transporting products to market. Effective January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. The Company is not able to predict with certainty the effects, if any, of these regulations on its operations. However, the regulations may increase transportation costs or reduce wellhead prices for oil and natural gas liquids. Finally, from time to time regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below natural production capacity in order to conserve supplies of oil and gas. See "Risk Factors -- Laws and Regulations."

         ENVIRONMENTAL REGULATION. The Company's exploration, development, and production of oil and gas, including its operation of water injection and disposal wells, are subject to various federal, state and local environmental laws and regulations. Such laws and regulations can increase the costs of planning, designing, installing and operating oil and gas wells. The Company's domestic activities are subject to a variety of environmental laws and regulations, including but not limited to, the Oil Pollution Act of 1990 ("OPA"), the Clean Water Act ("CWA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), the Clean Air Act ("CAA"), and the Safe Drinking Water Act ("SDWA"), as well as state regulations promulgated under comparable state statutes. The Company also is subject to regulations governing the handling, transportation, storage, and disposal of naturally occurring radioactive materials that are found in its oil and gas operations. Civil and criminal fines and penalties may be imposed for non-compliance with these environmental laws and regulations. Additionally, these laws and regulations require the acquisition of permits or other governmental authorizations before undertaking certain activities, limit or prohibit other activities because of protected areas or species, and impose substantial liabilities for cleanup of pollution.

         Under the OPA, a release of oil into water or other areas designated by the statute could result in the Company being held responsible for the costs of remediating such a release, certain OPA specified damages, and natural resource damages. The extent of that liability could be extensive, as set forth in the statute, depending on the nature of the release. A release of oil in harmful quantities or other materials into water or other specified areas could also result in the Company being held responsible under the CWA for the costs of remediation, and civil and criminal fines and penalties.

         CERCLA and comparable state statutes, also known as "Superfund" laws, can impose joint and several and retroactive liability, without regard to fault or the legality of the original conduct, on certain classes of persons for the release of a "hazardous substance" into the environment. In practice, cleanup costs are usually allocated among various responsible parties. Potentially liable parties include site owners or operators, past owners or operators under certain conditions, and entities that arrange for the disposal or treatment of, or transport hazardous substances found at the site. Although CERCLA, as amended, currently exempts petroleum, including but not limited to, crude oil, gas and natural gas liquids from the definition of hazardous substance, the Company's operations may involve the use or handling of other materials that may be classified as hazardous substances under CERCLA. Furthermore, there can be no assurance that the exemption will be preserved in future amendments of the act, if any.

         RCRA and comparable state and local requirements impose standards for the management, including treatment, storage, and disposal of both hazardous and nonhazardous solid wastes. The Company generates hazardous and nonhazardous solid waste in connection with its routine operations. From time to time, proposals have been made that would reclassify certain oil and gas wastes, including wastes generated during pipeline, drilling, and production operations, as "hazardous wastes" under RCRA which would make such solid wastes subject to much more stringent handling, transportation, storage, disposal, and clean-up requirements. This development could have a significant impact on the Company's operating costs. While state laws vary on this issue, state initiatives to further regulate oil and gas wastes could have a similar impact.

         Because oil and gas exploration and production, and possibly other activities, have been conducted at some of the Company's properties by previous owners and operators, materials from these operations remain on some of the properties and in some instances require remediation. In addition, the Company has agreed to indemnify sellers of producing properties from whom the Company has acquired reserves against certain liabilities for environmental claims associated with such properties. While the Company does not believe that costs to be incurred by the Company for compliance and remediating previously or currently owned or operated properties will be material, there can be no guarantee that such costs will not result in material expenditures.

         Additionally, in the course of the Company's routine oil and gas operations, surface spills and leaks, including casing leaks, of oil or other materials occur, and the Company incurs costs for waste handling and environmental compliance. Moreover, the Company is able to control directly the operations of only those wells for which it acts as the operator. Notwithstanding the Company's lack of control over wells owned by the Company but operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, be attributable to the Company.

         It is not anticipated that the Company will be required in the near future to expend amounts that are material in relation to its total capital expenditures program by reason of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance. There can be no assurance that more stringent laws and regulations protecting the environment will not be adopted or that the Company will not otherwise incur material expenses in connection with environmental laws and regulations in the future. See "Risk Factors -- Laws and Regulations."

EMPLOYEES

         At March 4, 1998, the Company had 31 full-time employees of which six were management, six were administrative and 19 were field employees. None of the Company's employees are represented by a union. The Company has experienced no work stoppages and management considers its relations with employees to be good. The Company uses contract services in its field operations and employs independent consultants, as needed, to evaluate Company prospects, reserves and other oil and gas assets for potential acquisitions.

FACILITIES

         The Company occupies approximately 4,500 square feet of office space at 8350 N. Central Expressway, Suite M2030, Dallas, Texas on a month-to-month basis at a rent of $4,600 per month. The Company leases a field office and an equipment yard in Odessa, Texas and also leases a warehouse, shop and field office in Mineral Wells, Texas.

LEGAL PROCEEDINGS

         There are no legal proceedings pending against the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following is a list of the names and ages of each of the Company's directors and executive officers:

         Name                        Age     Position
         ----                        ---     --------
         Eugene A. Soltero            54     Director, Chairman of the Board and Chief Executive Officer
         James E. Hogue               60     Director, President and Chief Operating Officer
         Leon A. Romero               49     Director, Senior Vice President and Chief Financial Officer
         Patricia A. Dickerson        52     Vice President, Corporate Affairs/Investor Relations and
                                             Secretary
         Wayne T. Egan(1)             35     Director
         Richard J. Lachcik(2)        40     Director


         -----------------

         (1)  Member, Audit Committee

         (2)  Member, Compensation Committee

         EUGENE A. SOLTERO has served as a director of the Company since February 1995. He was President from February 1995 to July 1996 and has been Chairman and Chief Executive Officer since January 1996. From March 1994 to February 1995, he was President and Chief Executive Officer of Cimarron Resources, Inc., an independent gas production company. From August 1991 to March 1994, he was Chairman of the Board, President and Chief Executive Officer of Aztec Energy Corporation, a publicly-held independent oil and gas production company. In June 1994, Aztec Energy Corporation filed a bankruptcy proceeding under Chapter 11 of the Federal Bankruptcy Act. Mr. Soltero has served as Chief Operating Officer and/or Chief Executive Officer for private and public oil and gas companies for more than 20 years, including directing the formation and growth of start-up companies. Early in his career, he was trained at Sinclair Oil Corporation in exploration and production management, served as Manager of Planning for Texas International Petroleum Corporation, and Petroleum Economist for DeGolyer and MacNaughton, petroleum exploration and production consultants. Mr. Soltero is a member of the Society of Petroleum Engineers, a member and former director of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners. He has also served, on two separate terms, as a director of the Independent Petroleum Refiners Association of America. He is a master's graduate of the Massachusetts Institute of Technology in business (where he was awarded the Sinclair Fellowship in Petroleum Economics) with an undergraduate engineering degree from The Cooper Union. Mr. Soltero is a registered professional engineer in the State of Texas.

         JAMES E. HOGUE became President, Chief Operating Officer and a director of the Company in July 1996. Since 1988, Mr. Hogue has served as a director, President and major stockholder of Third Coast Capital, Inc., a venture capital company. Since 1991, Mr. Hogue has served as President of Martex Oil and Gas, Inc. In 1983, Mr. Hogue formed Mayco Petroleum, Inc., for which he served as President until 1988. Early in his career, Mr. Hogue served as a driller for Leatherwood Company and as a core engineer for Sargent Diamond Bit, Inc. Subsequently, Mr. Hogue became President and major stockholder of a diamond bit manufacturing company. In the late 1970s, Mr. Hogue served for four years as President of Union Crude Oil Company, an exploration and drilling company, and for two years as Vice President of Independent Producers Marketing Company, a crude oil supply and transportation company. Mr. Hogue has participated in drilling or furnishing services for over 3,000 wells in Texas, Oklahoma, New Mexico, Louisiana and Colorado.

         LEON A. ROMERO became a director, Senior Vice President and Chief Financial Officer of the Company in February 1998. From August 1997 through February 1998, Mr. Romero was an Advisory Director of the Company. From 1992 to August 1997, Mr. Romero was the President and co-founder of Old Aspen. Mr. Romero is the Director of the Independent Petroleum Association of New Mexico, and a member of both the New Mexico Oil and Gas Association and the Independent Petroleum Association of America. Mr. Romero received his Bachelor of Science in Accounting from the University of Albuquerque. He also holds a Master's degree in Entrepreneurial Development from the University of California at Los Angeles.

         PATRICIA A. DICKERSON joined the Company in 1997 as Director of Investor Relations and serves as Corporate Secretary of the Company and each of its subsidiaries. She was elected as a Vice President, Corporate Affairs/Investors Relations in February 1998. She was formerly employed with Box Energy Corporation in Dallas, a Nasdaq company, for over 20 years. She was Senior Assistant to the Chairman of the Board of that independent oil and gas exploration company and from 1985 to 1997 she was Director of Investor Relations. Ms. Dickerson holds a B.A. degree in Government from Texas Woman's University, Denton, Texas and a Juris Doctorate degree from Texas Tech University, Lubbock, Texas. She is a member of the National Association of Investor Relations Professionals and the Texas Investor Relations Association for the Petroleum Industry.

         WAYNE T. EGAN has served as a director of the Company since June 1996. He is a partner in the Toronto, Canada law firm of Weir and Foulds. Mr. Egan has practiced law in Canada since 1988. He holds an L.L.B. degree from Queen's University and a Bachelor of Commerce from the University of Toronto, and is a member of the Canadian Bar Association. Weir and Foulds serves as the Company's Canadian counsel.

         RICHARD J. LACHCIK has served as a director of the Company since November 1996. He is a partner in the Toronto, Canada law firm of Weir and Foulds. Mr. Lachcik is a graduate of Queen's University with an L.L.B. degree, holds a B.A. from the University of Toronto, and is a member of the Ontario Bar. Weir & Foulds serves as the Company's Canadian counsel. Mr. Lachcik has practiced law in Toronto, Canada since 1983.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company has established an Audit Committee and a Compensation Committee. The Audit Committee reviews and makes recommendations to the Board of Directors with respect to the engagement of the Company's independent public accountants, reviewing with such accountants the plans for and the results and scope of the auditing engagement and certain other matters relating to the services provided to the Company, including the independence of such accountants. The Audit Committee held one meeting during the fiscal year ended June 30, 1997. Mr. Egan is the sole member of the Audit Committee.

         The Compensation Committee reviews on behalf of, and makes recommendations to, the Board of Directors with respect to compensation of directors, executive officers and key employees of the Company and will administer the Company's 1997 Stock Compensation Plan and Non-Employee Directors Stock Option Plan. The Compensation Committee held one meeting during the fiscal year ended June 30, 1997. Mr. Lachcik is the sole member of the Compensation Committee.

COMPENSATION OF DIRECTORS

         Each director who is not an employee of the Company is paid $500 for each meeting of the Board of Directors attended (exclusive of telephonic meetings) and $500 for each meeting of a committee of the Board of Directors attended (exclusive of committee meetings occurring on the same day as Board Meetings), and will be reimbursed for expenses incurred in attending such meetings. Directors who are employees of the Company are not paid any additional compensation for attendance at Board of Directors or committee meetings. During the fiscal year ended June 30, 1997, the Board of Directors held one meeting and acted by unanimous consent on 10 occasions.

FAMILY RELATIONSHIPS

         There are no family relationships among the Company's directors or executive officers.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid or to be paid to the Company's executive officers, directly or indirectly, for services rendered in all capacities for the referenced periods.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                 ANNUAL COMPENSATION(1)        COMPENSATION
                                                                ------------------------      -------------
                                                                            OTHER ANNUAL        RESTRICTED
                 NAME AND PRINCIPAL POSITION         YEAR       SALARY      COMPENSATION       STOCK AWARDS
            -------------------------------------    ----       ------      ------------       ------------
            Eugene A. Soltero, Chairman of the       1997     $120,000           $0                 $0
               Board and Chief Executive Officer     1996     $115,000           $0
                                                     1995      $25,000           $0

            James E. Hogue, President and            1997     $120,000           $0                 $0
               Chief Operating Officer               1996     $115,000           $0
                                                     1995      $25,000           $0

            Peter Lucas, Senior Vice President(2)    1997     $110,000           $0                 $0
                                                     1996     $101,500           $0
                                                     1995         $0             $0


----------------------
(1) Certain of the Company's executive officers receive personal benefits in addition to salary. The aggregate amounts of these benefits, however, do not exceed the lesser of $50,000 or 10% of the total annual salary reported for the executives.
(2) Mr. Lucas resigned as an officer of the Company in October 1997.

EMPLOYMENT AGREEMENTS

         The Company does not have employment contracts with any of its executive officers.

OPTIONS

         The following table sets forth information regarding options granted to executive officers and directors of the Company during fiscal 1997:

                                            OPTION GRANTS IN LAST FISCAL YEAR
                                                   (INDIVIDUAL GRANTS)

                                  NUMBER OF
                                SECURITIES(1)            PERCENT OF TOTAL
                              UNDERLYING OPTIONS        OPTIONS GRANTED TO         EXERCISE OR       EXPIRATION
              NAME                 GRANTED           EMPLOYEES IN FISCAL YEAR      BASE PRICE           DATE
      ------------------------------------------------------------------------------------------------------------
      Eugene A. Soltero             83,333                     10.7%                  $0.72      December 31, 1999
      James E. Hogue                83,333                     10.7%                  $0.72      December 31, 1999
      Wayne Egan                    50,000                      6.4%                  $1.83         July 1, 2000
      Richard J. Lachcik            50,000                      6.4%                  $1.83         July 1, 2000
      Patricia A. Dickerson         25,000                      3.2%                  $1.83         July 1, 2000
      Michael Kamis(2)             200,000                     25.6%                  $1.83         July 1, 2000


---------------
(1) Shares of Common Stock.
(2) Mr. Kamis is a former director of the Company.

         The following table sets forth information regarding the value of unexercised options held by executive officers and directors of the Company as of June 30, 1997.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                 UNDERLYING-UNEXERCISED       IN-THE-MONEY-OPTIONS AT
                                                 OPTIONS AT FY-END                     FY-END
                  NAME                         EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
                  ----                         -------------------------     -------------------------
                  Eugene A. Soltero                         283,333/0                  $0/$0
                  James E. Hogue                            283,333/0                  $0/$0
                  Wayne T. Egan                              50,000/0                  $0/$0
                  Richard J. Lachcik                         50,000/0                  $0/$0
                  Patricia A. Dickerson                      25,000/0                  $0/$0
                  Peter Lucas                               200,000/0                  $0/$0
                  Michael Kamis                             200,000/0                  $0/$0

VOTING AGREEMENTS

         Under the terms of a Voting Trust Agreement (the "Voting Agreement"), unaffiliated parties that transferred their interests in certain properties to the Company in 1995 in exchange for securities provided a power of attorney to Eugene A. Soltero and James E. Hogue to vote approximately 3.28 million shares of Common Stock held by such property contributors until January 1, 2001. The Voting Agreement expires with respect to any of the shares of Common Stock transferred to an unaffiliated third party by such shareholder. The Company believes that as of February 28, 1998, approximately 2.5 million shares of Common Stock were subject to the Voting Agreement. See "Principal Stockholders."

         Liviakis Financial Communications, Inc., ("LFC") and its affiliates have agreed that, with respect to any shares of Common Stock acquired by them pursuant to the LFC Consulting Agreement with the Company, they will vote such shares of Common Stock until January 1, 2001 for directors nominated by Messrs. Hogue and Soltero and certain other matters. Approximately 2,000,000 shares are currently subject to this voting rights covenant. See "Certain Relationships and Related Transactions" and "Principal Stockholders."

         Pursuant to the terms of the definitive acquisition agreement, the four previous shareholders of Old Aspen agreed, for a period of five years, to vote their shares of Common Stock of the Company for directors nominated by Messrs. Hogue and Soltero. Messrs. Hogue and Soltero are obligated, upon the Company's continuance into the Yukon Territory, a jurisdiction which allows a majority of the directors to be U.S. citizens, to nominate and vote for Mr. Leon A. Romero, former President of Old Aspen, as a director of the Company.
In February 1998, Mr. Romero was elected as a director, Senior Vice President and Chief Financial Officer of the Company. Approximately 2,240,000 shares are currently subject to this voting covenant. See "Business and Properties -- Recent Developments; Aspen Acquisition" and "Principal Stockholders."

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         In the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, the Company reported that all persons or entities subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), timely filed all reports required under the rules and regulations promulgated thereunder. Subsequent to the filing of the Annual Report with the Commission, the Company became aware that both Wayne T. Egan and Richard J. Lachcik, each directors of the Company, failed to file a Form 3 -- Initial Statement of Beneficial Ownership of Securities, which filing was due in December 1996, and Form 4's -- Statement of Changes in Beneficial Ownership of Securities for the months ended September and October 1997. On December 19, 1997, Messrs. Egan and Lachcik filed with the Commission appropriate forms promulgated under Section 16(a) of the Exchange Act for the purpose of reporting their respective ownership interest and related transactions in the Company's Common Stock for the noted periods.

         Except for the events described in the foregoing paragraph, the Company is not aware of any transactions in its outstanding securities by or on behalf of any director, executive officer or 10% holder of the Common Stock, which would require the filing of any report pursuant to Section 16(a) that was not filed with the Company.

STOCK OPTION PLANS

         1995 PLAN. Shortly after incorporation in February 1995, the stockholders of the Company approved the 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan provided for the reservation of an amount of shares necessary to cover the issuance of shares upon exercise of all options granted thereunder, provided such reservation did not exceed 10% of the issued Common Stock of the Company, or such greater number of shares as determined by the Board of Directors or approved, if necessary, by the stockholders. There presently are outstanding options to purchase 594,000 shares of Common Stock at a price of $1.83 per share. The Company does not intend to issue any further options under the 1995 Plan.

         1997 PLAN. On February 10, 1998, the stockholders of the Company approved the 1997 Stock Compensation Plan of Cotton Valley Resources Corporation (the "1997 Plan") and reserved 1,400,000 shares of Common Stock for issuance under the plan. The 1997 Plan terminates on November 13, 2007 unless previously terminated by the Board of Directors. The 1997 Plan is administered by the Compensation Committee or the entire Board of Directors as determined by the Board of Directors.

         Eligible participants in the 1997 Plan include full time employees, directors (other than Non-Employee Directors) and advisors of the Company and its subsidiaries. Options granted under the 1997 Plan are intended to qualify as "incentive stock options" pursuant to the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options which do not constitute incentive stock options ("nonqualified options") as determined by the Company's Compensation Committee (the "Committee").

         Under the 1997 Plan the Company may also grant "Restricted Stock" awards. "Restricted Stock" represents shares of Common Stock issued to eligible participants under the 1997 Plan subject to the satisfaction by the recipient of certain conditions and enumerated in the specific Restricted Stock grant. Conditions which may be imposed include, but are not limited to, specified periods of employment, attainment of personal performance standards or the overall performance of the Company. The granting of Restricted Stock represents an additional incentive for eligible participants under the 1997 Plan to promote the development of the Company, and may be used by the Company as another means of attracting and retaining qualified individuals to serve as employees of the Company or its subsidiaries.

         Incentive stock options may be granted only to employees of the Company or a subsidiary who, in the judgment of the Committee, are responsible for the management or success of the Company or a subsidiary and who, at the time of the granting of the incentive stock option, are either an employee of the Company or a subsidiary. No incentive stock option may be granted under the 1997 Plan to any individual who would, immediately before the grant of such incentive stock option, directly or indirectly, own more than ten percent (10%) of the total combined voting power of all classes of stock of the Company unless (i) such incentive stock option is granted at an option price not less than one hundred ten percent (110%) of the fair market value of the shares on the date the incentive stock option is granted and (ii) such incentive stock option expires on a date not later than five years from the date the incentive stock option is granted.

         The purchase price of the shares of the Common Stock offered under the 1997 Plan must be one hundred percent (100%) of the fair market value of the Common Stock at the time the option is granted or such higher purchase price as may be determined by the Committee at the time of grant; provided, however, if an incentive stock option is granted to an individual who would, immediately before the grant, directly or indirectly own more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, the purchase price of the shares of the Common Stock covered by such incentive stock option may not be less than one hundred ten percent (110%) of the fair market value of such shares on the day the incentive stock option is granted. If the Common Stock is listed upon an established stock exchange or exchanges, the fair market value of the Common Stock shall be the highest closing price of the Common Stock on the day the option is granted or, if no sale of the Common Stock is made on an established stock exchange on such day, on the next preceding day on which there was a sale of such stock. As the price of the Common Stock is currently quoted on the American Stock Exchange, the fair market value of the Common Stock underlying options granted under the 1997 Plan shall be the closing sales price of the Common Stock on the day the options are granted. If there is no market price for the Common Stock, then the Board of Directors and the Committee may, after taking all relevant facts into consideration, determine the fair market value of the Common Stock.

         Options are exercisable in whole or in part as provided under the terms of the grant, but in no event shall an option be exercisable after the expiration of ten years from the date of grant. Except in case of disability or death, no option shall be exercisable after an optionee ceases to be an employee of the Company, provided that the Committee shall have the right to extend the right to exercise for a period not longer than three months following the date of termination of an optionee's employment. If an optionee's employment is terminated by reason of disability, the Committee may extend the exercise period for a period not in excess of one year following the date of termination of the optionee's employment. If an optionee dies while in the employ of the Company and shall not have fully exercised his options, the options may be exercised in whole or in part at any time within one year after the optionee's death by the executors or administrators of the optionee's estate or by any person or persons who acquired the option directly from the optionee by bequest or inheritance.

         Under the 1997 Plan, an individual may be granted one or more options, provided that the aggregate fair market value (determined at the time the option is granted) of the shares covered by incentive options which may be exercisable for the first time during any calendar year shall not exceed $100,000. There presently are outstanding options to purchase 600,000 shares of Common Stock at a price of $1.65 per share. Under the 1997 Plan, the Company granted in February 1998 to each of Eugene A. Soltero and James E. Hogue, 300,000 options, each exercisable at a price of $1.65 per share until February 23, 2003.

         NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN. The stockholders of the Company in February 1998 approved the Non- Employee Directors Stock Option Plan of Cotton Valley Resources Corporation (the "Directors Plan") and reserved for issuance 200,000 shares of Common Stock for issuance under the plan. The Directors Plan terminates on November 13, 2007 unless previously terminated by the Board of Directors. The Directors Plan is administered by the Stock Option Committee or by the entire Board of Directors as determined by the Board of Directors.

         Eligible participants in the Directors Plan are non-employee directors of the Company and its subsidiaries. Options which do not constitute incentive stock options (non-qualified options) may only be granted under the Directors Plan. The Directors Plan shall be administered by the Company's Stock Option Committee (the "Stock Option Committee").

         Each non-employee director shall be granted, without further action on the part of the Board of Directors or such individual an option to purchase 1,000 shares of Common Stock on the day of the non-employee director's appointment or election to the Board of Directors, which ever comes first. Thereafter, on each anniversary of the non-employee director's election or appointment to the Board, such individual, without further action of the Board of Directors or the individual shall receive an option to purchase 1,000 shares of Common Stock, assuming said individual continues to be a non-employee director. Discretionary option grants may also be made to eligible participants by the Stock Option Committee or the Board of Directors.

         The purchase price of the shares of the Common Stock offered under the Directors Plan must be one hundred percent (100%) of the fair market value of the Common Stock at the time the option is granted or such higher purchase price as may be determined by the Stock Option Committee at the time of grant. If the Common Stock is listed upon an established stock exchange or exchanges, the fair market value of the Common Stock shall be the highest closing price of the Common Stock on the day the option is granted or, if no sale of the Common Stock is made on an established stock exchange on such day, on the next preceding day on which there was a sale of such stock. As the price of the Common Stock is currently quoted on the American Stock Exchange, the fair market value of the Common Stock underlying options granted under the Directors Plan shall be the closing sales price of the Common Stock on the day the options are granted. If there is no market price for the Common Stock, then the Board of Directors and the Stock Option Committee may, after taking all relevant facts into consideration, determine the fair market value of the Common Stock. There presently are no outstanding options granted under the Directors Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In February 1995, the Company issued a total of 560,001 shares of Common Stock to Eugene A. Soltero, Chairman of the Board and Chief Executive Officer, and James E. Hogue, President and Chief Operating Officer, for pre-incorporation services valued at $1,401. Shortly after incorporation, the Company issued 2,100,000 special shares to Messrs. Soltero and Hogue which were subsequently exchanged for 1,440,000 shares of Common Stock of the Company valued at $5,832. See "Management" and "Principal Stockholders."

         In December 1995, the Company issued 80,000 shares of Common Stock to each of Messrs. Soltero and Hogue for pre-incorporation services valued at $0.04 per share. Additionally, since June 14, 1996, the Company has granted to each of Messrs. Soltero and Hogue options to purchase 83,333 shares of Common Stock at $0.73 per share and options to purchase 500,000 shares at prices ranging from $1.65 to $1.83 per share.

         During the fiscal years ended June 30, 1996 and 1995, the Company paid management fees to two family corporations controlled by Messrs. Soltero and Hogue aggregating $160,000 and $50,000, respectively, in lieu of salaries. In addition, the Company has received advances from these two companies which totaled $139,710 at June 30, 1997. As of December 31, 1997, $119,710 of the
advances remained outstanding. The advances are unsecured and without interest and are payable after January 1, 1999.

         During the year ended June 30, 1997, the Company paid to Weir & Foulds approximately $50,000 in legal fees. Most of the legal services were provided by Richard Lachcik and Wayne Egan, directors of the Company, who are members of Weir & Foulds. Messrs. Lachcik and Egan each received in fiscal year 1997 options to purchase 50,000 shares of Common Stock at $1.83 per share.

         In November 1996, the Company entered into a consulting agreement (the "LFC Consulting Agreement") with Liviakis Financial Communications, Inc., a California corporation ("LFC"). Under the terms of the LFC Consulting Agreement, LFC was retained to assist and consult with the Company in matters concerning corporate finance and to represent the Company in investors' communications and public relations with existing stockholders, brokers and other investment professionals. As consideration for LFC undertaking the engagement, the Company issued and delivered to LFC an aggregate of 1,490,000 shares of Company's Common Stock as non-forfeitable compensation. The stock issuance was recorded at $1,087,800 based on the Company's stock price at the date of the LFC Consulting Agreement.

         In connection with LFC undertaking the consulting engagement, the Company sold to LFC and Robert B. Prag, an affiliate of LFC, 500,000 units (the "Units") for $375,000 or $0.75 per Unit. Each Unit consisted of one share of the Company's Common Stock and one stock purchase warrant (a "LFC Warrant") which entitled the holder thereof to purchase a share of the Company's Common Stock at an exercise price of $0.80 through November 7, 2001. The estimated value of the stock purchase warrants of $199,000 was recorded as an expense. See "Description of Securities -- Warrants; LFC Warrants" and "Selling Stockholders."

         The LFC Consulting Agreement provided that any shares of Common Stock received by LFC and its affiliate under the LFC Consulting Agreement, either directly or indirectly through the exercise of warrants, shall be voted in connection with the election of directors for such nominees as may be designated by Eugene A. Soltero, Chairman of the Board and Chief Executive Officer of the Company, and James E. Hogue, President and Chief Operating Officer of the Company, and with respect to related matters in such manner as Messrs. Soltero and Hogue may designate. The voting rights covenant is applicable for any vote of stockholders for the election of directors or any related matter (such as increasing or decreasing the number of directors or creating a classified board of directors) until January 1, 2001. Any shares of Common Stock transferred by LFC and its affiliate to persons or entities not subject to the control of LFC shall be transferred free of this voting rights covenant. At February 28, 1998, approximately 2,000,000 outstanding shares of the Company's Common Stock owned by LFC and its affiliates were subject to the voting rights covenant. The LFC Consulting Agreement expired on January 2, 1998. See "Management -- Voting Agreements," "Principal Stockholders" and "Selling Stockholders."

         As further compensation to LFC, the Company agreed to compensate LFC with a fee in the event that LFC introduces the Company, or its nominees, to a lender or equity purchaser, not already having a pre-existing relationship with the Company and such financing is ultimately consummated. In connection with the sale by the Company of its Convertible Debentures in December 1997, LFC received a cash fee of $108,000. See "Business and Properties -- Recent Developments; Sale of Convertible Debentures" and "Description of Securities -- Convertible Debentures."

         On June 24, 1997, the Company issued to LFC a 9% Convertible Secured Promissory Note (the "LFC Note") for a $579,000 loan. On December 3, 1997, the Company repaid $479,000 of the principal amount of the LFC Note and accrued interest. LFC converted the remaining principal amount of $100,000 into 60,000 shares of the Company's Common Stock ($1.67 per share). As additional consideration for the loan, the Company issued to LFC warrants (the "Liviakis Warrants") expiring April 3, 2002 to purchase 161,351 shares of the Company's Common Stock at an exercise price of $2.08 per share. See "Description of Securities -- Warrants; Liviakis Warrants."

         Additionally, in December 1997, the Company agreed to issue to LFC warrants to purchase 100,000 shares of the Company's Common Stock exercisable at $3.50 per share until December 31, 2000 (the "LFC Mustang Warrants"), as additional compensation for LFC's assistance to the Company in completing acquisitions and other financings during calendar 1997. LFC directed the Company to issue 25,000 of the Mustang Warrants to Robert B. Prag, an officer of LFC. See "Description of Securities -- Warrants; Mustang Warrants."

         The LFC Consulting Agreement further provides that the Company shall file with the Commission a registration statement under the Securities Act covering, among other securities, the shares of Common Stock issued to LFC and its affiliates including shares of stock underlying the LFC Warrants, Liviakis Warrants and LFC Mustang Warrants. Of the 10,891,184 Shares offered hereby, 2,811,351 shares are being offered by LFC and Robert B. Prag. See "Selling Stockholders" and "Description of Securities -- Warrants."

         Leon A. Romero, Senior Vice President, Chief Financial Officer and a director of the Company received 977,771 net shares of Common Stock from the Company in July 1997 as a result of the Aspen Acquisition. Mr. Romero was one of the selling stockholders of Old Aspen. See "Business and Properties -- Recent Developments; Aspen Acquisition," "Management," "Selling Stockholders" and "Agreements with Selling Stockholders."

         The transactions described in this section were ratified by a majority of the Company's independent directors who did not have an interest in the transactions and who had access, at the Company's expense, to the Company's or independent counsel.

         Any future transactions between the Company and its affiliates will be approved by a majority of disinterested directors and will be on terms no less favorable to the Company than those which could be obtained from unrelated third parties. Any forgiveness of loans must be approved by a majority of the Company's independent directors who do not have an interest in the transactions and who have access, at the Company's expense, to the Company's or independent legal counsel.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 9, 1998, by (i) each person who "beneficially" owns more than 5% of all outstanding shares of Common Stock, (ii) each director and executive officer, and (iii) all directors and executive officers as a group. Except as otherwise indicated, all persons listed below have (a) sole voting power and investment power with respect to their Common Stock except to the extent that authority is shared by spouses under applicable law, and (b) record and beneficial ownership of their shares.

                                                                 BEFORE OFFERING                AFTER OFFERING(11)
                                                            ---------------------------      --------------------------
                                                             AMOUNT AND                      AMOUNT AND
                                                             NATURE OF       PERCENTAGE      NATURE OF       PERCENTAGE
                                                             BENEFICIAL           OF         BENEFICIAL          OF
                 NAME                                        OWNERSHIP       OWNERSHIP       OWNERSHIP        OWNERSHIP
-------------------------------------------------           -----------      -----------     -----------     -----------
 Eugene A. Soltero (1)                                      4,699,333(5)         26.62         2,726,562          11.65
 James E. Hogue (1)                                         4,924,333(6)         27.89         2,951,562          12.61
 Leon A. Romero(1) (2)                                        977,771             5.73                -0-             0(12)
 Wayne T. Egan (3)                                             29,000(7)             *            29,000              *
 Richard J. Lachcik (3)                                            -0-               0                -0-             0
 Patricia A. Dickerson (4)                                     50,000(8)             *            50,000              *
 Liviakis Financial Communications, Inc.                    3,041,851(9)         17.20           505,500           2.22
 All directors and executive officers
     as a group (six persons)                               9,702,666(10)        54.82         5,757,124(13)      24.53


------------------
*Less than 1%.
(1) Mr. Soltero is the Chairman of the Board, a director and Chief Executive Officer of the Company and Mr. Hogue is a director, President and Chief Operating Officer of the Company. Messrs. Soltero and Hogue may be deemed promoters of the Company. The address of Messrs. Soltero, Hogue and Romero is 8350 North Central Expressway, Suite M2030, Dallas, Texas 75206. See "Management."
(2) Mr. Romero is the Senior Vice President, Chief Financial Officer and a director of the Company. See "Business and Properties -- Recent Developments; Aspen Acquisitions," "Management," "Selling Shareholders" and "Agreements with Selling Shareholders."
(3) Messrs. Egan and Lachcik are directors of the Company. The address of Messrs. Egan and Lachcik is Weir and Foulds, Suite 1600, 2 First Canadian Place, Toronto, Ontario, Canada M5X 1J5
(4) Ms. Dickerson is a Vice President, Corporate Affairs/Investor Relations of the Company. See "Management.".
(5) Includes 583,333 shares of Common Stock subject to employee stock options and the following shares, beneficial ownership of which is disclaimed:
     710,000 shares of Common Stock owned by the Soltero Family Limited Partnership, 36,000 shares of Common Stock held by Mr. Soltero's wife and approximately 3,370,000 shares, which represents 50% of the 6,740,000 shares owned by others subject to a voting trust agreement and voting covenants under certain agreements. See "Management -- Voting Agreements."
(6) Includes 583,333 shares of Common Stock subject to employee stock options and the following shares, beneficial ownership of which is disclaimed:
     740,000 shares of Common Stock owned by the Hogue Family Limited Partnership, 231,000 shares of Common Stock held by Mr. Hogue's wife and approximately 3,370,000 shares, which represents 50% of the 6,740,000 shares owned by others subject to a voting trust agreement and voting covenants under certain agreements. See "Management -- Voting Agreements."
(7)  Includes 20,000 shares of Common Stock subject to employee stock options.
(8) Includes 25,000 shares of Common Stock issuable upon exercise of stock options.
(9) Includes 611,351 shares issuable upon exercise of LFC, Liviakis and LFC Mustang Warrants held by LFC and does not include 150,000 shares of Common Stock issuable upon exercise of 125,000 LFC Warrants and 25,000 LFC Mustang Warrants, or 125,000 shares owned by Robert B. Prag, an officer of LFC.
     The address of LFC is 2420 'K' Street, Sacramento, California 95816.
     See "Certain Relationships and Related Transactions," "Description of Securities -- Warrants" and "Selling Stockholders."
(10) Includes 6,740,000 shares subject to a voting trust agreement and voting covenants under certain agreements. See "Management -- Voting Agreements."
(11) Upon sale of all of the Shares offered hereby, there will be approximately 22,821,557 outstanding shares of Common Stock which includes 2,548,309 shares to be issued upon exercise of outstanding warrants held by certain Selling Stockholders, 2,560,000 shares to be issued upon conversion of the outstanding Convertible Debentures and approximately 640,000 shares to be issued upon exercise of the Debenture Warrants which will be issued upon conversion of the Convertible Debentures. See "Description of Securities," "Selling Stockholders" and "Agreements with Selling Stockholders."
(12) Assumes the sale of all of Mr. Romero's shares in this Offering. See "Selling Stockholders."
(13) Includes approximately 2.5 million shares that will remain subject to a voting trust agreement and voting covenants under certain agreements if all of the Shares offered hereby are sold. See Management --
     Voting Agreements."

                           DESCRIPTION OF SECURITIES

COMMON STOCK

         The Company is presently authorized to issue an unlimited number of shares of Common Stock, no par value, of which 17,073,248 shares were issued and outstanding at March 9, 1998. The holders of Common Stock are entitled to equal dividends and distributions, per share, with respect to the Common Stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of Common Stock has a preemptive right to subscribe for any securities of the Company nor are any shares of Common Stock subject to redemption or convertible into other securities of the Company.
Upon liquidation, dissolution or winding up of the Company, and after payment of creditors and preferred shareholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding are fully paid, validly issued and non-assessable. Holders of the Common Stock do not have cumulative voting rights, so that holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors. At March 9, 1998, there are reserved for issuance (i) 2,580,440 shares of Common Stock issuable upon exercise of various outstanding warrants; (ii) 1,360,666 shares of Common Stock issuable upon exercise of options held by management and other employees; (iii) up to 4.8 million shares of Common Stock reserved for issuance upon conversion of the Convertible Debentures; (iv) up to 1.2 million shares reserved for issuance upon exercise of the Debenture Warrants; and (v) 1,000,000 shares reserved for issuance upon grant of future options under the Company's 1997 Plan and Director's Plan. See "Business and Properties -- Recent Developments; Sale of Convertible Debentures," "Management -- Options," and "-- Stock Option Plans." Also see "-- Warrants" and "-- Convertible Debentures" below.

PREFERRED STOCK

         Under the Company's Articles of Amalgamation, as amended, the Board of Directors has the power, generally without further action by the holders of the Common Stock, to designate the relative rights and preferences of the preferred stock, no par value (the "Preferred Stock"), and issue the Preferred Stock in one or more series as designated by the Board of Directors. The Board of Directors has authorized the issuance of up to 2,000,000 shares of 8% Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock.")
The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock or other series of Preferred Stock. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further shareholder action and may adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, the issuance of Preferred Stock could depress the market price of the Common Stock. There are no outstanding shares of Preferred Stock and the Company does not have any present intention of issuing any shares of Preferred Stock, including the Convertible Preferred Stock.

         If the Convertible Preferred Stock was issued, holders thereof would be entitled to two votes per share on all matters submitted to a vote of the Company's shareholders. In addition, such holders would be entitled to receive cumulative dividends at the rate of 8% per annum, payable at the election of the Company in cash or in shares of Common Stock. Holders of Convertible Preferred Stock would have a liquidation preference, limited to $6.00 per share of Convertible Preferred Stock; and each outstanding share of Convertible Preferred Stock would be convertible at any time by the holder into two shares of Common Stock.

WARRANTS

         CLASS A WARRANTS. In connection with the acquisition of oil and gas properties, including a property abandoned following its acquisition, the Company in 1995 granted 518,345 Class A Warrants. In connection with the issuance of notes payable and debentures in two 1995 Canadian private placements arranged by Majendie Securities Ltd., the Company granted 112,390 Class A Warrants. In June 1996, the Company issued an additional 636,250 Class A Warrants in conjunction with a private placement of shares of Common Stock to three institutional investors and 52,500 Class A Warrants to the placement agent upon exercise of the agent's option. Each Class A Warrant entitles the holder to purchase one share of Common Stock for $2.00 until June 30, 1998. The Class A Warrants were scheduled to originally expire on December 31, 1997, but were extended to June 30, 1998 by the Board of Directors. At February 28, 1998, 1,297,354 Class A Warrants have been exercised for total proceeds to the Company of approximately $2,600,000. At February 28, 1998, 32,131 Class A Warrants were outstanding.

         ARJON WARRANTS. In conjunction with the Arjon amalgamation, 431,755 shares of Common Stock were issuable to former Arjon shareholders for Arjon warrants ("Arjon Warrants") in existence prior to the amalgamation. The Company agreed to issue shares of Common Stock of the Company upon exercise of the Arjon Warrants. Shares of Common Stock of the Company were issuable as follows upon exercise of the Arjon Warrants: 333,334 shares of Company Common Stock until December 31, 1998 at an exercise price of $0.48 per share and 98,421 shares of Common Stock at an exercise price of $1.64 per share until December 31, 1997. All of the Arjon Warrants have been exercise for total proceeds to the Company of $321,410. See "Business and Properties -- General."

         LFC WARRANTS. In November 1996, the Company entered into the LFC Consulting Agreement. In connection with the LFC Consulting Agreement, the Company sold to LFC and an affiliate 500,000 units (the "Units") for $0.75 per Unit. Each Unit consisted of one share of Company's Common Stock and one stock purchase warrant (a "LFC Warrant") entitling the holder thereof to purchase a share of the Company's Common Stock at an exercise price of $0.80 per share through November 7, 2001. None of the LFC Warrants have been exercised. See "Certain Relationships and Related Transactions" and "Principal Stockholders."

         LIVIAKIS WARRANTS. In June 1997, the Company issued the LFC Note to LFC for a $579,000 loan. As additional consideration for the loan, the Company issued to LFC 161,351 common stock purchase warrants to purchase 161,351 shares of the Company's Common Stock at $2.08 per share until April 3, 2002. None of the Liviakis Warrants have been exercised. See "Certain Relationships and Related Transactions" and "Selling Stockholders."

         HIBERNIA WARRANTS. In a Canadian private placement completed in November 1996 the Company sold to Hibernia Securities Trust ("HST") 100,000 units (the "Hibernia Units") for $0.73 per Unit. Each Hibernia Unit consisted of one share of Common Stock and two stock purchase warrants (the "Hibernia Warrants"), enabling the holder thereof to purchase one share of Common Stock at an exercise price of $0.73 per share through December 31, 1999. None of the Hibernia Warrants have been exercised. See "Selling Stockholders."

         HMC WARRANTS. In a private placement of securities completed in January 1996, the Company issued 200,000 shares of Common Stock and 200,000 warrants to Hibernia Management Company ("HMC") for total consideration of $164,425. Each warrant (the "HMC Warrant") enables the holder thereof to purchase one share of Common Stock at an exercise price of $0.91 per share through December 31, 1999. None of the HMC Warrants have been exercised. See "Selling Stockholders."

         MALONE WARRANTS. In connection with its capital raising efforts during fiscal 1997, the Company issued 142,900 warrants (the "Malone Warrants") to John Malone, P.C. and Steven Sinken. Each Malone Warrant enables the holder thereof to purchase one share of Common Stock for $1.84 per share until April 3, 2002. None of the Malone Warrants have been exercised. See "Selling Stockholders" and "Agreements with Selling Stockholders."

         HST WARRANTS. In June 1997, the Company issued 266,667 shares of Common Stock and issued 266,667 warrants (the "HST Warrants") to HST for total consideration of $438,000. The HST Warrants are exercisable at $1.68 per share until June 2002. None of the HST Warrants have been exercised. See "Selling Stockholders."

         CHENEYBORO WARRANTS. In June 1997, the Company exchanged $349,000 of notes payable incurred in acquiring the Cheneyboro leases for 302,191 units (the "Cheneyboro Units"). Each Cheneyboro Unit consists of one share of Common Stock and one warrant (a "Cheneyboro Warrant") which enables the holder thereof to purchase one share of Common Stock for $1.28 through June 30, 2002. None of the Cheneyboro Warrants have been exercised.

         WPM WARRANTS. In September 1997, the Company completed a private placement arranged by the WPM Group in which the Company issued to three individuals promissory notes aggregating $125,000 and issued 272,700 shares of Common Stock and 322,700 warrants (the "WPM Warrants") to eight investors (the "WPM Investors") for $454,500. The Company also issued to the WPM Group, an affiliate of John Malone, P.C., 32,500 WPM Warrants. The WPM Warrants are exercisable at $2.08 per share until April 3, 2002. None of the WPM Warrants have been exercised. See "Agreement with Selling Shareholders -- WPM Financing."

         MUSTANG WARRANTS. In connection with the acquisition of certain equipment by Mustang Horizontal and Mustang Well Servicing, the Company issued warrants to purchase 60,000 shares of Common Stock and warrants to purchase 100,000 shares (the "Mustang Warrants") to M&M Directional Drilling Consultants ("M&M") and LFC and Robert B. Prag, respectively. Each Mustang Warrant enables the holder thereof to purchase one share of Common Stock at $3.50 per share until December 31, 2000. None of the Mustang Warrants have been exercised. See "Business and Properties -- Recent Developments; M&M Acquisition" and "Certain Relationships and Related Transactions."

         NEWPORT WARRANTS. As compensation for assisting the Company in obtaining the exercise of the Company's outstanding warrants during the first half of fiscal 1998, the Company issued 260,000 warrants (the "Newport Warrants") to Newport Capital Consultants and National Capital Merchant Group, LLC and two individuals. Each Newport Warrant enables the holder thereof to purchase one share of Common Stock for $1.83 per share through July 7, 2000. None of the Newport Warrants have been exercised.

CONVERTIBLE DEBENTURES

         On December 30, 1997, the Company completed the private placement of $4,320,000 of its 7% Secured Convertible Debentures ("Convertible Debentures") to a group of eight institutional investment firms led by a Fort Worth, Texas institutional energy investor. Approximately $1 million of the cash proceeds and $220,000 of Convertible Debentures were used to purchase the Equipment.
The remaining funds will be used for the acquisition and development of oil and gas properties and purchase of oil field equipment.

         The Convertible Debentures are due December 31, 2001 and are secured by the Equipment and other assets of the Company, including the unutilized proceeds from the sale of the Convertible Debentures (the "Restricted Cash"). At December 31, 1997, the Company had approximately $2.5 million of Restricted Cash. The Convertible Debentures are convertible into a minimum of 1.6 million shares of the Company's Common Stock and a minimum of 400,000 warrants ("Debenture Warrants"), subject to adjustment upon certain events, exercisable at prices related to the conversion price at the time of conversion, with limits on rights to convert if the conversion price of the Company's Common Stock falls below a floor price of $1.80 per share (the "Floor Price"). The conversion price is the lesser of $2.70 per share or 90% of the average of the three lowest closing bid prices during the ten trading days prior to the notice of conversion. During any thirty-day period, any investor may not tender for conversion more than 10% of his originally purchased Convertible Debentures at a conversion price less than the Floor Price. The Company may elect to redeem (for a 10% premium) any Convertible Debentures tendered for conversion at any price below the Floor Price.

         In addition to the usual and customary covenants contained in convertible debenture agreements of this nature, the Company is required to reserve shares of Common Stock in an amount not less than 200% of the number of shares of Common Stock that would be issuable upon conversion in full of the Convertible Debentures and full exercise of the Debenture Warrants granted thereunder. In furtherance of this covenant, the Company is required to seek stockholder approval of an increase in the Company's authorized shares if necessary to maintain such reserves. Furthermore, any holder of Convertible Debentures shall not be permitted to convert its Convertible Debentures or exercise its Debenture Warrants to the extent that such conversion or exercise would result in a beneficial ownership in the Company in excess of 4.999%. The Convertible Debenture holders have a right of first refusal for future financing of the Company under certain conditions. The Company has listed an additional 3.2 million shares of its Common Stock on AMEX for the shares underlying the Convertible Debentures and shares to be issued upon exercise of the Debenture Warrants. Although the Company's Registration Statement, of which this Prospectus is a part, includes 3.2 million shares, which the Company currently believes will provide sufficient shares upon the conversion of the Convertible Debentures and upon exercise of all the Debenture Warrants, the Company has reserved for issuance up to 4.8 million shares of its Common Stock to be issued, if necessary, upon conversion of the Convertible Debentures and up to
1.2 million shares to be issued, if necessary, upon exercise of the Debenture Warrants. See "Business and Properties -- Recent Developments; Sale of Convertible Debentures," "Selling Stockholders" and "Agreements with Selling Stockholders."

TRANSFER AGENT AND REGISTRAR

         The co-transfer agents and co-registrars for the Company's Common Stock are Equity Transfer Services Inc. of Toronto, Ontario, Canada and Continental Stock Transfer & Trust Co. of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

         Sales of Shares offered hereby could have an adverse effect on the market price of the Common Stock. As of the date of this Prospectus, there are approximately 17,073,248 shares of Common Stock outstanding, which amount does not include 3,941,106 shares which underlie outstanding options and warrants, including 2,548,309 shares reserved for issuance upon exercise of outstanding warrants held by certain Selling Stockholders, or up to 3.2 million shares offered hereby by the Convertible Debenture holders, assuming conversion of the Convertible Debentures and exercise of Debenture Warrants. Substantially all of the Company's outstanding shares of Common Stock and the Shares offered hereby are eligible for public sale without restriction, except for shares purchased by affiliates of the Company (those controlling or controlled by or under common control with the Company and generally deemed to include officers and directors). Approximately 665,485 shares of the Company's outstanding Common Stock are deemed "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. See "Management" and "Description of Securities."

         A person, including an affiliate of the Company (or persons whose shares are aggregated into such affiliate), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the same class or the average weekly trading volume of the Common Stock during the four calendar
weeks preceding the sale.   Subject to the volume and holding period
limitations of Rule 144, 596,638 outstanding shares of Common Stock are eligible for sale under Rule 144. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

         The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                              SELLING STOCKHOLDERS

         The 10,891,184 Shares offered hereby are being sold pursuant to this Prospectus by the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. However, the Company will receive the proceeds upon exercise of certain outstanding warrants held by Selling Stockholders. Certain of the Shares offered hereby will be issued to Selling Stockholders upon exercise of such outstanding warrants. See "Description of Securities -- Warrants," "Certain Relationships and Related Transactions," "Plan of Distribution" and "Agreements with Selling Stockholders."

         Except as described below , "Certain Relationships and Related Transactions" and in "Agreements with Selling Stockholders" herein, none of the Selling Stockholders has ever held any position or office with the Company or had any other relationship with the Company or its affiliates.

         The table below sets forth the beneficial ownership of the Company's Common Stock by the Selling Stockholders at March 9, 1998, and after giving effect to the conversion of the Convertible Debentures, the exercise of the Debenture Warrants, the exercise of various warrants held by certain Selling Stockholders and the sale of the Shares offered hereby. See "Certain Relationships and Related Transactions," "Description of Securities" and "Agreements with Selling Stockholders."



                                                       Beneficial                               Percent of Class
                                                       Ownership                  Ownership   ----------------------
                                                       Prior to      Shares To      After      Before      After
                 Selling Stockholder(1)                Offering       Be Sold     Offering    Offering   Offering(2)
      -------------------------------------------      ---------     ---------    --------   ---------   -----------
      Convertible Debenture Holders . . . . . . .  3,200,000(3)      3,200,000        -0-      15.78        0.00
      Liviakis Financial Communications, Inc. . .  3,041,851(4)      2,536,351    505,500      17.20        2.22
      Robert B. Prag  . . . . . . . . . . . . . .    275,000(5)        275,000        -0-       1.59        0.00
      M&M Directional Drilling Consultants  . . .     60,000(6)         60,000        -0-          *        0.00
      Leon A. Romero  . . . . . . . . . . . . . .    977,771(7)(8)     977,771        -0-       5.73        0.00
      George W. Peel  . . . . . . . . . . . . . .    956,134(8)        956,134        -0-       5.60        0.00
      Albert Sena . . . . . . . . . . . . . . . .    232,072(8)        232,072        -0-       1.36        0.00
      Dorothy Carter  . . . . . . . . . . . . . .     75,340(8)         75,340        -0-          *        0.00
      Steven Sinken . . . . . . . . . . . . . . .     26,000(9)         26,000        -0-          *        0.00
      Rick Blanyer  . . . . . . . . . . . . . . .     60,000(10)        60,000        -0-          *        0.00
      Fred B. Dulock  . . . . . . . . . . . . . .     83,400(11)        83,400        -0-          *        0.00
      Bill J. Kemp  . . . . . . . . . . . . . . .     60,000(12)        60,000        -0-          *        0.00
      Jack D. Mabery and Darlene M. Mabery  . . .     10,000(13)        10,000        -0-          *        0.00
      Jim Phillips  . . . . . . . . . . . . . . .    230,000(14)       230,000        -0-       1.34        0.00
      Dan Malone  . . . . . . . . . . . . . . . .     20,000(15)        20,000        -0-          *        0.00
      WPM Group . . . . . . . . . . . . . . . . .     32,500(16)        32,500        -0-          *        0.00
      John Malone, P.C. . . . . . . . . . . . . .    116,900(17)       116,900        -0-          *        0.00
      Hibernia Securities Trust . . . . . . . . .    733,334(18)       733,334        -0-       4.18        0.00
      Hibernia Management Company . . . . . . . .    212,086(19)       212,086        -0-       1.23        0.00
      Euro Coach America Corporation  . . . . . .    431,148(20)       296,148    135,000       2.50           *
      NPCS, Inc.  . . . . . . . . . . . . . . . .    431,148(21)       296,148    135,000       2.50           *
      Bill Watson . . . . . . . . . . . . . . . .      5,000(22)         5,000        -0-          *        0.00
      Paul Page, Jr.  . . . . . . . . . . . . . .      5,000(23)         5,000        -0-          *        0.00
      Newport Capital Consultants . . . . . . . .    225,000(24)       225,000        -0-       1.30        0.00
      National Capital Merchant Group, LLC  . . .     25,000(25)        25,000        -0-          *        0.00
      Susan Silva . . . . . . . . . . . . . . . .     10,000(26)        10,000        -0-          *        0.00
      John Malone . . . . . . . . . . . . . . . .    132,000(27)       132,000        -0-          *        0.00
                                                                    ----------
               Total Shares Offered . . . . . . .                   10,891,184
                                                                    ==========

--------------
*     Less than 1%.

(1) The persons named in the table have sole voting and investment powers with respect to the shares of Common Stock shown as beneficially owned by them.
(2) Assumes 22,821,557 outstanding shares of the Company's Common Stock which includes (i) up to 3.2 million shares to be issued to the Convertible Debenture Holders upon conversion of the Convertible Debentures and subsequent exercise of the Debenture Warrants and (ii) 2,548,309 shares to be issued upon the exercise of the 500,000 LFC Warrants, the 161,351 Liviakis Warrants, the 100,000 LFC Mustang Warrants, the 200,000 Hibernia Warrants, the 200,000 HMC Warrants, the 266,667 HST Warrants, the 355,200 WPM Warrants, the 60,000 Mustang Warrants, the 260,000 Newport Warrants, the 302,191 Cheneyboro Warrants, and the 142,900 Malone Warrants. See "Description of Securities" and "Agreements with Selling Stockholders."
(3)   See "Agreements with Selling Stockholders-- Convertible Debenture
      Holders."
(4) Includes 611,351 shares to be issued to LFC upon exercise of 375,000 LFC Warrants, the 163,351 Liviakis Warrants and 75,000 LFC Mustang Warrants. See "Certain Relationships and Related Transactions," "Principal Stockholders," "Description of Securities -- Warrants."
(5) Includes 150,000 shares to be issued to Robert B. Prag upon exercise of 125,000 LFC Warrants and 25,000 Mustang Warrants. See "Certain Relationships and Related Transactions" and "Description of Securities -- Warrants."
(6)   Includes 60,000 shares to be issued to M&M upon exercise of 60,000
      Mustang Warrants. See "Description of Securities -- Warrants; Mustang Warrants."
(7) Mr. Romero is an executive officer and a director of the Company. See "Management."
(8) Includes shares which are subject to a lock-up agreement. See "Agreement with Selling Stockholders -- Aspen Acquisition."
(9) Includes 26,000 shares to be issued to Mr. Sinken upon exercise of 26,000 Malone Warrants. See "Description of Securities -- Warrants; Malone Warrants."
(10) Includes 30,000 shares to be issued to Mr. Blanyer upon exercise of 30,000 WPM Warrants. See "Description of Securities -- Warrants" and "Agreements with Selling Stockholders -- WPM Financing."
(11) Includes 41,700 shares to be issued to Mr. Dulock upon exercise of 41,700 WPM Warrants. See "Description of Securities -- Warrants" and
      "Agreements with Selling Stockholders -- WPM Financing."
(12) Includes 30,000 shares to be issued to Mr. Kemp upon exercise of 30,000 WPM Warrants. See "Description of Securities -- Warrants" and
      "Agreements with Selling Stockholders -- WPM Financing."
(13) Includes 10,000 shares to be issued to Mr. and Mrs. Mabery upon exercise of 10,000 WPM Warrants. See "Description of Securities -- Warrants" and "Agreements with Selling Stockholders -- WPM Financing."
(14) Includes 125,000 shares to be issued to Mr. Phillips upon exercise of 125,000 WPM Warrants. See "Description of Securities -- Warrants" and "Agreements with Selling Stockholders -- WPM Financing."
(15) Includes 20,000 shares to be issued to Mr. Malone upon exercise of 20,000 WPM Warrants. See "Description of Securities -- Warrants" and
      "Agreements with Selling Stockholders -- WPM Financing."
(16) Includes 32,500 shares to be issued to WPM Group upon exercise of 32,500 WPM Warrants. See "Description of Securities -- Warrants" and
      "Agreements with Selling Stockholders -- WPM Financing."
(17) Includes 116,900 shares to be issued to John Malone, P.C. upon exercise of the Malone Warrants. See "Description of Securities -- Warrants" and "Agreements with Selling Stockholders -- Malone Consulting Agreement."
(18) Includes 466,667 shares to be issued to Hibernia Securities Trust upon exercise of 200,000 Hibernia Warrants and 266,667 HST Warrants. See "Description of Securities -- Warrants; Hibernia Warrants" "-- HST Warrants" and "Agreements with Selling Stockholders -- Hibernia
      Securities Trust Agreement."
(19) Includes 206,043 shares to be issued to Hibernia Management Company upon exercise of 200,000 HMC Warrants and 6,043 Cheneyboro Warrants. See "Description of Securities -- Warrants; HMC Warrants" and "Agreements with Selling Stockholders -- Hibernia Management Company Agreement."
(20) Includes 148,074 shares to be issued to Euro Coach America Corporation upon exercise of 148,074 Cheneyboro Warrants. See "Description of Securities -- Warrants; Cheneyboro Warrants" and "Agreements with Selling Stockholders -- Cheneyboro Note Conversion."
(21) Includes 148,074 shares to be issued to NPCS, Inc. upon exercise of 148,074 Cheneyboro Warrants. See "Description of Securities -- Warrants; Cheneyboro Warrants" and "Agreements with Selling Stockholders -- Cheneyboro Note Conversion."
(22) Includes 5,000 shares to be issued to Bill Watson upon exercise of 5,000 Newport Warrants. See "Description of Securities -- Warrants; Newport Warrants."
(23) Includes 5,000 shares to be issued to Paul Page, Jr. upon exercise of 5,000 Newport Warrants. See "Description of Securities -- Warrants; Newport Warrants."
(24) Includes 225,000 shares to be issued to Newport Capital Consultants upon exercise of 225,000 Newport Warrants. See "Description of Securities -- Warrants; Newport Warrants."
(25) Includes 25,000 shares to be issued to National Capital Merchant Group, LLC upon exercise of 25,000 Newport Warrants. See "Description of Securities -- Warrants; Newport Warrants."
(26)  A former employee of the Company.
(27) Includes 66,000 shares to be issued to John Malone upon exercise of 66,000 WPM Warrants. See "Description of Securities- Warrants; WPM Warrants."

                              PLAN OF DISTRIBUTION


     The Shares offered hereby may be sold by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest thereof.

     Offers and sales of the Shares may be made from time to time on one or more exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The methods by which the Shares may be sold may include, but not be limited to, the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account in accordance with any method of sale described herein; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions in which the broker solicits purchasers; (e) privately negotiated transactions; (f) short sales; and (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders or from the purchasers in amounts to be negotiated prior to the sale. The Selling Stockholders may also sell such Shares in accordance with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available.

     From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith. From time to time Selling Stockholders may pledge their Shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a Selling Stockholder, the broker may offer and sell the pledged Shares of Common Stock from time to time.

     The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the Shares being offered hereunder for three years from the date of this Prospectus or such earlier date when all of the Shares being offered hereunder have been sold or may be sold without volume or other restrictions pursuant to Rule 144 under the Securities Act, as determined by counsel to the Company pursuant to a written opinion letter.

     The Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered hereunder.

     All proceeds from any such sales will be the property of the Selling Stockholder who will bear the expense of underwriting discounts and selling commissions. The Company is required to pay all other fees and expenses incident to the offering and sale of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                      AGREEMENTS WITH SELLING STOCKHOLDERS

ASPEN ACQUISITION

      On June 30, 1997, the Company acquired all the issued and outstanding shares of Old Aspen (the "Old Aspen Shares") from Leon A. Romero, George W. Peel, Albert Sena and Dorothy Carter (the "Aspen Shareholders"). The purchase price for the Old Aspen Shares consisted of $200,000 cash, $300,000 of short-term notes, 2,511,317 shares of Common Stock (the "Aspen Shares"), of which 270,000 shares were returned to the Company by three Old Aspen Shareholders in settlement of notes payable to Old Aspen in the amount of $425,000. The acquisition also included various interests, having an aggregate value of less than $500,000, in two wells in Utah, which were subsequently sold by the Company, two wells in Latimer County, Oklahoma, one well in Harrison County, Texas and several shallow wells in Gregg County, Texas.

      Under the terms of the Aspen Agreement, the Aspen Shareholders agreed not to sell or otherwise transfer the Aspen Shares except in compliance with the Aspen Agreement. This restriction terminates (i) as to 60,000 Aspen Shares each month beginning on September 1, 1997 and continuing the first day of each month thereafter through July 1, 1998, and (ii) as to any remaining shares on August 1, 1998. As of March 9, 1998, 1,821,317 Aspen Shares remain subject to this restriction.

WPM FINANCING

      In September 1997, the Company completed a private offering of 15% Two-Year Promissory Notes (the "WPM Notes") in the aggregate amount of $125,000 and issued 272,700 shares of its Common Stock and 322,700 WPM Warrants for $454,500 (the "WPM Financing") to Bill J. Kemp, Dan Malone, Fred B. Dulock, Jack Mabery, Darlene Mabery, Jim Phillips, John Malone, P.C., and R.J. Blanyer. WPM Group, an affiliate of John Malone, acted as placement agent and received a cash fee and 32,500 WPM Warrants for its services. See "Description of Securities -- Warrants; WPM Warrants.".

      The WPM Notes provide for interest at the rate of 15% per annum with interest payments due quarterly beginning October 18, 1998 and continuing until the WPM Notes mature on July 17, 1999, when the entire balance of principal and accrued interest is due. The WPM Notes are secured by a deed of trust creating a first lien on certain oil and gas leases situated in Navarro County, Texas. At February 28, 1998, $125,000 of the WPM Notes were outstanding.

MALONE CONSULTING AGREEMENT

      On April 3, 1997, the Company entered into a consulting agreement (the "Malone Consulting Agreement") with John Malone, P.C. ("Malone"). The Malone Consulting Agreement expires on April 3, 1998. Malone was retained by the Company to assist the Company with its capital raising efforts during fiscal 1997. As consideration for Malone undertaking this engagement, the Company agreed to issue to Malone warrants to purchase 80,000 shares of the Company's Common Stock for $1.84 per share which expire April 3, 2002 as well as such additional warrants as determined in the sole discretion of the Company based upon the performance of Malone under the Malone Consulting Agreement. A total of 116,900 Malone Warrants have been issued to Malone pursuant to this Agreement. See "Description of Securities -- Warrants; Malone Warrants."

HIBERNIA SECURITIES TRUST AGREEMENT

      Effective January 30, 1997, the Company entered into a subscription agreement (the "Hibernia Agreement") with Hibernia Securities Trust ("Hibernia"). Pursuant to the terms of the Hibernia Agreement, Hibernia subscribed for an aggregate of 266,667 Units, at a price of $1.64 per Unit as determined in accordance with the terms of the Hibernia Agreement. Pursuant to the terms of the Hibernia Agreement, 266,667 shares of Common Stock and

266,667 HST Warrants were issued to Hibernia for aggregate proceeds of $438,000. See "Description of Securities -- Warrants; HST Warrants."

HIBERNIA MANAGEMENT COMPANY AGREEMENT

      In a private placement completed in January 1996, the Company issued to HMC 200,000 shares of Common Stock and 300,000 HMC Warrants for total consideration of $164,250. During March 1997, affiliates of Mr. Soltero and Mr. Hogue purchased the 200,000 shares from HMC for $164,250. See "Description of Securities -- Warrants; HMC Warrants."

CHENEYBORO NOTE CONVERSION

      During June 1997, the Company repaid $549,000 of outstanding notes secured by oil and gas leases in the Cheneyboro Field by delivery to the noteholder of $200,000 cash, 302,191 shares of Common Stock and 302,191 Cheneyboro Warrants. The securities have been transferred to Euro Coach America Corporation, NPCS, Inc. and Hibernia Management Company. See "Description of Securities -- Warrants; Cheneyboro Warrants."

CONVERTIBLE DEBENTURE HOLDERS

      The Convertible Debentures are due December 31, 2001 and are secured by the Equipment and other assets of the Company. The Convertible Debentures were issued to nine institutional investors (the "Convertible Debenture Holders") in the amounts as set forth next to their names:

                                                                     Amount of            Number of Shares
                             Name of Holder                    Convertible Debentures      Offered Hereby
             -------------------------------------------       ----------------------     ----------------
             Westover Investments L.P. . . . . . . . . .                    $1,000,000         740,740
             Montrose Investments L.P. . . . . . . . . .                     1,500,000       1,111,110
             Lakeshore International . . . . . . . . . .                     1,000,000         740,740
             JMG Capital Partners, L.P.  . . . . . . . .                       250,000         185,185
             Triton Capital Investments, Ltd.  . . . . .                       250,000         185,185
             Lionhart Global Appreciation Fund, Ltd. . .                       136,000         100,740
             Global Perspective International, Ltd.  . .                        56,000          41,483
             Global Emerging Markets, Ltd. . . . . . . .                        28,000          20,742
             Palisades Holdings, Inc.  . . . . . . . . .                       100,000          74,075
                                                                            ----------    ------------
                   Total . . . . . . . . . . . . . . . .                    $4,320,000       3,200,000(1)
                                                                            ==========    ============

---------------
(1) Includes up to 2,560,000 shares to be issued upon conversion of the Convertible Debentures and up to 640,000 shares to be issued upon exercise of the Debenture Warrants.

         The Convertible Debentures are convertible into a minimum of 1.6 million shares of the Company's Common Stock and a minimum of 400,000 warrants ("Debenture Warrants") to purchase 400,000 shares of Common Stock, subject to adjustment upon certain events, at prices related to the market price of the Common Stock at the time of conversion, subject to certain adjustments. The Company has agreed with the Convertible Debenture Holders to register up to 3.2 million shares of Common Stock in the Registration Statement of which this Prospectus is a part to provide sufficient shares of Common Stock of the Company upon conversion of the Convertible Debentures and the subsequent exercise of the Debenture Warrants. Although the Company's Registration Statement of which the Prospectus is a part includes 3.2 million shares which the Company currently believes will provide sufficient shares upon the conversion of the Convertible Debentures and upon the conversion of the Convertible Debentures and upon exercise of all the Debenture Warrants, the Company has reserved for issuance a total of up to 4.8 million shares of its Common Stock to be issued, if necessary upon conversion of the Convertible Debentures and up to 1.2 million shares to be issued, if necessary, upon exercise of the Debenture

Warrants. See "Business and Properties -- Recent Developments; Sale of Convertible Debentures" and "Description of Securities -- Convertible Debentures."

                       CERTAIN INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR UNITED STATES RESIDENTS

         The following is a summary of certain of the Canadian federal income tax considerations which will generally be applicable to holders of common stock ("U.S. residents") who are residents of the United States for the purposes of the Canada-United States Income Tax Convention (1980) ("the Convention") and are not residents of Canada for the purposes of the Income Tax Act (Canada) ("the Canadian Tax Act"), who deal at arm's length with the Company for the purposes of the Canadian Tax Act and who do not use or hold and are not deemed to use or hold such common stock in, or in the course of, carrying on a business in Canada. This summary is based upon the current provisions of the Canadian Tax Act and the regulations thereunder, proposed amendments thereto publicly announced by the Minister of Finance, Canada, prior to the date hereof, and the provisions of the Convention as in effect on the date hereof.

         THIS SUMMARY IS OF GENERAL NATURE ONLY AND IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR U.S. RESIDENT. ACCORDINGLY, U.S. RESIDENTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES.

         A U.S. resident will not be subject to tax in Canada on any capital gain realized on a disposition of the Securities unless the value of the Securities constitutes "taxable Canadian property" of the U.S. resident and the value of the Securities is derived principally from real property situated in Canada. The value of these Securities is not derived principally from real property situated in Canada.

         Dividends paid or credited or deemed to be paid or credited to a U.S. resident in respect of the common stock will generally be subject to Canadian withholding tax. The Income Tax Act (Canada) requires 25% tax withholding from any dividends paid or deemed to be paid to non-Canadian stockholders. However, under the Convention, the rate of Canadian withholding tax which would apply on dividends paid by the Company to a resident of the United States is (i) 6% with respect to dividends paid in 1996 and 5% thereafter if the beneficial owner of the dividends is a company which owns at least 10% of the voting stock of the Company, and (ii) 15% in all other cases.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general description of the material United States federal income tax consequences applicable to U.S. holders of the Shares. The following discussion deals only with Shares held as a capital asset by U.S. holders. It does not deal with special situations, such as those of foreign persons, dealers in securities, financial institutions, life insurance companies, holders whose "functional currency" is not the United States dollar, or certain "straddle" or hedging transactions. A "U.S. holder" is (i) a citizen (not resident in Canada pursuant to the convention) or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any state thereof (including the District of Columbia) or
(iii) a person otherwise subject to United States federal income tax on its worldwide income. PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES ARISING UNDER ANY STATE OR LOCAL LAW.

         The gross amount of a distribution with respect to Common Stock will include the amount of any Canadian federal income tax withheld and will be includable in gross income as a taxable dividend to the extent of the Company's current and accumulated earnings and profits (calculated under United States tax principles), as a return of capital to the extent in excess of such earnings and profits and not in excess of the holder's tax basis in the Common Stock, and as capital gain to the extent of any balance. Dividends will not be eligible for the dividends-received deduction. Holders generally will be entitled, subject to certain limitations, to a credit against their United States federal income tax for Canadian federal income taxes withheld from such dividends. Holders may claim a deduction for such taxes if they do not elect to claim such foreign tax credit.

         If a dividend distribution is paid in Canadian dollars, the amount includable in income will be the United States dollar value, on the date of receipt, of the Canadian dollar amount distributed. Any subsequent gain or loss in respect of such Canadian dollars arising from exchange rate fluctuations will be ordinary income or loss.

         The sale of Common Stock will generally result in the recognition of gain or loss in an amount equal to the difference between the amount realized on the sale and the holder's adjusted basis in such common stock. Gain or loss upon the sale of the Common Stock will be long-term or short-term capital gain or loss, depending on whether the Common Stock has been held for more than one year.

         Special rules are applicable to United States persons holding stock in a "passive foreign investment company" (PFIC), any foreign corporation of which at least 75% of its gross income for the taxable year is passive income (the "Income Test") or at least 50% by value of the assets it holds during the taxable year produce or are held for the production of passive income (the "Asset Test"). For that purpose, "passive income" includes the excess of gains over losses from certain commodities transactions, including certain transactions involving oil and gas. Gains from commodities transactions, however, are generally excluded from the definition of passive income if "substantially all" of a merchant's, producer's or handler's business is as an active merchant, producer or handler of such commodities.

         The Company believes it is not currently and will not become a PFIC. However, the application of the PFIC provisions of the Internal Revenue Code of 1986, as amended (the "Code"), to oil and gas producers is somewhat unclear. Therefore, no assurance can be made regarding the PFIC status of the Company.

         If the Company was a PFIC, a U.S. holder of Common Stock would be subject to a special tax regime with respect to certain dividends and with respect to gain on a disposition of such shares (including a gift or pledge of shares). Such income would be allocated ratably over the holder's holding period for the shares, would be taxed, in the year of dividend or disposition, at ordinary income tax rates (using the highest tax rate in effect for each period to which the income is allocated), and would be subject to an interest charge reflecting the deferral of tax from the year to which the income was allocated to the year of dividend or disposition.

         PURCHASERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE POTENTIAL APPLICATION OF THE MATTERS DESCRIBED ABOVE.

                       LIMITATIONS ON DIRECTOR LIABILITY

         Under the securities law of the Yukon Territory, a right of action is given for damages for a "misrepresentation" contained in a prospectus at the time of purchase against every director of the issuer at the time the prospectus or its later amendment was filed. A misrepresentation is defined to mean an untrue statement of material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. Every person who purchases the security offered by the prospectus during the period of distribution is deemed to have relied upon the misrepresentation if it was a misrepresentation at the time of purchase.

         The general defense available for directors to such an action is proof by the director that the purchaser purchased the securities with knowledge of the misrepresentation. In addition, specific defenses are available to directors provided a director can demonstrate that the prospectus was filed without the director's knowledge and consent and reasonable general notice was given on becoming aware of the filing. In addition, a director may also avoid liability for a misrepresentation in a prospectus if the director did not believe, as to the non-expertised portion of the prospectus, that a representation is false or misleading, and if the director conducted a reasonable investigation so as to provide reasonable grounds for belief that there had been no misrepresentation (the due diligence defense).

         A director of the Company is also subject to potential liability under the Business Corporations Act "Yukon" ("YBCA"). The YBCA requires every director of a corporation in exercising the director's power and discharging the director's duties to act honestly and in good faith with a view to the best interests of the corporation. In addition, every director of a corporation is required in exercising his or her powers and discharging his or her duties to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Failure to meet these duties will result in a director becoming liable for actions taken on behalf of the corporation.
A director may be indemnified by a corporation against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director in respect of any civil, criminal or administrative action or proceeding to which the director is made a party by reason of being or having been a director of the corporation, if the director acted honestly and in good faith with a view to the best interests of the corporation.

                                 LEGAL MATTERS

         Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Jackson Walker L.L.P., Dallas, Texas.

                                    EXPERTS

         The financial statements of the Company as of June 30, 1997 and 1996 and for the year then ended and of Aspen Energy Corporation as of December 31, 1996 and for the year then ended have been audited by Hein + Associates LLP, independent certified public accountants, as stated in their reports which are included and incorporated by reference herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The reference to the report of Ryder Scott Co., independent petroleum consultants, contained herein estimating the Proved Reserves, future net cash flows from such Proved Reserves and the SEC PV-10 of such estimated future net cash flows for the Means Unit as of June 30, 1997 is made in reliance upon the authority of such firm as an expert with respect to such matters.

         The reference to the report of K&A Energy Consultants, Inc., independent petroleum consultants, contained herein estimating the Proved Reserves, future net cash flows from such Proved Reserves and the SEC PV-10 of such estimated future net cash flows for the Company's Cheneyboro Field and N.E. Alden Field as of June 30, 1997 is made in reliance upon the authority of such firm as experts with respect to such matters.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov. The Company's Common Stock is listed on the American Stock Exchange and copies of reports, proxy statements and other information concerning the Company also can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

         This Prospectus constitutes a part of a registration statement on Form SB-2 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Stock. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to a copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

         The Company has its principal executive offices located at 8350 N. Central Expressway, Suite M2030, Dallas, Texas 75206; its telephone number is
(214) 363-1968.

                                    GLOSSARY

         The terms defined in this glossary are used throughout this Prospectus.

BBL. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to oil or other liquid hydrocarbons.

BBL/D.  One barrel of oil or other liquid hydrocarbons per day.

BCF.  One billion cubic feet of gas.

BCF/D.  One billion cubic feet of gas per day.

BCFE. One billion cubic feet of natural gas equivalents converting one Bbl of oil to six Mcf of gas.

BOE. The amount of oil having the same BTU content as a given quantity of gas, with six Mcf of gas being converted to one BBL.

BTU. British Thermal Unit, the quantity of heat required to raise one pound of water by one degree Fahrenheit.

DEVELOPED ACREAGE. The number of acres which are allocated or assignable to producing wells or wells capable of production.

DEVELOPMENT WELL. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

DRY HOLE. A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

EXPLORATORY WELL. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

GROSS ACRES OR GROSS WELLS. The total acres or wells, as the case may be, in which a working interest is owned.

IN-FILL WELL. A well drilled between known producing wells to better exploit the reservoir.

MBBL.  One thousand barrels of oil or other liquid hydrocarbons.

MBOE. One thousand barrels of oil or other liquid hydrocarbons equivalents converting six Mcf of gas to one BBL of oil.

MCF.  One thousand cubic feet of gas.

MCFE. One thousand cubic feet of natural gas equivalents converting one Bbl of oil to six Mcf of gas.

MCFE/D.  Mcfe per day.

MMBBL.  One million barrels of oil or other liquid hydrocarbons.

MMBTU.  One million Btu.

MMCF.  One million cubic feet of gas.

MMCFE. One million cubic feet of natural gas equivalents converting one Bbl of oil to six Mcf of gas.

MMCF/D.  One million cubic feet of gas per day.

NATURAL GAS EQUIVALENT. The amount of gas having the same Btu content as a given quantity of oil, with one Bbl of oil being converted to six Mcf of gas.

NET ACRES OR NET WELLS. The sum of the fractional working interests owned in gross acres or gross wells.

NET REVENUE INTEREST. A share of the Working Interest that does not bear any portion of the expense of drilling and completing a well and that represents the holder's share of production after satisfaction of all royalty, overriding royalty, oil payments and other nonoperating interests.

PRODUCTIVE WELL. A well that is producing oil or gas or that is capable of production in paying quantities.

NON-PRODUCING RESERVES. Proved Developed Reserves that consist of (i) proved reserves from wells which have been completed and tested but are not producing due to lack of market or minor completion problems which are expected to be corrected and (ii) proved reserves currently behind the pipe in existing wells and which are expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the wells.

PRODUCING RESERVES. Proved Developed Reserves that can be expected to be recovered from currently producing zones under the continuation of present operating methods.

PROVED DEVELOPED RESERVES. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

PROVED RESERVES. The estimated quantities of oil, gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

PROVED UNDEVELOPED RESERVES. Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

RECOMPLETION. The completion for production of an existing wellbore in a different formation or producing horizon from that in which the well was previously completed.

RESERVE LIFE. The estimated productive life of a proved reservoir based upon the economic limit of such reservoir producing hydrocarbons in paying quantities assuming certain price and cost parameters. For purposes of this Prospectus, reserve life is calculated by dividing the Proved Reserves (on an Mcfe basis) at the end of the period by projected production volumes for the next 12 months.

ROYALTY INTEREST. An interest in an oil and gas property entitling the owner to a share of oil and gas production free of cost of production.

SEC PV-10. The present value of proved reserves is an estimate of the discounted future net cash flows from each of the properties at June 30, 1997, or as otherwise indicated. Net cash flow is defined as net revenues less, after deducting production and ad valorem taxes, future capital costs and operating expenses, but before deducting federal income taxes. As required by rules of the Commission, the future net cash flows have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. In accordance with Commission rules, estimates have been made using constant oil and gas prices and operating costs, at June 30, 1997, or as otherwise indicated.

UNDEVELOPED ACREAGE. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

WORKING INTEREST. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                                                     PAGE
                                                                                                                     ----
COTTON VALLEY RESOURCES CORPORATION

         Independent Auditor's Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1
         Consolidated Balance Sheets - June 30, 1997 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2
         Consolidated Statements of Operations - Years ended June 30, 1997 and 1996, period from February 15, 1995 to June 30, 1995 and period from February 15 , 1995 to June 30, 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-3
         Consolidated Statement of Changes in Stockholders' Equity - For the period from
             February 15, 1995 to June 30, 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-4
         Consolidated Statements of Cash Flows - Years ended June 30, 1997 and 1996, period from February 15, 1995 to June 30, 1995 and period from February 15 , 1995 to June 30, 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-7
         Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-9

         Condensed Consolidated Balance Sheet (Unaudited) - December 31, 1997 and 1996  . . . . . . . . . . . . . .  F-20
         Condensed Consolidated Statements of Operations (Unaudited) - Six months ended
             December 31, 1997 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-21
         Condensed Consolidated Statements of Cash Flows (Unaudited) - Six months ended
             December 31, 1997 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-22
         Notes to Condensed Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-23

COTTON VALLEY RESOURCES CORPORATION AND ASPEN ENERGY CORPORATION

         Unaudited Pro Forma Combined Statement of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-26
         Notes to Unaudited Pro Forma Combined Statement of Operations  . . . . . . . . . . . . . . . . . . . . . .  F-28

ASPEN ENERGY CORPORATION

         Independent Auditor's Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-29
         Balance Sheets - June 30, 1997 (unaudited) and December 31, 1996 . . . . . . . . . . . . . . . . . . . . .  F-30
         Statements of Operations and Retained Earnings - Six months ended June 30, 1997 and 1996 (unaudited) and year ended December 31, 1996  . . . . . . . . . . . . . . . . . . . . . . . .  F-31
         Statements of Cash Flows - Six months ended June 30, 1997 and 1996 (unaudited) and year ended December 31, 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-32
         Notes to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-33

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
Cotton Valley Resources Corporation
Dallas, Texas


We have audited the accompanying consolidated balance sheets of Cotton Valley Resources Corporation and subsidiaries (a development stage company) as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended June 30, 1997 and 1996, and the period from February 15, 1995 (date of incorporation) to June 30, 1995 and the period from February 15, 1995 to June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 1997 and 1996, and the results of its operations and its cash flows for the years ended June 30, 1997 and 1996, the period from February 15, 1995 (date of incorporation) to June 30, 1995 and the period from February 15, 1995 to June 30, 1997 in accordance with generally accepted accounting principles.

The carrying value of the Company's oil and gas properties is supported primarily by proved undeveloped reserves.


HEIN + ASSOCIATES LLP

Dallas, Texas
September 15, 1997

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                           CONSOLIDATED BALANCE SHEETS
                          (Expressed in U. S. Dollars)

                                     ASSETS
                                                                                 AS OF JUNE 30,
                                                                         ------------------------------
                                                                             1997              1996
                                                                         ------------      ------------
CURRENT ASSETS:
   Cash                                                                  $    642,612      $    803,070
   Accrued oil and gas sales                                                   85,602                --
   Prepaid expenses                                                            25,196                --
                                                                         ------------      ------------
          Total current assets                                                753,410           803,070

PROVED OIL AND GAS PROPERTIES  (full cost method)
   net of accumulated depletion of $27,000 and $0                          11,821,346        11,140,724
OFFICE FURNITURE AND EQUIPMENT, net of
   accumulated depreciation of $14,813 and $1,684                              40,649            35,536
                                                                         ------------      ------------
          Total assets                                                   $ 12,615,405      $ 11,979,330
                                                                         ============      ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current portion of long-term debt                                     $    200,000      $         --
   Note payable, net of discount of $124,000                                  455,000                --
   Accrued payroll taxes                                                      197,006                --
   Accounts payable                                                           384,433           516,689
   Accrued expenses                                                            31,598                --
   Other liability                                                             80,000                --
                                                                         ------------      ------------
          Total current liabilities                                         1,348,037           516,689
LONG-TERM DEBT                                                                     --           586,049

ADVANCES FROM RELATED PARTIES                                                 139,710           171,709
DEFERRED INCOME TAXES                                                         669,000         1,588,000

STOCKHOLDERS' EQUITY:
   Preferred stock, no par value, authorized-unlimited, issued - none              --                --
   Common stock, no par value, authorized-unlimited:
      issued - 12,590,473 and 9,191,596 shares, respectively               12,707,063         9,879,160
      subscribed - 177,000 shares                                             197,750                --
      Warrants                                                                323,000                --
   Deficit accumulated in development stage                                (2,769,155)         (762,277)
                                                                         ------------      ------------
          Total stockholders' equity                                       10,458,658         9,116,883
                                                                         ------------      ------------
          Total liabilities and stockholders' equity                     $ 12,615,405      $ 11,979,330
                                                                         ============      ============



             SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                      COTTON VALLEY RESOURCES CORPORATION
                         (a development stage company)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                          (Expressed in U. S. Dollars)



                                                                                     PERIOD FROM         PERIOD FROM
                                                       YEAR ENDED JUNE 30,        FEBRUARY 15, 1995   FEBRUARY 15,1995
                                                  ------------------------------          TO                 TO
                                                       1997             1996         JUNE 30, 1995      JUNE 30, 1997
                                                  ------------      ------------      ------------      ------------
REVENUE:
   Oil and gas sales                              $    272,243      $         --      $         --      $    272,243
   Interest income                                       3,987             5,386                --             9,373
                                                  ------------      ------------      ------------      ------------
          Total revenues                               276,230             5,386                --           281,616

EXPENSES:
   Oil and gas production costs                        252,272                --                --           252,272
   Depletion                                            27,000                --                --            27,000
   General and administrative                        2,825,678           965,776            74,917         3,866,371
   Interest                                             97,158           138,970                --           236,128
                                                  ------------      ------------      ------------      ------------
          Total expenses                             3,202,108         1,104,746            74,917         4,381,771
                                                  ------------      ------------      ------------      ------------


LOSS BEFORE INCOME TAXES                            (2,925,878)       (1,099,360)          (74,917)       (4,100,155)

INCOME TAX BENEFIT                                     919,000           387,000            25,000         1,331,000
                                                  ------------      ------------      ------------      ------------

NET LOSS                                          $ (2,006,878)     $   (712,360)     $    (49,917)     $ (2,769,155)
                                                  ============      ============      ============      ============

NET LOSS PER SHARE                                $       (.20)     $       (.06)     $         --
                                                  ============      ============      ============

WEIGHTED AVERAGE SHARES                              9,901,000        11,403,000        10,655,000
                                                  ============      ============      ============




             SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE PERIOD FROM FEBRUARY 15, 1995 TO JUNE 30, 1997
                          (Expressed in U. S. Dollars)



                                                                                   COMMON STOCK
                                                        COMMON STOCK                SUBSCRIBED               SPECIAL SHARES
                                                 -------------------------   ------------------------  ------------------------
                                                   SHARES          AMOUNT       SHARES       AMOUNT       SHARES          AMOUNT
                                                 ---------       ---------   -----------  -----------  ------------   ------------
Issued upon incorporation to officers
   ($.003 per share)                               560,001     $     1,401            --           --     2,100,000    $         8

Issued March 10, 1995 for the potential
   acquisition of subsequently abandoned
   oil and gas properties (621,600 shares
   issued and 310,800 shares canceled
   $.003 per share)                                310,800             777            --           --            --             --
Issued March 10, 1995 for the acquisition
   of oil and gas properties ($1.82 per share)   3,875,957       7,072,914            --           --            --             --
Issued June 1, 1995 for cash ($1.00 per share)      10,000          10,000            --           --            --             --
Net loss                                                --              --            --           --            --             --
                                                 ---------       ---------   -----------  -----------  ------------   ------------
BALANCES,  June 30, 1995                         4,756,758       7,085,092            --           --     2,100,000              8
Issued July - December 1995 in
   connection with notes payable
   ($1.49 per  share)                              107,258         160,008            --           --            --             --
Repayment and conversion to equity
   of notes payable, net of amortized discount          --         (72,000)           --           --            --             --
Issued December 29, 1995 to officers
   upon conversion of special shares
   ($.004 per share)                             1,440,000           5,840            --           --    (2,100,000)            (8)
Issued December 29, 1995 as advance
   for stock offering costs ($1.49 per share)      340,000         506,409            --           --            --             --
Issued December 29, 1995 to officers
   for services ($1.49 per share)                  300,000         446,950            --           --            --             --
Sale of shares for cash during April - June
   1996 ($1.64 per share)                        1,272,500       2,089,872            --           --            --             --
Issued June 14, 1996 upon conversion
   of debentures ($1.48 per share)                 288,529         426,474            --           --            --             --
Issued June 14, 1996 to former Arjon
           shareholders ($.21 per share)           686,551         146,300            --           --            --             --
Share issuance costs                                    --        (915,785)           --           --            --             --
Net loss                                                --              --            --           --            --             --
                                                 ---------       ---------   -----------  -----------  ------------   ------------
BALANCES, June 30, 1996                          9,191,596       9,879,160            --           --            --             --





                                                                        DEFICIT
                                                                      ACCUMULATED
                                                                     IN DEVELOPMENT
                                                        WARRANTS         STAGE            TOTAL
                                                       -----------    -----------      -----------
Issued upon incorporation to officers
   ($.003 per share)                                            --    $        --      $     1,409

Issued March 10, 1995 for the potential
   acquisition of subsequently abandoned
   oil and gas properties (621,600 shares
   issued and 310,800 shares canceled
   $.003 per share)                                             --             --              777
Issued March 10, 1995 for the acquisition
   of oil and gas properties ($1.82 per share)                  --             --        7,072,914
Issued June 1, 1995 for cash ($1.00 per share)                  --             --           10,000
Net loss                                                        --        (49,917)         (49,917)
                                                       -----------    -----------      -----------
BALANCES,  June 30, 1995                                        --        (49,917)       7,035,183
Issued July - December 1995 in
   connection with notes payable
   ($1.49 per  share)                                           --             --          160,008
Repayment and conversion to equity
   of notes payable, net of amortized discount                  --             --          (72,000)
Issued December 29, 1995 to officers
   upon conversion of special shares
   ($.004 per share)                                            --             --            5,832
Issued December 29, 1995 as advance
   for stock offering costs ($1.49 per share)                   --             --          506,409
Issued December 29, 1995 to officers
   for services ($1.49 per share)                               --             --          446,950
Sale of shares for cash during April - June
   1996 ($1.64 per share)                                       --             --        2,089,872
Issued June 14, 1996 upon conversion
   of debentures ($1.48 per share)                              --             --          426,474
Issued June 14, 1996 to former Arjon
           shareholders ($.21 per share)                        --             --          146,300
Share issuance costs                                            --             --         (915,785)
Net loss                                                        --       (712,360)        (712,360)
                                                       -----------    -----------      -----------
BALANCES, June 30, 1996                                         --       (762,277)       9,116,883




                                   Continued

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY, continued
             FOR THE PERIOD FROM FEBRUARY 15, 1995 TO JUNE 30, 1997
                          (Expressed in U. S. Dollars)


                                                                             COMMON STOCK
                                                    COMMON STOCK              SUBSCRIBED           SPECIAL SHARES
                                                 --------------------    --------------------      --------------
                                                  SHARES      AMOUNT       SHARES      AMOUNT      SHARES  AMOUNT
                                                 ---------  ---------    ---------   --------      ------  ------
Issued August 13, 1996 for exercise
   of warrants ($1.64 per share)                     6,667     10,950         --         --          --      --
Issued in August and November 1996 for
   exercise of warrants ($.48 per share)           175,001     84,315         --         --          --      --
Sales of shares for cash during November
   1996 ($.73 per share)                           100,000     73,365         --         --          --      --
Issued primarily in December 1996 for services
   ($.78 per share)                                 86,888     67,432         --         --          --      --
Issued in December 1996 to settle
   liabilities ($.73 per share)                     53,750     39,238         --         --          --      --
Issued in December 1996 for investor
    relations services ($.73 per share)          1,490,000  1,087,700         --         --          --      --
Sale of shares for cash on January 7, 1997
   ($.82 per share), less commission of
   $16,400                                         200,000    147,825         --         --          --      --
Issued during January 1997 for exercise of
   warrants ($.48 per share)                       241,666    116,434         --         --          --      --
Issued February 5, 1997 for exercise of
   warrants ($2.00 per share)                       11,239     22,562         --         --          --      --
Issued February 5, 1997 for exercise of
   warrants ($1.47 per share)                       37,741     55,791         --         --          --      --
Issued during March 1997 for exercise of
   warrants ($1.64 per share)                       31,667     52,014         --         --          --      --
Sale of shares from December 1996 through
   March 1997 for cash, including shares
   subscribed but not issued ($.75 per share)      375,000    281,250    125,000     93,750          --      --
Sale of shares for cash during February -
   June 1997 ($1.51 per share)                     266,667    402,527         --         --          --      --



                                                                   DEFICIT
                                                                 ACCUMULATED
                                                                IN DEVELOPMENT
                                                    WARRANTS        STAGE      TOTAL
                                                    ---------     ---------  ---------
Issued August 13, 1996 for exercise
   of warrants ($1.64 per share)                        --             --     10,950
Issued in August and November 1996 for
   exercise of warrants ($.48 per share)                --             --     84,315
Sales of shares for cash during November
   1996 ($.73 per share)                                --             --     73,365
Issued primarily in December 1996 for services
   ($.78 per share)                                     --             --     67,432
Issued in December 1996 to settle
   liabilities ($.73 per share)                         --             --     39,238
Issued in December 1996 for investor
    relations services ($.73 per share)                 --             --  1,087,700
Sale of shares for cash on January 7, 1997
   ($.82 per share), less commission of
   $16,400                                              --             --    147,825
Issued during January 1997 for exercise of
   warrants ($.48 per share)                            --             --    116,434
Issued February 5, 1997 for exercise of
   warrants ($2.00 per share)                           --             --     22,562
Issued February 5, 1997 for exercise of
   warrants ($1.47 per share)                           --             --     55,791
Issued during March 1997 for exercise of
   warrants ($1.64 per share)                           --             --     52,014
Sale of shares from December 1996 through
   March 1997 for cash, including shares
   subscribed but not issued ($.75 per share)           --             --    375,000
Sale of shares for cash during February -
   June 1997 ($1.51 per share)                          --             --    402,527






                                    Continued

                      COTTON VALLEY RESOURCES CORPORATION
                         (a development stage company)


      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY, continued
             FOR THE PERIOD FROM FEBRUARY 15, 1995 TO JUNE 30, 1997
                          (Expressed in U. S. Dollars)

                                                                               COMMON STOCK
                                                   COMMON STOCK                 SUBSCRIBED           SPECIAL SHARES
                                             --------------------------  --------------------------  --------------
                                                SHARES        AMOUNT        SHARES        AMOUNT     SHARES  AMOUNT
                                             ------------  ------------  ------------  ------------  ------  ------
Issuance of shares in May 1997 for services
   ($1.84 per share)                               20,400        37,500            --            --      --      --
Cash received in June 1997 as prepayment
   for subsequent exercise of warrants
   ($2.00 per share)                                   --            --        52,000       104,000      --      --
Issuance of shares in June 1997 for
   conversion of notes payable ($1.16 per
   share)                                         302,191       349,000            --            --      --      --
Estimated fair value of warrants issued for
   services in November 1996 and as
   discount on note payable in June 1997               --            --            --            --      --      --

Net loss                                               --            --            --            --      --      --
                                             ------------  ------------  ------------  ------------  ------  ------
BALANCES, June 30, 1997                        12,590,473  $ 12,707,063       177,000  $    197,750      --  $   --
                                             ============  ============  ============  ============  ======  ======


                                                             DEFICIT
                                                            ACCUMULATED
                                                           IN DEVELOPMENT
                                                WARRANTS       STAGE           TOTAL
                                              ------------  ------------   ------------
Issuance of shares in May 1997 for services
   ($1.84 per share)                                    --            --         37,500
Cash received in June 1997 as prepayment
   for subsequent exercise of warrants
   ($2.00 per share)                                    --            --        104,000
Issuance of shares in June 1997 for
   conversion of notes payable ($1.16 per
   share)                                               --            --        349,000
Estimated fair value of warrants issued for
   services in November 1996 and as
   discount on note payable in June 1997           323,000            --        323,000

Net loss                                                --    (2,006,878)    (2,006,878)
                                              ------------  ------------   ------------
BALANCES, June 30, 1997                       $    323,000    (2,769,155)  $ 10,458,658
                                              ============  ============   ============






             SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (Expressed in U. S. Dollars)

                                                                                               PERIOD FROM          PERIOD FROM
                                                                       YEAR ENDED JUNE 30,   FEBRUARY 15, 1995    FEBRUARY 15, 1995
                                                                   -------------------------        TO                   TO
                                                                       1997         1996      JUNE 30, 1995        JUNE 30, 1997
                                                                   -----------   -----------  -------------        -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                        $(2,006,878)  $  (712,360)  $   (49,917)         $(2,769,155)
   Adjustments to reconcile net loss to net cash used by
   operating activities:
         Deferred income tax benefit                                  (919,000)     (387,000)      (25,000)          (1,331,000)
         Amortization of debt discount                                      --        88,000            --               88,000
         Depletion and depreciation                                     40,128         1,683            --               41,811
         Common stock and warrants issued for services               1,391,632       446,950         2,181            1,840,763
         Change in accrued oil and gas sales and prepaid expenses     (110,797)           --            --             (110,797)
         Change in accrued and other liabilities                       308,604            --            --              308,604
         Change in accounts payable                                     97,744       286,689            --              384,433
         Other                                                           2,189         5,843            --                8,032
                                                                   -----------   -----------   -----------          -----------

              Net cash used by operating activities                 (1,196,378)     (270,195)      (72,736)          (1,539,309)
 CASH FLOWS FROM FINANCING ACTIVITIES:
   Advances from (repayments of) related parties                       (32,000)      107,974        63,736              139,710
   Sales and subscription of common stock and exercise of
      warrants                                                       1,444,783     2,089,872        10,000            3,544,655
   Issuance of convertible debentures                                       --       426,474            --              426,474
   Issuance of note payable subsequently converted into
         convertible debentures                                             --       146,300            --              146,300
   Payment of liability related to oil and gas property                     --      (500,000)           --             (500,000)
   Costs related to sale of stock and debentures                            --      (409,376)           --             (409,376)
   Issuance of note payable                                            579,000       250,000            --              829,000
   Repayment of note payable                                                --      (250,000)           --             (250,000)
                                                                   -----------   -----------   -----------          -----------
              Net cash provided by financing activities              1,991,783     1,861,244        73,736            3,926,763


                                   Continued

                      COTTON VALLEY RESOURCES CORPORATION
                         (a development stage company)

                CONSOLIDATED STATEMENTS OF CASH FLOWS, continued
                           (Expressed in U.S. Dollars)

                                                                                               PERIOD FROM          PERIOD FROM
                                                                      YEAR ENDED JUNE 30,   FEBRUARY 15, 1995    FEBRUARY 15, 1995
                                                                  -------------------------        TO                   TO
                                                                       1997         1996     JUNE 30, 1995         JUNE 30, 1997
                                                                  -----------   -----------   -----------          -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to oil and gas properties                               (937,621)     (751,759)           --           (1,689,380)
   Acquisition of office equipment                                    (18,242)      (37,220)           --              (55,462)
                                                                  -----------   -----------   -----------          -----------

             Net cash used by investing activities                   (955,863)     (788,979)           --           (1,744,842)
                                                                  -----------   -----------   -----------          -----------


NET INCREASE (DECREASE) IN CASH                                      (160,458)      802,070         1,000              642,612

CASH - beginning of period                                            803,070         1,000            --                   --
                                                                  -----------   -----------   -----------          -----------


CASH - end of year period                                         $   642,612   $   803,070   $     1,000          $   642,612
                                                                  ===========   ===========   ===========          ===========

SUPPLEMENTAL INFORMATION:
   Cash paid for interest                                         $    38,059   $    37,010   $        --          $    75,069
   Conversion of debt and other liabilities to common stock           388,238       426,474            --              814,712
   Liabilities incurred in acquisition of oil and gas properties           --       586,049       500,000            1,086,049
   Retirement of debenture upon merger with Arjon                          --       146,300            --              146,300
   Oil and gas property option acquired with payable                       --            --       230,000              230,000
   Oil and gas properties acquired with common stock                       --            --     7,072,914            7,072,914
   Issuance of common stock for stock offering costs                       --       506,409            --              506,409
   Transfer of account payable and related property option            230,000            --            --              230,000





             SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                      COTTON VALLEY RESOURCES CORPORATION
                         (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Expressed in U.S. Dollars)


1.  NATURE OF OPERATIONS

    The Company was incorporated under the laws of Ontario as Cotton Valley Energy Limited (CVEL) on February 15, 1995. It acquired all of the shares of Cotton Valley Energy Corporation (CVEC), a Nevada corporation, on June 30, 1995 in a one-for-one share and warrant exchange. CVEC was also incorporated in February 1995. CVEL had no substantive activity, so the acquisition of CVEC was accounted for as a recapitalization of CVEL with the net assets of CVEC. These consolidated financial statements have been prepared as if the Company had acquired CVEC at the Company's inception.

    The Company also owns 100% of the outstanding shares of Mustang Oil Field Equipment Co., a Nevada corporation that was formed to conduct used oil field equipment refurbishing and trading activities, and Cotton Valley Operating Company, a Texas corporation formed to operate oil and gas wells. Neither of the subsidiaries had commenced operations as of June 30, 1997. In addition, the Company owns 100% of Cotton Valley Energy, Inc., which was formed in 1997 to complete the Alden acquisition (see Note 3).
    Intercompany accounts and transactions are eliminated in consolidation.

    On June 14, 1996, the Company merged with Arjon Enterprises, Inc. (Arjon), an Ontario corporation and reporting issuer in Ontario. As a result of that merger the Company's name was changed to Cotton Valley Resources Corporation and a new capital structure was established. Transactions in the accompanying financial statements are reflected as if the resulting capital structure was in existence since inception. Arjon had no business activities and its only asset consisted of convertible debentures of the Company in the principal amount of $146,300. The Company accounted for the transaction as an issuance of stock for the net monetary assets of Arjon accompanied by a recapitalization. Former Arjon shareholders received 686,551 common shares (representing approximately 7.5% of the then outstanding common shares) of the Company.

    The Company is in the development stage and has not had material revenues from operations through June 30, 1997. The Company's planned principal business activity is to acquire, explore, and develop oil and gas properties. The Company also intends to refurbish and trade in used oil field equipment.

    The recoverability of amounts capitalized for oil and gas properties is dependent upon the identification of economically recoverable reserves, together with obtaining the necessary financing to exploit such reserves and the achievement of profitable operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Oil and Gas Properties

    The Company follows the full-cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized into a "full-cost pool."

    All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Costs directly associated

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Expressed in U.S. Dollars)


    with the acquisition and evaluation of unproved properties are excluded from the amortization base until the related properties are evaluated. Such unproved properties are assessed periodically and a provision for impairment is made to the full-cost amortization base when appropriate. Sales of oil and gas properties are credited to the full-cost pool unless the sale would have a significant effect on the amortization rate. Abandonments of properties are accounted for as adjustments to capitalized costs with no loss recognized.

    The net capitalized costs are subject to a "ceiling test," which limits such costs to the aggregate of the estimated present value of future net revenues from proved reserves discounted at ten percent based on current economic and operating conditions.

    Revenue Recognition

    Revenue is accrued and recognized in the month the oil and gas is produced and sold.

    Office Equipment

    Office equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, which range from three to five years.

    Foreign Currency Translation

    The Company's assets and principal activities are in the United States and its functional currency is the U.S. dollar. The effects of exchange rate changes on transactions denominated in Canadian dollars or other currencies are charged to operations. Foreign exchange gains or losses were insignificant for all periods presented.

    Income Taxes

    Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due, if any, plus net deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets include recognition of operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate. Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

    Deferred Site Restoration

    A provision is established for estimated future costs of site restoration of oil and gas production interests, including the removal of production facilities at the end of their useful life. Costs are based on management's estimates of the anticipated method and extent of site restoration. The annual charge is determined on the same basis as the depletion and amortization of the underlying asset.

    Net Loss Per Share

    Per share information is based on the weighted average number of common stock and common stock equivalent shares outstanding. As required by the Securities and Exchange Commission rules, all warrants,

                      COTTON VALLEY RESOURCES CORPORATION
                         (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Expressed in U.S. Dollars)


    options, and shares issued within a year prior to the initial filing of a registration statement are assumed to be outstanding for each year presented for purposes of the loss per share calculation.

    Cash Flow Statement

    For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    Stock-Based Compensation

    Statement of Financial Accounting Standards No. 123 - Accounting for Stock-Based Compensation (SFAS 123), which was effective for the Company beginning with its 1997 fiscal year, requires recognition of compensation expense for grants of stock, stock options, and other equity instruments based on fair value. If the grants are to employees, companies may elect to disclose only the pro forma effect of such grants on net income and earnings per share in the notes to financial statements and continue to account for the grants pursuant to APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has elected the pro forma disclosure alternative for employee grants.

    Use of Estimates

    The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates. Significant assumptions are required in the valuation of proved oil and gas reserves, which as described above may affect the amount at which oil and gas properties are recorded. It is at least reasonably possible those estimates could be revised in the near term and those revisions could be material.

3.  OIL AND GAS PROPERTIES

    Cheneyboro Field

    The Company acquired approximately 5,000 net acres of oil and gas leases in the Cheneyboro Field of Navarro County, Texas during fiscal years 1995 and 1996. The Company issued 3,252,533 common shares, granted 406,567 Class A warrants (see Note 5), and paid $500,000 in cash and a promissory note of $586,049 as consideration. The stock was recorded at $5,935,281, based on the estimated fair value of the properties. The Company determined fair value by reference to an independent engineering firm's reserve report. In fiscal year 1997, an additional 1,500 net acres were acquired. During the year ended June 30, 1996, the Company capitalized management fees and salaries of $195,476 directly related to the acquisition and proposed development of the property. No such costs were capitalized in the year ended June 30, 1997.

    Movico Field, Mobile County, Alabama

    The Company acquired an option to acquire an interest in oil and gas leases in the Movico Field of Mobile County, Alabama in fiscal year 1995. Consideration included 77,928 Class A warrants and 623,424 common shares, which were recorded at $1,137,635, based on the estimated fair value of the properties. The Company determined fair value by reference to an independent engineering firm's reserve report. In June 1997, the Company transferred the option to the company from which the Sword Unit option (see below) was acquired in exchange for a reduction in that option price.

                      COTTON VALLEY RESOURCES CORPORATION
                         (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Expressed in U.S. Dollars)


    Sword Unit, Offshore Santa Barbara, California

    The Company has entered into option agreements to acquire a working interest in the Sword Unit, Offshore Santa Barbara, California. The Company paid $400,000 in fiscal year 1996 to acquire the option. In addition, the Company agreed to pay an additional $125,000 in fiscal year 1997 to settle a contingent liability of up to $1,000,000 due upon closing the acquisition. To complete the option and acquire the working interest, the Company was initially required to pay $12,000,000 in cash and marketable securities (including the $1,000,000 referred to above) on closing sometime in 1997. In June 1997, in connection with the transfer of the Movico property described above, the requirement was reduced to $8,000,000, of which $2,000,000 may be in the Company's stock at the election of the other party. The Company is also required to participate in a $4,000,000 letter of credit related to the abandonment of two existing wells if it acquires the working interest.

    Alden Properties, Caddo County, Oklahoma

    In fiscal year 1997, the Company acquired an interest in the Alden properties for $390,000.

    Aspen Energy Corporation

    Subsequent to June 30, 1997, the Company acquired Aspen Energy Corporation as described in Note 9.

4.  NOTES PAYABLE AND LONG-TERM DEBT

    The Company has a $579,000 note payable at June 30, 1997 to a company that provided investor relations services to the Company and owns stock in the Company. The note bears interest at 9% and is due October 24, 1997. The note is collateralized by the Company's rights to certain oil and gas properties and is convertible into the Company's common stock at $1.67 per share. Warrants to purchase 161,351 shares at $2.08 through April 30, 2002 were also granted in connection with this transaction. The estimated fair value of the warrants at the time of grant of $124,000 has been accounted for as a discount to the note.

    The Company has promissory notes payable totaling $200,000 and $586,049 at June 30, 1997 and 1996, respectively, for the unpaid purchase price of the Cheneyboro oil and gas properties (see Note 3). The notes are collateralized by the properties and are due July 17, 1997. Interest is payable quarterly at 12%. In June 1997, the creditor converted $349,000 of the balance to common stock. In connection with the conversion, the creditor was granted warrants to purchase 302,191 shares as described in
    Note 5.

5.  STOCKHOLDERS' EQUITY

    The Company has an unlimited number of preferred shares authorized, which may be issued in series and include such rights and preferences as authorized by the board of directors. The board of directors has authorized the issuance of up to 2,000,000 shares of 8% Cumulative Convertible Preferred Stock. No such shares have been issued as of June 30, 1997. If the shares were to be issued, holders of the Preferred Stock would be entitled to two votes per share on all matters submitted to a vote of the Company's shareholders. In addition, such holders would be entitled to receive cumulative dividends at the rate of 8% per annum, payable at the election of the Company in cash or in shares of common stock. Holders of the Preferred Stock would have a liquidation preference, limited to $6.00 per share of Preferred Stock; and each outstanding share of Preferred Stock would be convertible at any time by the holder into two shares of common stock.

                      COTTON VALLEY RESOURCES CORPORATION
                         (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Expressed in U.S. Dollars)


    Shortly after incorporation, the Company issued 2,100,000 special shares for total cash consideration of $2.00 to officers, which were subsequently exchanged for 1,440,000 common shares of the Company. The special shares were issued in exchange for preferred stock which had been issued upon incorporation of CVEC and subsequently canceled.

    In connection with the acquisition of oil and gas properties, including a property abandoned following its acquisition, the Company granted 518,345 Class A warrants. In connection with the issuance of notes payable and debentures, the Company granted 112,390 Class A warrants. The Company also issued 636,250 Class A warrants in conjunction with a private placement of common shares. Each Class A warrant is a right to purchase one common share for $2.00 until December 31, 1997. None of the Class A warrants had been exercised as of June 30, 1997.

    Effective January 31, 1996, each 2.5 outstanding shares of the Company's common stock were consolidated into one share and the previously authorized unlimited number of special shares were canceled. The financial statements reflect the consolidation of common shares as if it occurred on inception of the Company.

    In December 1995, the Company issued a total of 300,000 shares of common stock to two officers in exchange for services performed from June 1995 through December 1995. The shares were recorded at $446,950, which represented the estimated value of the shares.

    During the year ended June 30, 1996, the Company granted to senior employees options that enable the employees to purchase 800,000 shares of the Company's common stock for $1.83 per share until July 1, 2000. In fiscal year 1997, options to purchase an additional 330,000 shares were granted directors and employees under substantially the same terms. The Company is authorized to issue shares of common stock under its employee stock option plan to employees, officers, directors, consultants and other service providers, provided that insiders must not in the aggregate hold options exceeding 10% of the outstanding shares. None of the director and employee options had been exercised as of June 30, 1997.

    The Company has granted to the placement agent of the debenture and private placement offerings that occurred in fiscal year 1996 three-year options to purchase up to 10% of the common shares issued upon conversion of the debentures at a price equal to the conversion price. As a result, the agent has the right to buy 37,741 common shares at $1.48 per share until August 31, 1998; 73,739 common shares at $2.00 per share until December 31, 1997; and 125,000 common shares at $1.64 per share until April 30, 1998. Certain of these warrants were exercised in fiscal year 1997.

    In conjunction with the merger with Arjon, a total of 431,755 common shares are issuable to former Arjon shareholders for Arjon warrants in existence prior to the merger. These shares are issuable as follows: 333,334 common shares until December 31, 1998 at an exercise price of $0.48 per share and 98,421 common shares at an exercise price of $1.64 per share until December 31, 1997. Certain of these warrants were exercised in fiscal year 1997.

    In November 1996, the Company entered into an agreement to obtain certain investor relations services. The other party was granted 1,490,000 shares of the Company's common stock as non-forfeitable compensation.

                      COTTON VALLEY RESOURCES CORPORATION
                         (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Expressed in U.S. Dollars)


    The stock was recorded at $1,087,800, based on the Company's stock price at the date of the agreement. The other party was required to acquire 500,000 units, with each unit consisting of one share of the Company's common stock and a warrant to purchase one share for $0.80 through November 2001, for $375,000. As of June 30, 1997, the Company had received payment for the units, but 140,000 of the shares remained unissued. This has been recorded as common stock subscribed in the accompanying financial statements. None of the warrants had been exercised as of June 30, 1997. The estimated fair value of the warrants at the time of grant of $199,000 has been recorded as general and administrative expense.

    In fiscal year 1997, additional warrants were granted as set forth below. None of these warrants had been exercised as of June 30, 1997.

    o Warrants to acquire 266,667 shares for $1.68 per share through January 2002 were granted in connection with a private placement;

    o Warrants to acquire 200,000 shares at $.91 per share through December 31, 1999 were granted in connection with another private placement;

    o Warrants to acquire 302,191 shares at $1.28 through June 30, 2002 were granted in connection with conversion of a note payable to common stock as described in Note 4;

    o     Warrants to acquire 161,351 shares as described in Note 4;

    o Warrants to acquire 166,666 shares at $.73 per share through December 31, 1999 were granted officers.

    The following table summarizes the option and warrant activity for the years ended June 30, 1997 and 1996:

                                                         June 30, 1997                  June 30, 1996
                                                ------------------------------ -----------------------------
                                                                  Weighted                      Weighted
                                                                   Average                       Average
                                                   Number         Exercise         Number       Exercise
                                                  of Shares         Price        of Shares        Price
                                                  ---------      -----------     ---------     -----------
Outstanding, beginning of year                      2,735,220       $ 1.73           630,735      $2.00
    Granted to:
        Employees, officers and directors             496,666         1.46           800,000       1.83
        Others                                      1,430,209         1.20         1,304,485       1.53
        Expired                                            --                             --
        Exercised                                    (413,981)         .70                --
                                                   -----------                 -------------
Outstanding, end of year                            4,248,114         1.83         2,735,220       1.73
                                                   ===========                 =============

    All outstanding warrants and options were exercisable at June 30, 1997. If not previously exercised, warrants and options outstanding at June 30, 1997, will expire as follows:

                      COTTON VALLEY RESOURCES CORPORATION
                         (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Expressed in U.S. Dollars)


                                                                     Weighted
                                                                     Average
                                                      Number         Exercise
              Year Ending June 30,                   of Shares        Price
            ------------------------              ---------------  -----------
                      1998                               191,754      $ 1.64
                      1998                             1,329,485        2.00
                      2000                               366,666         .73
                      2001                             1,130,000        1.83
                      2002                               500,000         .83
                      2002                               302,191        1.28
                      2002                               266,667        1.68
                      2002                               161,351        2.08
                                                    --------------
                     Total                             4,248,114
                                                    ==============

    Presented below is a comparison of the weighted average exercise prices and market price of the Company's common stock on the measurement date for all warrants and stock options granted during fiscal years 1997 and 1996:

                                               1997                                     1996
                            ---------------------------------------    --------------------------------------
                                Number       Exercise       Market       Number       Exercise      Market
                               of Shares       Price        Price      of Shares       Price        Price
                               ---------    -----------   ---------    ---------    -----------   ---------
Fair value equal to
   exercise price                 935,524      $1.18         $1.18        925,000        $1.64       $1.64
Fair value greater than
   exercise price                      --         --            --        469,496        $ .80       $1.97
Exercise price greater
 than fair value                  991,351      $1.35         $1.02        709,989        $2.00       $1.60

    Fair value of warrants granted to non-employees for services or in connection with debt transactions during the year ended June 30, 1997 was determined using the Black-Scholes option pricing model. Significant assumptions included a risk-free interest rate of 5.9%, expected volatility of 102%, and that no dividends would be declared during the expected term of the options. The weighted average contractual term of the warrants was approximately 5.0 years compared to a weighted average expected term of 2.0 years. The estimated fair value of warrants described above amounted to $323,000 of which $124,000 is recorded as a debt issuance cost in the balance sheet and $199,000 is recorded as general and administrative expense in the statement of operations.

    Pro Forma Stock-Based Compensation Disclosures - The Company applies APB Opinion 25 and related interpretations in accounting for its stock options and warrants which are granted to employees. Accordingly, compensation cost has not been recognized for grants of options and warrants to employees and directors unless the exercise prices were less than the fair value of the Company's common stock on the grant dates. Had compensation cost been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below.

                      COTTON VALLEY RESOURCES CORPORATION
                         (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Expressed in U.S. Dollars)


                                                    YEAR ENDED JUNE 30,
                                             ------------------------------
                                                  1997            1996
                                             -------------   -------------
Net loss applicable to common stockholders:
    As reported                              $  (2,006,878)  $    (712,360)
    Pro forma                                $  (2,408,000)  $  (1,800,000)
Net loss per common share:
    As reported                              $        (.20)  $        (.06)
    Pro forma                                $        (.23)  $        (.16)

    The fair value of each employee option and warrant granted in 1997 and 1996 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                               YEAR ENDED JUNE 30,
                           -------------------------
                               1997          1996
                           -----------   -----------
Expected volatility                102%          102%
Risk-free interest rate            5.9%          6.1%
Expected dividends                  --            --
Expected terms (in years)          4.5           5.0

6.  RELATED PARTY TRANSACTIONS

    During the year ended June 30, 1996 and the period from February 15, 1995 to June 30, 1995, the Company paid management fees in lieu of salaries to two corporations controlled by senior officers of the Company, aggregating $160,000 and $50,000, respectively. In addition, the Company has received advances from these two companies, net of repayments, totaling $139,710 and $171,709 at June 30, 1997 and 1996, respectively. The advances are unsecured, without interest and are due after June 30, 1998.

7.  INCOME TAXES

    The Company's deferred tax assets (liabilities) consist of the following:

                                                                    JUNE 30,
                                                           -------------------------
                                                              1997          1996
                                                           -----------   -----------
Deferred tax liabilities:
   Difference in bases of oil and gas properties acquired  $(2,000,000)  $(2,000,000)
   Costs capitalized for books and deducted for tax            (84,000)      (65,000)
                                                           -----------   -----------
           Total deferred tax liabilities                   (2,084,000)   (2,065,000)
                                                           -----------   -----------
Deferred tax asset (net operating loss carryforwards)        1,415,000       477,000
                                                           -----------   -----------
           Net deferred tax liability                      $  (669,000)  $(1,588,000)
                                                           ===========   ===========

    The difference from the expected income tax benefit for the year ended June 30, 1997 at the statutory federal tax rated of 34% and the actual income tax benefit is primarily the result of amounts related to the estimated value of warrants that were expensed for purposes of the financial statements, but are not deductible for

                      COTTON VALLEY RESOURCES CORPORATION
                         (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Expressed in U.S. Dollars)


    income tax purposes. At June 30, 1997, the Company has available net operating loss carryforwards of approximately $4,000,000 to reduce future taxable income. These carryforwards expire from 2002 to 2004.

8.  CONCENTRATION OF CREDIT RISK AND  FAIR VALUE OF FINANCIAL INSTRUMENTS

    At June 30, 1997 and 1996, the Company had deposits in one financial institution that were approximately $543,000 and $700,000, respectively in excess of FDIC insurance limits.

    The Company's financial instruments at June 30, 1997 and 1996 are cash, accrued oil and gas sales, accounts payable, long-term debt and advances from related parties. Management believes the fair market values of cash, accrued oil and gas sales and accounts payable approximate carrying values due to the short-term nature of these instruments. Management has estimated the fair values of long-term debt and advances from related parties based on expected discounted cash flows and believes the fair values are not materially different than carrying values.

9.  SUBSEQUENT EVENTS

    On July 31, 1997, effective June 30, 1997, the Company acquired 100% of Aspen Energy Corporation, an oil and gas company, for $200,000 in cash, a $300,000 promissory note payable in two installments through January 1998 and 2,511,317 shares of the Company's common stock. In addition, the shareholders of Aspen agreed to deliver 270,000 of the shares they received in the transaction back to Aspen in satisfaction of obligations owed by such shareholders to Aspen in the amount of $425,000.

    In July 1997, the Company entered into a letter agreement with an investment banking firm to arrange a sale of part or all of the Company or a strategic alliance with a larger company. The investment banking firm was granted exclusive representation rights for a period of nine months and will receive a fee, if the transaction is completed, varying from 3% to 10% of the transaction size.

    In July 1997, the Company initiated a private placement of its common stock and of 15% two-year notes. Through September 15, 1997, the Company had sold 272,700 shares for net proceeds of $454,500 in the stock placement and raised $125,000 in the note offering. In addition, warrants to purchase approximately 433,000 shares of stock had been exercised for proceeds of $866,000 from July 1, 1997 through September 15, 1997.

10. SUPPLEMENTAL INFORMATION (UNAUDITED)

    Costs incurred by the Company with respect to its oil and gas producing activities are set forth below. No significant costs were incurred in exploration activities or in the acquisition of unproved properties.

                                   FOR THE PERIODS ENDED
                                          JUNE 30,
                                  ----------------------
                                     1997        1996
                                  ----------  ----------
Proved property acquisition cost  $  515,000  $1,110,054
Development costs                    422,621     227,754
                                  ----------  ----------
              Total               $  937,621  $1,337,808
                                  ==========  ==========

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Expressed in U.S. Dollars)


11. OIL AND GAS RESERVE INFORMATION (UNAUDITED)

    Proved oil and gas reserves are the estimated quantities of crude oil, condensate and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. The following estimated net interests in proved reserves are based upon subjective engineering judgments and may be affected by the limitations inherent in such estimation. The process of estimating reserves is subject to continual revision as additional information becomes available as a result of drilling, testing, reservoir studies and production history. There can be no assurance that such estimates will not be materially revised in subsequent periods.

    The Company emphasizes that reserve estimates of new discoveries or undeveloped properties are more imprecise than those of producing oil and gas properties. The Company's reserves are substantially from undeveloped properties. Accordingly, these estimates are expected to change materially as future information becomes available. The Company's reserves were estimated by independent petroleum engineers. All of the Company's reserves are located onshore in the continental United States. The recoverability of the proved undeveloped reserves is dependent upon obtaining financing to exploit the reserves.

    The following table sets forth proved oil and gas reserves at June 30, 1997, 1996 and 1995 together with changes therein:


                                         OIL AND       NATURAL
                                       CONDENSATE        GAS
                                       -----------   -----------
                                          (BBLS)         (MCF)
                                       -----------   -----------
Balance at February 15, 1995                    --            --
    Purchase of minerals in place        4,294,000    12,882,000
                                       -----------   -----------
Balance at June 30, 1995                 4,294,000    12,882,000
                                       -----------   -----------
Balance at June 30, 1996                 4,294,000    12,882,000
    Purchase of minerals in place          523,000     5,222,000
    Production                             (12,000)      (34,000)
    Revision of prior estimates            (19,000)       (8,000)
                                       -----------   -----------
Balance at June 30, 1997                 4,786,000    18,062,000
                                       ===========   ===========

Proved developed reserves at June 30:
    1995                                        --            --
                                       ===========   ===========
    1996                                    93,000       280,000
                                       ===========   ===========
    1997                                   423,000     1,787,000
                                       ===========   ===========

    The standardized measure of discounted future net cash flows at June 30, 1997, 1996 and 1995 relating to proved oil and gas reserves is set forth below. The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process described above are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

                       COTTON VALLEY RESOURCES CORPORATION
                          (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Expressed in U.S. Dollars)


    Standardized measure of discounted future net cash flows relating to proved reserves:

                                                                 AT JUNE 30,
                                               ---------------------------------------------
                                                    1997            1996            1995
                                               -------------   -------------   -------------
Future cash inflows                            $ 129,610,000   $ 118,003,000   $  98,023,000
Future production costs                          (18,826,000)    (15,013,000)    (13,249,000)
Future development costs                         (13,915,000)    (12,446,000)    (12,361,000)
                                               -------------   -------------   -------------
Future net cash flows, before income tax          96,869,000      90,544,000      72,413,000
Future income tax expenses                       (31,526,000)    (30,785,000)    (24,723,000)
                                               -------------   -------------   -------------
Future net cash flows                             65,343,000      59,759,000      47,690,000
10% discount to reflect timing of net
     cash flows                                  (22,543,000)    (19,315,000)    (17,890,000)
                                               -------------   -------------   -------------
Standardized measure of discounted future net
     cash flows                                $  42,800,000   $  40,444,000   $  29,800,000
                                               =============   =============   =============

    Changes in standardized measure of discounted future net cash flows relating to proved reserves:

                                                      FOR THE PERIOD ENDED JUNE 30,
                                              ------------------------------------------
                                                   1997           1996           1995
                                              ------------   ------------   ------------
Standardized measure, beginning of period     $ 40,444,000   $ 29,800,000   $         --
Net change in sales price, net of
     production costs                           (5,288,000)    11,762,000             --
Accretion of discount                            4,044,000      2,980,000             --
Purchases of reserves in-place                   6,687,000             --     45,249,000
Production                                         (21,000)            --             --
Change in timing of production and other        (2,581,000)            --             --
Net changes in income taxes                       (485,000)    (4,098,000)   (15,449,000)
                                              ------------   ------------   ------------
Standardized measure, end of period           $ 42,800,000   $ 40,444,000   $ 29,800,000
                                              ============   ============   ============

                       COTTON VALLEY RESOURCES CORPORATION


                      CONDENSED CONSOLIDATED BALANCE SHEET
                                December 31. 1997
                           (Expressed in U.S. Dollars)
                                   (Unaudited)

                                     ASSETS

CURRENT ASSETS:
    Cash                                                                        $    405,430
    Accounts receivable                                                              542,425
    Prepaid expenses                                                                  94,138
    Cash deposits                                                                    329,750
    Restricted cash                                                                2,570,280
                                                                                ------------
            Total current assets                                                   3,942,023

OIL AND GAS PROPERTIES                                                            19,721,091

OILFIELD EQUIPMENT INVENTORY                                                       2,614,069

OTHER ASSETS                                                                         490,742
                                                                                ------------

            Total assets                                                        $ 26,767,925
                                                                                ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable and accrued liabilities                                    $  1,172,548
    Notes payable                                                                    150,250
                                                                                ------------
            Total current liabilities                                              1,322,798

LONG TERM DEBT                                                                     4,564,710

DEFERRED INCOME TAXES                                                              2,330,812

STOCKHOLDERS' EQUITY:
    Preferred stock, no par value, authorized-unlimited, none issued                      --
    Common stock, no par value, authorized-unlimited, 17,343,248 shares issued    21,689,357
    Deficit accumulated in development stage                                      (2,769,155)
    Accumulated earnings                                                              54,403
    Treasury stock (270,000 shares)                                                 (425,000)
                                                                                ------------
            Total stockholders' equity                                            18,549,605
                                                                                ------------

            Total liabilities and stockholders' equity                          $ 26,767,925
                                                                                ============




             SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                      COTTON VALLEY RESOURCES CORPORATION


                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          (Expressed in U.S. Dollars)
                                  (Unaudited)

                                         SIX MONTHS ENDED
                                           DECEMBER 31,
                                   ---------------------------
                                       1997           1996
                                   ------------   ------------
REVENUE:
    Oil and gas sales              $    435,289   $     41,365
    Equipment sales                     713,622             --
    Interest income                       8,140             --
    Other income                            934             --
                                   ------------   ------------
            Total revenue             1,157,985         41,365

EXPENSES:
    Oil and gas production              225,925             --
    Equipment purchase and rework       259,573             --
    General and administrative          413,444        903,319
    Interest                            129,888         35,162
    Depreciation and depletion           56,618             --
                                   ------------   ------------
            Total expenses            1,085,448        938,481

PROFIT (LOSS) BEFORE INCOME TAXES        72,537       (897,116)

INCOME TAX BENEFIT (PROVISION)          (18,134)       295,000
                                   ------------   ------------

NET PROFIT (LOSS)                  $     54,403   $   (602,116)
                                   ============   ============

NET PROFIT (LOSS) PER SHARE
    (Basic and diluted)            $       0.00   $      (0.05)
                                   ------------   ------------


WEIGHTED AVERAGE SHARES              15,457,000     13,390,524
                                   ============   ============





              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                       COTTON VALLEY RESOURCES CORPORATION


                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Expressed in U.S. Dollars)
                                   (Unaudited)

                                                                             SIX MONTHS ENDED
                                                                                DECEMBER 31,
                                                                        -------------------------
                                                                           1997          1996
                                                                        -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net profit (loss)                                                   $    54,403   $  (602,116)
    Adjustments to reconcile to net cash used by operating activities:
         Deferred income tax provision (benefit)                             18,134      (295,000)
         Depreciation and depletion                                          56,618         5,572
         Amortization of debt discount                                      102,500            --
         Common stock issued for services                                        --       322,932
         Change in accounts payable and other liabilities                   479,511       (85,674)
         Change in accounts receivable                                     (456,823)           --
         Other                                                              (67,317)       (3,263)
                                                                        -----------   -----------
                Net cash used by operating activities                       187,026      (657,549)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions to oil and gas properties                                  (1,485,363)     (303,134)
    Addition to oilfield equipment inventory                             (2,614,069)           --
    Increase in deposits                                                   (329,750)           --
    Increase in restricted cash                                          (2,570,820)           --
    Purchase of other assets                                                     --       (43,831)
                                                                        -----------   -----------
                Net cash used by investing activities                    (7,002,000)     (346,965)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Sale of common stock and exercise of warrants                         3,398,544       455,949
    Increase in long-term debt                                            4,445,000            --
    Costs related to sale of stock and notes                               (419,000)      (14,600)
    Repayment of notes payable and long-term debt                          (848,750)           --
                                                                        -----------   -----------
                Net cash provided by financing activities                 6,575,794       441,349
                                                                        -----------   -----------
DECREASE IN CASH                                                           (237,182)     (563,165)

CASH - Beginning of period                                                  642,612       803,070
                                                                        -----------   -----------
CASH - End of period                                                    $   405,430   $   239,905
                                                                        ===========   ===========

SUPPLEMENTAL INFORMATION
    Debt incurred in acquisition of oil and gas properties              $   300,000   $   355,000
    Oil and gas properties acquired with common stock                     4,530,000            --
    Conversion of note payable to common stock                              100,000            --
    Issuance of common stock for stock offering costs                            --        12,409





              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                      COTTON VALLEY RESOURCES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                          (Expressed in U.S. Dollars)
                                  (Unaudited)


1.  NATURE OF BUSINESS AND BASIS OF PREPARATION AND PRESENTATION

    Cotton Valley Resources Corporation (the Company) has its primary business focus in the acquisition of ownership interests in, and the production of oil and gas from, existing oil and gas fields that indicate a potential for increased production through rehabilitation. The Company also purchases, repairs, rehabilitates and sells used oilfield production equipment. Also, beginning in February, 1998, the Company provides well servicing and horizontal drilling services on its own properties and for other operators. The Company was considered to be in the development stage until August 1, 1997.

    The condensed consolidated financial statements of Cotton Valley Resources Corporation and subsidiaries (collectively Cotton Valley) included herein have been prepared by management of Cotton Valley without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, since management believes that the disclosures included are adequate to make the information presented not misleading. In the opinion of management, the condensed consolidated financial statements include all adjustments consisting of normal recurring adjustments necessary to present fairly the financial position, results of operations, and cash flows as of the dates and for the periods presented. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included for the fiscal year ended June 30, 1997.

    Restricted Cash

    Restricted cash at December 31, 1997 represents the unused funding of the Convertible Debenture (see Note 7). This cash may be used for working capital and other purposes upon submission of collateral under the terms of the agreement.

    Net Profit Per Share

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS
    128"). SFAS 128 requires companies with complex capital structures that have publicly held common stock or common stock equivalents to present both basic and diluted earnings per share ("EPS") on the face of the income statement. The presentation of basic EPS replaces the presentation of primary EPS currently required by Accounting Principles Board Opinion No. 15 ("APB No. 15"). Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants as prescribed by APB No. 15. This statement is effective for financial statements issued for interim and annual periods ending after December 15, 1997. The Company adopted SFAS 128 as of
    December 31, 1997 for the period ended December 31, 1997 and all prior periods. The adoption of SFAS 128 has not had a significant impact on the Company's reported EPS to date.

2.  COMMON STOCK

    During the six months ended December 31, 1997, Cotton Valley issued shares of common stock to four individuals to purchase Aspen Energy Corporation (Aspen) (see Note 3), issued 272,700 shares of common

                      COTTON VALLEY RESOURCES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                          (Expressed in U.S. Dollars)
                                  (Unaudited)


    stock in a private placement for proceeds of approximately $455,000, issued approximately 1,677,000 shares of common stock on exercise of options and warrants for approximately $2,920,000, and issued additional shares for the acquisition of an oil and gas well and for the conversion of $100,000 of a note payable to common stock.

3.  ACQUISITION OF ASPEN ENERGY CORPORATION

    On July 31, 1997, Cotton Valley acquired Aspen for $4,995,000, consisting of $500,000 cash and notes and 2,511,317 shares of common stock, of which 270,000 shares were returned to Cotton Valley by two Aspen shareholders in settlement of notes payable to Aspen in the amount of $425,000. The acquisition was accounted for as a purchase and the operations of Aspen are consolidated with the Company beginning on August 1, 1997. The following unaudited pro forma information for the six month period ended December 31, 1996 has been prepared as if Aspen had been acquired on July 1, 1996:

    Revenues                                         $         235,000
    Net loss                                         $        (872,000)
    Net loss per share                               $           (0.06)

4.  ACQUISITION OF SEARS RANCH PROSPECT

    During the six month period ended December 31, 1997, Cotton Valley acquired the 6,600 acre Sears Ranch Prospect in Nolan and Fisher Counties, Texas, for $400,000.

5.  ACQUISITION OF HORIZONTAL DRILLING EQUIPMENT

    During the six month period ended December 31, 1997, Cotton Valley acquired substantially all the business and equipment of M&M Directional Services Consultants for $550,000, through a newly formed subsidiary, Mustang Horizontal Services, Inc.

6.  ACQUISITION OF WELL SERVICE RIGS AND EQUIPMENT

    During the six month period ended December 31, 1997, Cotton Valley acquired two well service rigs and related well service equipment for $1,220,000, and formed Mustang Well Servicing Company to operate the rigs and provide well servicing.

7.  SECURED CONVERTIBLE DEBENTURES

    During the six month period ended December 31, 1997, Cotton Valley sold $4,320,000 of 7% Secured Convertible Debentures to a group of private investors. Portions of the proceeds were used to complete the acquisition of the well service rigs and related equipment discussed in Note 6. The debentures are due December 31, 2001 and are collateralized by the well service rigs and related equipment and by restricted cash with a balance of $2,570,820 at December 31, 1997. The debentures are convertible into shares of common stock and warrants to purchase common stock. The debentures are convertible at the lesser of $2.70

                      COTTON VALLEY RESOURCES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                          (Expressed in U.S. Dollars)
                                  (Unaudited)


    per share or 90% of the average of the three lowest closing bid prices during the ten trading days prior to the notice of conversion. If the conversion price is below $1.80 per share, no more than 10% of the debentures may be tendered for conversion during a thirty day period. The warrants are exercisable at prices related to the market price at the time of conversion. Costs of approximately $419,000 related to the debenture offering have been capitalized and will be amortized over the life of the notes.

8.  SUBSEQUENT EVENTS

    In January 1998, the Company completed the purchase of certain oil and gas interests in the Zama Lake area in Alberta, Canada (the "Zama Property"). The purchase price was approximately $6,900,000. Immediately following the purchase of the Zama Property, the Company sold all of its interests to a third party for approximately $7,500,000.

    Also in January 1998, the Company and Phillips Petroleum Company ("Phillips") entered into an agreement for the purchase by the Company of all of Phillips' interests in certain oil and gas leases (the "Leases"), including the wells, equipment and personal property located on the Leases, in the East Binger Unit, Caddo County, Oklahoma for $4,000,000. Closing of the transaction is subject to the Company obtaining financing for the purchase price and is currently scheduled for May 31, 1998. The completion of the transaction is further subject to title examinations and other conditions.

    In February 1998 the stockholders of the Company approved the 1997 Stock Compensation Plan (the "1997 Plan") and reserved 1,400,000 shares of Common Stock for issuance under the plan. Eligible participants in the 1997 Plan include full-time employees, directors (other than Non-Employee Directors) and advisors of the Company and its subsidiaries.

    Also in February 1998, the stockholders of the Company approved the Non-Employee Directors Stock Option Plan (the "Directors Plan") and reserved for issuance 200,000 shares of Common Stock for issuance under the plan. Eligible participants in the Directors Plan are non-employee directors of the Company and its subsidiaries.

        COTTON VALLEY RESOURCES CORPORATION AND ASPEN ENERGY CORPORATION


              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS


The following unaudited pro forma combined statement of operations is derived from the financial statements of Cotton Valley Resources Corporation (the Company) and Aspen Energy Corporation. In July 1997, the Company acquired 100% of the common stock of Aspen for a purchase price consisting of $200,000 in cash, $300,000 non-interest bearing six month notes and 2,241,000 shares of the Company's common stock (net of 270,000 shares transferred back to the Company to retire $425,000 of loans from Aspen to the Aspen stockholders). The Unaudited Pro Forma Income Statement for the year ended June 30, 1997 has been prepared assuming the acquisition had been consummated as of the beginning of the fiscal year.

The unaudited combined pro forma financial statements should be read in conjunction with the notes thereto and with the financial statements of the Company as included in its Form 10-KSB and the financial statements of Aspen included herein.

The unaudited combined pro forma financial statements are not indicative of the financial position or results of operations of the Company which would actually have occurred if the acquisition of Aspen had occurred at the date presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal oil and gas production declines, changes in prices paid for oil and gas, future acquisitions, drilling activity and other factors.

        COTTON VALLEY RESOURCES CORPORATION AND ASPEN ENERGY CORPORATION


              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        For the year ended June 30, 1997

                                      COTTON VALLEY         ASPEN
                                       YEAR ENDED         YEAR ENDED         PRO FORMA           PRO FORMA
                                      JUNE 30, 1997   DECEMBER 31, 1996     ADJUSTMENTS           COMBINED
                                      -------------   -----------------     -----------           --------

OIL AND GAS SALES                    $    272,243      $    368,054      $     46,518  (1)     $    686,815

COSTS AND EXPENSES:
   Oil and gas production costs           252,272           369,147            20,839  (1)          642,258
   Depletion                               27,000           190,068            (1,000) (2)          216,068
   General and administrative           2,825,678           498,151            48,377  (1)        3,372,206
   Interest                                93,171                              15,000  (3)          108,171
                                     ------------      ------------      ------------          ------------
        Total costs and expenses        3,198,121         1,057,366            83,216             4,338,703
                                     ------------      ------------      ------------          ------------

LOSS BEFORE INCOME TAXES               (2,925,878)         (689,312)          (36,698)           (3,651,888)

INCOME TAX BENEFIT                        919,000           237,143            12,944  (4)        1,169,087
                                     ------------      ------------      ------------          ------------

NET LOSS                             $ (2,006,878)     $   (452,169)     $    (23,754)         $ (2,482,801)
                                     ============      ============      ============          ============

NET LOSS PER SHARE:
   Basic and diluted                 $      (0.20)                       $      (0.01)         $      (0.21)
                                     ============                        ============          ============

WEIGHTED AVERAGE SHARES                 9,901,000                           2,241,000  (5)       12,142,000
                                     ============                        ============          ============



                             SEE ACCOMPANYING NOTES

        COTTON VALLEY RESOURCES CORPORATION AND ASPEN ENERGY CORPORATION


         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        For the Year Ended June 30, 1997


(1) Adjustments to add Aspen's operations for the six months ended June 30, 1997, and deduct Aspen's operations for the six months ended June 30, 1996, to its operations for the year ended December 31, 1996. The adjustment is necessary to record Aspen's operations for the year ended June 30, 1997 as if Aspen had been acquired by Cotton Valley at the beginning of that fiscal year.

(2) Adjustment to depletion expense to record the depletion expense as if Aspen had been acquired on July 1, 1996.

(3) To record imputed interest expense on the $300,000 six month note payable issued the sellers of Aspen.

(4) To record the effect of the pro forma adjustments on the income tax benefit.

(5) To record the net shares issued in the acquisition as if they had been issued on July 1, 1996.

                          INDEPENDENT AUDITOR'S REPORT




Board of Directors
Aspen Energy Corporation
Dallas, Texas

We have audited the accompanying balance sheets of Aspen Energy Corporation as of December 31, 1996, and the related statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aspen Energy Corporation as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.





Hein + Associates LLP

Dallas, Texas
January 30, 1998

                            ASPEN ENERGY CORPORATION

                                 BALANCE SHEETS

                                     ASSETS

                                                                                  (Unaudited)
                                                                                    JUNE 30,        December 31,
                                                                                   -----------      -----------
                                                                                      1997              1996
                                                                                   -----------      -----------

 CURRENT ASSETS:
   Cash (including $376,677 in interest-bearing accounts at
      December 31, 1996)                                                           $    22,990      $   407,566
   Accounts receivable                                                                  42,330           40,680
                                                                                   -----------      -----------
                 Total current assets                                                   65,320          448,246

PROVED OIL AND GAS PROPERTIES (full cost method)                                     1,300,419        1,216,032
   Less accumulated depletion                                                         (337,765)        (242,765)
                                                                                   -----------      -----------
                 Net oil and gas property                                              962,654          973,267

OTHER ASSETS                                                                            52,853           52,003
                                                                                   -----------      -----------

                          Total assets                                             $ 1,080,827      $ 1,473,516
                                                                                   ===========      ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable and accrued liabilities                                        $    54,708      $    56,490

   Income tax payable                                                                  237,000          314,000
                                                                                   -----------      -----------
                 Total current liabilities                                             291,708          370,490

DEFERRED INCOME TAX LIABILITY                                                          289,014          320,514

PRODUCTION PAYMENT LIABILITY                                                            62,791           65,800

STOCKHOLDERS' EQUITY:
   Common stock, no par value, 50,000 shares authorized;
      50,000 shares issued and outstanding                                               1,000            1,000
   Loans receivable from related parties                                              (425,000)        (345,000)
   Retained earnings                                                                   861,314        1,060,712
                                                                                   -----------      -----------
                 Total stockholders' equity                                            437,314          716,712
                                                                                   -----------      -----------

                          Total liabilities and stockholders' equity               $ 1,080,827      $ 1,473,516
                                                                                   ===========      ===========





             SEE ACCOMPANYING NOTES TO THESES FINANCIAL STATEMETNS.

                            ASPEN ENERGY CORPORATION

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                        (Unaudited)
                                                        -----------               Year Ended
                                                 Six Months Ended June 30,       December 31,
                                               ----------------------------      -----------
                                                  1997              1996            1996
                                               -----------      -----------      -----------

 REVENUE -Oil and gas sales                    $   221,408      $   174,890      $   368,054

 COSTS AND EXPENSES:
    Production expenses                            158,975          138,136          369,147
    Depletion and depreciation                      95,000           89,800          190,068
    General and administrative                     276,545          237,610          506,700
                                               -----------      -----------      -----------
                  Total costs and expenses         530,520          465,546        1,065,915

 OTHER INCOME (EXPENSE) -
    Interest income (expense), net                   1,214           10,656            8,549
                                               -----------      -----------      -----------
 LOSS BEFORE INCOME TAXES                         (307,898)        (280,000)        (689,312)

 INCOME TAX BENEFIT                                108,500           98,000          237,143
                                               -----------      -----------      -----------

 NET LOSS                                         (199,398)        (182,000)        (452,169)

 RETAINED EARNINGS, beginning of year            1,060,712        1,512,881        1,512,881
                                               -----------      -----------      -----------

 RETAINED EARNINGS, end of period              $   861,314      $ 1,330,881      $ 1,060,712
                                               ===========      ===========      ===========

 NET LOSS PER SHARE                            $     (3.99)     $     (3.64)     $     (9.04)
                                               ===========      ===========      ===========

 WEIGHTED AVERAGE SHARES                            50,000           50,000           50,000
                                               ===========      ===========      ===========





             SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                            ASPEN ENERGY CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                      (Unaudited)
                                                                      -----------            Year Ended
                                                              Six Months Ended June 30,     December 31,
                                                              -------------------------     ------------
                                                                 1997           1996           1996
                                                              ---------      ---------      ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                   $(199,398)     $(182,000)     $(452,169)
   Adjustments to reconcile to net cash used by operating
      activities:
   Depletion and depreciation                                    95,000         89,800        190,068
   Deferred tax benefit                                         (31,500)       (98,000)      (237,143)
   Changes in current assets and liabilities:
      Accounts receivable                                        (1,650)       (11,522)         2,390
      Other assets                                                 (850)       (12,750)       (18,321)
      Accounts payable and accrued liabilities                   (1,782)            --        (34,103)
      Income tax payable                                        (77,000)            --             --
   Other                                                          7,000        (11,803)       (39,187)
                                                              ---------      ---------      ---------
       Net cash used by operating activities                   (210,180)      (226,275)      (588,465)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of oil and gas properties                      --             --        490,828
   Collection of notes receivable                                    --        103,500        140,000
   Loans to related parties                                     (80,000)            --             --
   Additions to oil and gas properties                          (84,387)      (180,670)      (406,689)
                                                              ---------      ---------      ---------
       Net cash provided (used) by investing activities        (164,387)       (77,170)       224,139
CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayments of production payment liability                    (3,009)        (4,700)        (5,766)
                                                              ---------      ---------      ---------

NET DECREASE IN CASH                                           (377,576)      (308,145)      (370,092)

CASH, BEGINNING OF THE PERIOD                                   407,566        777,658        777,658
                                                              ---------      ---------      ---------

CASH, END OF THE PERIOD                                       $  29,990      $ 469,513      $ 407,566
                                                              =========      =========      =========

SUPPLEMENTAL INFORMATION -
   Cash paid during the period for interest                   $   2,600      $   2,840      $   5,800
                                                              =========      =========      =========

   Property financed with production payment liability        $      --      $  71,566      $  71,566
                                                              =========      =========      =========





             SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                           ASPEN ENERGY CORPORATION.

                         NOTES TO FINANCIAL STATEMENTS
           (The period subsequent to December 31, 1996 is unaudited.)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Nature of Operations

    Aspen Energy Corporation (the "Company") is engaged in the acquisition, operation and development of oil and gas properties, which are located primarily in Texas, Oklahoma and Utah as of December 31, 1996.

    Cash and Cash Equivalents

    The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    Revenue Recognition

    The Company recognizes revenue as oil or gas is produced and sold.

    Oil and Gas Producing Operations

    The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs, are capitalized in the full cost pool. All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves.

    In addition, capitalized costs are subject to a "ceiling test", which basically limits such costs to the aggregate of the estimated present value, discounted at a 10% interest rate, of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

    Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income. Abondonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

    Income Taxes

    Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due, if any, plus net deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets include recognition of operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate. Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

    Financial Investments

    The Company's financial instruments are cash, accounts receivable and payable and loans receivable from related parties. Management estimates that the fair values of these financial instruments approximate their carrying values due to their short-term nature.

                           ASPEN ENERGY CORPORATION.

                         NOTES TO FINANCIAL STATEMENTS
           (The period subsequent to December 31, 1996 is unaudited.)

    Loss Per Share

    Loss per share is computed based on the weighted average number of shares outstanding during the period.

    Use of Estimates and Certain Significant Estimates

    The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates. Significant assumptions are required in the valuation of proved oil and gas reserves, which as described above may affect the amount at which oil and gas properties are recorded. It is at least reasonably possible those estimates could be revised in the near term and those revisions could be material.

    Unaudited Information

    The balance sheet as of June 30, 1997 and the statements of operations for the six month periods ended June 30, 1997 and 1996 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments which are necessary to properly reflect the financial position of the Company as of June 30, 1997 and the results of its operations for the six months ended June 30, 1997 and 1996.

2.  LOANS RECEIVABLE FROM RELATED PARTIES

    The Company had loans receivable from stockholders for cash advances that totaled $425,000 and $345,000 at June 30, 1997 and December 31, 1996,
    respectively. The loans were unsecured, non-interest bearing and contained no specific repayment terms. The loans were subsequently retired as described in Note 6, and have been classified as a reduction of stockholders' equity in the accompanying balance sheets.

3.  PRODUCTION PAYMENT LIABILITY

    The Company has a liability associated with the purchase of an oil and gas property that requires payment to the creditor of 25% of the net revenue earned from the property each month. The liability does not have a stated interest rate. Therefore, interest was imputed at 10%. The balance at June 30, 1997 and December 31, 1996 is $62,791 and $65,800, respectively.

4.  CONCENTRATION OF CREDIT RISK AND SALES REVENUE

    The Company had the following concentrations in volume of oil and gas sales revenue in 1996:

                   Customer
                   --------
                      A                     43%
                      B                     29%
                      C                     22%

    Additionally, the three customers above accounted for a substantial majority of accrued oil and gas sales as of December 31, 1996.

    The Company periodically maintains balances in financial institutions in excess of FDIC insurance limits. The Company had a balance in one institution at December 31, 1996 that was $276,677 in excess of such limit.

                           ASPEN ENERGY CORPORATION.

                         NOTES TO FINANCIAL STATEMENTS
           (The period subsequent to December 31, 1996 is unaudited.)

5.  INCOME TAXES

    The Company's income tax benefit of $237,143 for the year ended December 31, 1996 was composed entirely of deferred taxes.

    The Company's deferred tax liability of $320,514 at December 31, 1996 was the result of different bases for book and tax purposes of the Company's oil and gas properties.

6.  SUBSEQUENT EVENT

    In 1997, 100% of the Company's stock was sold to Cotton Valley Resources Corporation. In connection with that transaction, the loans receivable from related parties (Note 2) were retired.

7.  SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

    The following table sets forth certain information with respect to the oil and gas producing activities of the Company:

                                                                          YEAR ENDED
                                                                          DECEMBER 31,
                                                                        ---------------
                                                                              1996
                                                                        ---------------

   Costs incurred in oil and gas producing activities:
       Acquisition of proved properties                                 $       252,236
       Development costs                                                        226,019
                                                                        ---------------



                    Total costs incurred                                $       478,255
                                                                        ---------------

    The following table, based on information prepared by independent petroleum engineers, summarizes changes in the estimates of the Company's net interest in total proved reserves of crude oil and condensate and natural gas, all of which are domestic reserves:

                                   Oil              Gas
                                   ---              ---
                                (Barrels)          (MCF)
                               ----------      ----------

Balance, January 1, 1996        1,569,690         598,476

Production                         (9,690)       (130,476)
                               ----------      ----------

Balance, December 31, 1996      1,560,000         468,000
                               ==========      ==========

    All of the above reserves were classified as proved undeveloped and are located in the continental United States. The Company has production on the property, but intends to convert the property to a waterflood project, which would entail conversion of the producing wells to injection wells. The Company also has other, relatively minor, producing properties for which reserve reports were not prepared. To develop the Company's reserves will require a substantial investment of capital, which is currently not available. Therefore, the Company will either have to raise additional capital or sell interests in its property, which would reduce the Company's net interest in its reserves.

                           ASPEN ENERGY CORPORATION.

                         NOTES TO FINANCIAL STATEMENTS
           (The period subsequent to December 31, 1996 is unaudited.)

    Proved oil and gas reserves are the estimated quantities of crude oil, condensate and natural gas which_geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. The above estimated net interests in proved reserves are based upon subjective engineering judgments and may be affected by the limitations inherent in such estimation. The process of estimating reserves is subject to continual revision as additional information becomes available as a result of drilling, testing, reservoir studies and production history, especially in connection with the Company as all the reserves are proved undeveloped. There can be no assurance that such estimates will not be materially revised in subsequent periods.

8.  STANDARDIZED MEASURE OF CHANGES IN FUTURE NET REVENUES (UNAUDITED)

    The standardized measure of discounted future net cash flows at December 31, 1996, relating to proved oil and gas reserves is set forth below. The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

                                                                 AS OF
                                                              DECEMBER 31,
                                                                  1996
                                                             ------------

Future cash inflows                                          $ 31,473,000
Future development and production costs                       (12,972,000)
                                                             ------------

Future net cash flows, before income tax                       18,501,000
Future income taxes                                            (6,475,000)
                                                             ------------

Future net cash flows                                          12,026,000
10% annual discount                                            (4,089,000)
                                                             ------------


Standardized measure of discounted future net cash flows     $  7,937,000
                                                             ============


    Future net cash flows were computed using year-end prices and costs, and year-end statutory tax rates (adjusted for permanent differences) that relate to existing proved oil and gas reserves at year end. The following are the principal sources of change in the standardized measure of discounted future net cash flows:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                                 1996
                                                             ------------

Sale of oil and gas produced, net of production costs        $      1,000
Net changes in prices and production costs                      2,317,000
Accretion of discount                                             603,000
Net change in income taxes                                       (810,000)
Other changes                                                    (205,000)
                                                             ------------
    Net change                                                  1,906,000
Balance, beginning of year                                      6,031,000
                                                             ------------
Balance, end of year                                         $  7,937,000
                                                             ============

================================================================================

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES TO WHICH IT RELATES IN ANY STATE TO ANY PERSON WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                          ----------------------------


                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----
Prospectus Summary  . . . . . . . . . . . . . . .                   2
Risk Factors  . . . . . . . . . . . . . . . . . .                   8
Common Stock Price Ranges and Dividends . . . . .                  15
Dividend Policy . . . . . . . . . . . . . . . . .                  16
Capitalization  . . . . . . . . . . . . . . . . .                  16
Selected Historical Consolidated and Combined
  Financial Information . . . . . . . . . . . . .                  17
Management's Discussion and Analysis of
  Financial Condition and Results of Operations .                  18
Business and Properties . . . . . . . . . . . . .                  23
Management  . . . . . . . . . . . . . . . . . . .                  37
Certain Relationships and Related Transactions  .                  43
Principal Stockholders  . . . . . . . . . . . . .                  45
Description of Securities . . . . . . . . . . . .                  46
Shares Eligible for Future Sale . . . . . . . . .                  49
Selling Stockholders  . . . . . . . . . . . . . .                  50
Plan of Distribution  . . . . . . . . . . . . . .                  52
Agreement with Selling Stockholders . . . . . . .                  53
Certain Income Tax Considerations . . . . . . . .                  55
Limitations on Director Liability . . . . . . . .                  56
Legal Matters . . . . . . . . . . . . . . . . . .                  57
Experts . . . . . . . . . . . . . . . . . . . . .                  57
Available Information . . . . . . . . . . . . . .                  57
Glossary  . . . . . . . . . . . . . . . . . . . .                  59
Index to Consolidated Financial Statements  . . .                 ___

                          ----------------------------

                          ----------------------------

                            COTTON VALLEY RESOURCES
                                  CORPORATION





                       10,891,184 SHARES OF COMMON STOCK





                          ----------------------------

                              P R O S P E C T U S

                          ----------------------------





                           ____________________, 1998

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company has no contract or arrangement that insures or indemnifies a controlling person, director or officer of the Company which affects his or her liability in that capacity. The Company's bylaws provide for such indemnification, subject to applicable law.

         If available at a reasonable cost, the Company intends to maintain insurance against any liability incurred by its officers and directors in defense of any actions to which they are made parties by reason of their positions as officers and directors.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Expenses in connection with the public offering of Securities by the Selling Stockholders pursuant to this prospectus are as follows:

       Securities and Exchange Commission Filing Fee                       $    6,035.90
       American Stock Exchange Fee for Listing Additional Securities           15,000.00
       Accounting Fees and Expenses                                            10,000.00
       Legal Fees and Expenses                                                 60,000.00
       Printing and Engraving                                                  20,000.00
       Fees of Transfer Agent and Registrar                                     2,000.00
       Blue Sky Fees and Expenses                                               1,500.00
       Miscellaneous                                                              464.10
                                                                           -------------
       Total                                                               $  115,000.00*
                                                                           =============

         --------------------
         *Estimated

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

         Effective June 14, 1996, the Company, as consideration for the amalgamation between Cotton Valley Energy Limited and Arjon Enterprises, Inc. ("Arjon"), issued an aggregate of 686,551 shares of Common Stock to the shareholders of Arjon. Pursuant to the amalgamation agreement between the Company, Arjon and its shareholders, the Company acquired the only asset of Arjon, a Cotton Valley Energy Limited debenture in the amount of $146,300, in exchange for 686,551 shares of Common Stock. As a result of the Arjon amalgamation, the Company's name was changed to Cotton Valley Resources Corporation and its shares of Common Stock began trading through the Canadian Dealing Network. Additionally, 431,755 shares of Common Stock were issued to Arjon shareholders upon exercise of Arjon Warrants in existence prior to the amalgamation. Arjon was a public Canadian company formed more than 50 years ago to operate a gold mine. At the time of the amalgamation, Arjon had not engaged in any business activity for more than 25 years.

         The Arjon/Cotton Valley amalgamation was consummated in accordance with the laws of the Province of Ontario, Canada. Documents, as required, were filed with the Ontario Securities Commission. A Registration Statement on Form 20-F as filed with the Securities and Exchange Commission in November 1996 was declared effective by the Commission in January 1997, registering all the then outstanding shares of Common Stock of the Company.

         The Company has sold and issued unregistered securities in the following transactions since the date of the amalgamation:

         a.  THE LIVIAKIS TRANSACTIONS.

         In November 1996, the Company entered into a consulting agreement (the "LFC Consulting Agreement") with Liviakis Financial Communications, Inc. ("LFC"). Pursuant to the terms of the LFC Consulting Agreement, the Company sold to LFC and one of its officers, Robert B. Prag, for $0.75 per unit, 500,000 units, each unit consisting of one share of Common Stock and one stock purchase warrant (a "Warrant," collectively with one share of Common Stock, a "Unit") entitling the holder thereof to purchase a share of Common Stock at an exercise price of $0.80 through November 7, 2001 (a "LFC Warrant"). The Company issued to LFC 375,000 Units, for which the Company received a promissory note in the amount of $281,250, and the Company issued to Robert B. Prag 125,000 Units, for which the Company received a promissory note in the amount of $93,750. Both promissory notes were paid off within 90 days of issue. As further consideration for services performed by LFC pursuant to the terms of the LFC Consulting Agreement, the Company issued 1,490,000 shares of Common Stock to LFC. The stock issuance was recorded at $1,087,800 based on the Company's stock price on the Canadian Dealing Network ("CDN"). Additionally, in February 1998, the Company issued to LFC warrants to purchase 100,000 shares of Common Stock exercisable at $3.50 per share until December 31, 2000 (the "LFC Mustang Warrants"), as additional compensation for LFC's assistance to the Company in completing acquisitions and other financings during calendar 1997. LFC directed the Company to issue to Robert B. Prag 25,000 of the LFC Mustang Warrants.


         Effective June 24, 1997, the Company executed a convertible secured promissory note (the "LFC Note") to LFC whereby the Company promised to pay to LFC on or before the Maturity Date of the LFC Note, the sum of $1,000,000 or so much thereof as may have been advanced, whichever is less, plus interest of 9% per annum. Pursuant to the terms of the LFC Note, LFC immediately advanced to the Company $579,000 and the Company issued to LFC 161,351 Common Stock purchase warrants at an exercise price of $2.08 per share until April 3, 2002 (the "Liviakis Warrants"). The outstanding principal amount of the LFC Note together with accrued but unpaid interest were convertible by LFC into shares of Common Stock at a conversion price of $1.67 per share. On December 3, 1997, the Company repaid $479,000 of the principal amount of the LFC Note and all interest accrued on the LFC Note, and LFC converted the remaining $100,000 principal amount of the LFC Note into 60,000 shares of Common Stock.

         The sale of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide exemptions for transactions not involving a public offering. The Company determined that the purchasers of securities described above were sophisticated investors who had the financial ability to assume the risk of their total investment, acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

         b.  THE HIBERNIA TRANSACTIONS.

         In a Canadian private placement completed in November 1996 the Company sold to Hibernia Securities Trust ("HST") 100,000 units (the "Hibernia Units") for $0.73 per Unit. Each Hibernia Unit consisted of one share of Common Stock and two stock purchase warrants (the "Hibernia Warrants"), enabling the holder thereof to purchase one share of Common Stock at an exercise price of $0.73 per share through December 31, 1999. None of the Hibernia Warrants have been exercised.

         In a private placement of securities completed in January 1996, the Company issued 200,000 shares of Common Stock and 200,000 warrants to Hibernia Management Company ("HMC") for total consideration of $164,425. Each warrant (the "HMC Warrant") enables the holder thereof to purchase one share of Common Stock at an exercise price of $0.91 per share through December 31, 1999. None of the HMC Warrants have been exercised.

         In June 1997, the Company issued 266,667 shares of Common Stock and issued 266,667 warrants (the "HST Warrants") to HST for total consideration of $438,000. The HST Warrants are exercisable at $1.68 per share until June 2002. None of the HST Warrants have been exercised.

         The sale of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide exemptions for transactions not involving a public offering. The Company determined that the purchasers of securities described above were sophisticated investors who had the financial ability to assume the risk of their total investment, acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

         c.  THE ASPEN ACQUISITION.

         On June 30, 1997, the Company acquired all of the issued and outstanding shares of Aspen Energy Corporation ("Old Aspen") by merger with an inactive wholly-owned subsidiary corporation of the Company, which was renamed Aspen Energy Corporation ("Aspen"). As partial consideration for the merger, the Company issued an aggregate of 2,511,317 shares of Common Stock to the four shareholders of Old Aspen. Pursuant to the merger agreement, Aspen acquired substantially all the assets and interests of Old Aspen in exchange for $200,000 cash and $300,000 of short-term notes, 2,511,317 shares of the Company's Common Stock, of which 270,000 shares were returned to the Company by the Old Aspen shareholders in settlement of notes payable to Old Aspen in the amount of $425,000. Prior to returning the 270,000 shares referenced above, Leon A. Romero received 1,117,536 restricted shares, George W. Peel received 1,067,310 restricted shares, Albert Sena received 251,131 restricted shares and Dorothy Carter received 75,340 restricted shares as consideration for the merger.

         The sale of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide exemptions for transactions not involving a public offering. The Company determined that the purchasers of securities described above were sophisticated investors who had the financial ability to assume the risk of their total investment, acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

         d.  THE CHENEYBORO ACQUISITION.

         During fiscal years 1995 and 1996, the Company acquired interests and options to acquire further interests in approximately 6,700 net acres of producing and non-producing oil and gas leases in the Cheneyboro Field of Navarro County, Texas (the "Cheneyboro Field"). As partial consideration for the purchase, the Company issued, in fiscal year 1996, a promissory note dated July 17, 1997 in the amount of $586,047 to a limited partnership consisting of HMC, Euro Coach America Corporation and NPCS, Inc. The outstanding balance of $549,000 was paid to the partnership with $200,000 cash and the issue of 302,191 shares of Common Stock. In connection with this conversion, the Company issued warrants to acquire up to 302,191 shares of Common Stock at an exercise price of $1.28 per share through June 30, 2002 (the "Cheneyboro Warrants").

         The sale of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide exemptions for transactions not involving a public offering. The Company determined that the purchasers of securities described above were sophisticated investors who had the financial ability to assume the risk of their total investment, acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

         e.  THE M&M DIRECTIONAL DRILLING CONSULTANTS ACQUISITION.

         Effective November 5, 1997, the Company acquired certain technology and equipment of M&M Directional Drilling Consultants ("M&M") through its subsidiary, Mustang Horizontal Services, Inc. As partial consideration for the purchase, the Company issued warrants to purchase an aggregate of 60,000 shares of the Company's Common Stock (the "Mustang Warrants") to M&M. Pursuant to the purchase agreement between the Company and M&M, the Company acquired certain technology and equipment of M&M, in exchange for $550,000 and the Mustang Warrants. Each Mustang Warrant enables the holder to purchase one share of Common Stock at an exercise price of $3.50 per share until December 31, 2000.

         The sale of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide an exemption for transactions not involving a public offering. The Company determined that the purchasers of securities described above were sophisticated investors who had the financial ability to assume the risk of their total investment, acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

         f.  PRIVATE OFFERINGS.

             1. PRIVATE OFFERING OF CONVERTIBLE DEBENTURES COMPLETED ON DECEMBER 30, 1997.

         On December 30, 1997, the Company completed the private placement of $4,320,000 of its 7% Secured Convertible Debentures ("Convertible Debentures") to a group of nine institutional investment firms. Approximately $1 million of the cash proceeds and $220,000 of Convertible Debentures were used to purchase the Equipment. The remaining funds will be used for the acquisition and development of oil and gas properties and purchase of oil field equipment.

         The Convertible Debentures are due December 31, 2001 and are secured by the Equipment and other assets of the Company, including the unutilized proceeds from the sale of the Convertible Debentures (the "Restricted Cash"). At December 31, 1997, the Company had approximately $2.5 million of Restricted Cash. The Convertible Debentures are convertible into a minimum of 1.6 million shares of the Company's Common Stock and a minimum of 400,000 warrants ("Debenture Warrants"), subject to adjustment upon certain events, exercisable at prices related to the conversion price at the time of conversion, with limits on rights to convert if the conversion price of the Company's Common Stock falls below a floor price of $1.80 per share (the "Floor Price"). The conversion price is the lesser of $2.70 per share or 90% of the average of the three lowest closing bid prices during the ten trading days prior to the notice of conversion. During any thirty-day period, any investor may not tender for conversion more than 10% of his originally purchased Convertible Debentures at a conversion price less than the Floor Price. The Company may elect to redeem (for a 10% premium) any Convertible Debentures tendered for conversion at any price below the Floor Price.

         In addition to the usual and customary covenants contained in convertible debenture agreements of this nature, the Company is required to reserve shares of Common Stock in an amount not less than 200% of the number of shares of Common Stock that would be issuable upon conversion in full of the Convertible Debentures and full exercise of the Debenture Warrants granted thereunder. In furtherance of this covenant, the Company is required to seek stockholder approval of an increase in the Company's authorized shares if necessary to maintain such reserves. Furthermore, any holder of Convertible Debentures shall not be permitted to convert its Convertible Debentures or exercise its Debenture Warrants to the extent that such conversion or exercise would result in a beneficial ownership in the Company in excess of 4.999%. The Convertible Debenture holders have a right of first refusal for future financing of the Company under certain conditions. The Company has listed an additional 3.2 million shares of its Common Stock on AMEX for the shares underlying the Convertible Debentures and shares to be issued upon exercise of the Debenture Warrants. Although the Company's Registration Statement includes 3.2 million shares, which the Company currently believes will provide sufficient shares upon the conversion of the Convertible Debentures and upon exercise of all the Debenture Warrants, the Company has reserved for issuance up to 4.8 million shares of its Common Stock to be issued, if necessary, upon conversion of the Convertible Debentures and up to
1.2 million shares to be issued, if necessary, upon exercise of the Debenture Warrants.

             Information concerning the sale of such debentures is as follows:


                                                          Amount of
                   Name of Holder                  Convertible Debentures
     -------------------------------------         ----------------------
     Westover Investments L.P.                           $1,000,000
     Montrose Investments L.P.                            1,500,000
     Lakeshore International                              1,000,000
     JMG Capital Partners, L.P.                             250,000
     Triton Capital Investments, Ltd.                       250,000
     Lionhart Global Appreciation Fund, Ltd.                136,000
     Global Perspective International, Ltd.                  56,000
     Global Emerging Markets, Ltd.                           28,000
     Palisades Holdings, Inc.                               100,000

             2.  PRIVATE OFFERING COMPLETED IN SEPTEMBER 1997.

             In September 1997, the Company completed a private placement arranged by the WPM Group in which the Company issued promissory notes aggregating $125,000 and issued 272,700 shares of Common Stock and 322,700 warrants (the "WPM Warrants") to eight investors (the "WPM Investors") for a total consideration of $579,500. The Company also issued to the WPM Group, an affiliate of John Malone, P.C., 32,500 WPM Warrants. The WPM Warrants are exercisable at $2.08 per share until April 3, 2002. None of the WPM Warrants have been exercised.

             Information concerning the sale of such shares is as follows:

         No. of                               Price for Shares
         Shares           Issued to              Purchased
        -------    --------------------       ----------------
         30,000    R.J. Blanyer                   $ 50,000
         66,000    John Malone                    $110,000
        105,000    Jim Phillips                   $175,000
         41,700    Fred B. Dulock                 $ 69,500
         30,000    Bill J. Kemp                   $ 50,000

     Information concerning the issuance of the WPM Warrants is as follows:

                                                    Exercise
     No. of Warrants          Issued to              Price        Expiration Date
     ---------------          ---------             --------      ---------------
         32,500        WPM Group                     $2.08           04/03/02
         30,000        R.J. Blanyer                  $2.08           04/03/02
         66,000        John Malone                   $2.08           04/03/02
        125,000        Jim Phillips                  $2.08           04/03/02
         10,000        Jack & Darlene Mabery         $2.08           04/03/02
         41,700        Fred B. Dulock                $2.08           04/03/02
         20,000        Dan Malone                    $2.08           04/03/02
         30,000        Bill J. Kemp                  $2.08           04/03/02

             Information concerning the sale of such notes is as follows:

                Purchaser             Amount of 15% Notes
        ---------------------         -------------------
        Jim Phillips                        $50,000
        Jack & Darlene Mabery               $25,000
        Dan Malone                          $50,000

             The sale of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide an exemption for transactions not involving a public offering. The Company determined that the purchasers of securities described above were sophisticated investors who had the financial ability to assume the risk of their investment in the Company's securities, acquired such securities for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the securities are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

         g.  ISSUANCES FOR SERVICES AND DEBT.

         Since the Arjon amalgamation in June 1996, the Company has issued 165,485 shares of Common Stock to 12 individuals and entities for services and/or debt with an aggregate value of $159,768.

         The sale of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide an exemption for transactions not involving a public offering. The Company determined that the purchasers of securities described above were sophisticated investors who had the financial ability to assume the risk of their investment in the Company's securities, acquired such securities for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the securities are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

ITEM 27.     EXHIBITS

         The following documents are filed as exhibits to this registration statement:

Exhibit
Number                           Description
-------                          -----------
2.1* Agreement and Plan of Merger, dated June 30, 1997, among Cotton Valley Resources Corporation, Cotton Valley Operating, Inc., Aspen Energy Corporation, Leon A. Romero, George W. Peel, Albert Sena and Dorothy Carter (Exhibits and schedules have been omitted, but are available upon request.)
3.1**  Articles of Amalgamation
3.2**  Bylaws
3.3    Certificate of Continuance into Yukon Territory
3.4    Articles of Continuance into Yukon Territory
4.1*** Description of Common Stock
4.2 Form of Cotton Valley Resources Corporation 7% Convertible Debenture, due December 31, 2001. See also Exhibits 10.3 through 10.6 hereof
5.1 Opinion of Jackson Walker L.L.P. regarding the legality of the securities being registered
9.1** Amended and Restated Voting Trust Agreement, dated June 17, 1996, by and between Eugene A. Soltero, James E. Hogue, Wiltex, Hibernia
       Securities Trust, Hibernia Management, Albertson Family Limited Partnership, Wilkerstead Thrush Company, Brownstowe Partners, Ltd. and Haley Management Company
9.2*   Voting Agreement, dated January 30, 1997, among Eugene A. Soltero, Leon
       A. Romero, George W. Peel, Alberta Sena and Dorothy Carter
10.1 Purchase and Sale Agreement, dated October 22, 1997, by and between Feagan Energy, Inc. and Cotton Valley Energy Corp. (Exhibits and schedules have been omitted, but are available upon request.)
10.2 Letter Agreement, dated November 5, 1997, by and between M&M Directional Drilling Consultants, Mike Burton, Mark Milam and the Company
10.3 Convertible Debenture Purchase Agreement, dated December 30, 1997, by and among Westover Investments, L.P., Montrose Investments, L.P. Lakeshore International, JMG Capital Partners, L.P., Triton Capital Investments, Ltd., Lionhart Global Appreciation Fund, Ltd., Global Perspectives International, Ltd., Global Emerging Markets, Ltd., Palisades Holdings, Inc. and the Company (Certain exhibits and schedules have been omitted, but are available upon request.)
10.4 Security Agreement, dated December 30, 1997, by and among the parties identified in Exhibit 10.3 hereof
10.5 Cash Collateral Agreement, dated December 30, 1997, by and among the parties identified in Exhibit 10.3 hereof
10.6 Registration Rights Agreement, dated December 30, 1997, by and among the parties identified in Exhibit 10.3 hereof
10.7 Agreement of Purchase and Sale, dated October 1, 1997, by and between Paramount Resources LTD, J. Aron Resources Company and the Company (Exhibits and schedules have been omitted, but are available upon request.)
10.8+ Agreement of Purchase and Sale, dated January 14, 1998, by and between Phillips Petroleum Resources, LTD, Phillips Petroleum Company Western Hemisphere, Phillips Petroleum Canada, LTD and the Company
10.9 Agreement of Purchase and Sale, dated January 14, 1998, by and between Phillips Petroleum Company and the Company (Exhibits and schedules have been omitted, but are available upon request.)

Exhibit
Number                          Description
-------                         -----------
10.10 Property Option Agreement, dated March 1, 1995, by and between East Texas Limestone Limited Partnership and Cotton Valley Energy Corporation (Exhibits and schedules have been omitted, but are available upon request.)
10.11 Purchase and Sale Agreement, dated August 29, 1997, by and between Crown Partners L.L.C. Minerals Division and the Company (Exhibits and schedules have been omitted, but are available upon request.)
10.12 Exclusive Option Agreement to Acquire the Interest of Conoco Inc. in the Sword Unit Santa Maria Basin Offshore California, dated March 1, 1995, by and between Pacific Limited Partnership, L.P. and Cotton Valley Energy Corporation (Exhibits and schedules have been omitted, but are available upon request.)
10.13 Loan Agreement (and related exhibits), dated July 18, 1997, by and among the individuals identified in Exhibit "A" thereto and Cotton Valley Energy Corporation
10.14 Consulting Agreement, dated November 7, 1996, by and between Liviakis Financial Communications, Inc. and the Company
10.15 $1,000,000 Convertible Secured Promissory Note, dated June 24, 1997, executed by the Company and payable to Liviakis Financial Communications, Inc.
10.16 Security Agreement, dated June 24, 1997, by and between Liviakis Financial Communications, Inc. and the Company
10.17 Certificate for Common Stock Purchase Warrants, dated June 24, 1997, to acquire 161,351 shares of Common Stock granted to Liviakis Financial Communications, Inc.
11     Statement regarding computation of per share earnings
21     Subsidiaries of the Company
23.1   Consent of K&A Energy Consultants, Inc.
23.2   Consent of Ryder Scott Company
23.3+ Consent of Jackson Walker L.L.P. (incorporated by reference into Exhibit 5.1).
23.4   Consent of Hein + Associates, LLP.
27     Financial Data Schedule

----------------
+    To be filed by amendment.
* Previously filed as an exhibit to the Company's Current Report on Form 8-KSB dated February 26, 1998.
** Previously filed as an exhibit to the Company's Registration Statement on Form 20-F, as amended (SEC File No. 0-28814).
*** Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997.

ITEM 28.     UNDERTAKINGS.

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

             Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) To provide to the Placement Agent(s) at each closing specified in the Selling Agreement certificates in such denominations and registered in such names as required by the Placement Agents to permit prompt delivery to each purchaser.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of common stock being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (6) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (7) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 13, 1998.

 COTTON VALLEY RESOURCES CORPORATION
          (Registrant)



 By: /s/ Eugene A. Soltero                   By:  /s/ Leon A. Romero
    ---------------------------------------      ---------------------------------------
     Eugene A. Soltero                            Leon A. Romero
     Chairman of the Board, Chief Executive       Senior Vice President, Chief Financial
     Officer and Director                         Officer and Director
     (Principal Executive Officer)                (Principal Financial and Accounting
                                                  Officer)

                               POWER OF ATTORNEY

         We, the below signed directors and officers of Cotton Valley Resources Corporation, do hereby constitute and appoint Eugene A. Soltero, with full power of substitution our true and lawful attorney and agent, to do any and all acts and things in our names in the capacities indicated which Eugene A. Soltero may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but not limited to, the power and authority to sign for us, or any of us in our names in the capacities indicated and any and all amendments (including post-effective amendments) to this Registration Statement; and we do hereby ratify and confirm all that Eugene A. Soltero shall do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons on behalf of the Company and in the capacities and on the dates indicated.

      SIGNATURE                                  TITLE                                                DATE
      ---------                                  -----                                                ----
               /s/ Eugene A. Soltero             Chairman of the Board, Chief Executive
      --------------------------------------     Officer and Director                            March 13, 1998
      Eugene A. Soltero

                /s/ James E. Hogue               President, Chief Operating Officer and
      --------------------------------------     Director                                        March 13, 1998
      James E. Hogue


                /s/ Leon A. Romero               Senior Vice President, Chief Financial
      --------------------------------------     Officer and Director                            March 13, 1998
      Leon A. Romero

                /s/ Wayne T. Egan
      --------------------------------------
      Wayne T. Egan                              Director                                        March 13, 1998

               /s/ Richard J. Lachcik
      --------------------------------------
      Richard J. Lachcik                         Director                                        March 13, 1998

                               INDEX TO EXHIBITS

Exhibit
Number                           Description
-------                          -----------
2.1*   Agreement and Plan of Merger, dated June 30, 1997, among Cotton Valley
       Resources Corporation, Cotton Valley Operating, Inc., Aspen Energy
       Corporation, Leon A. Romero, George W. Peel, Albert Sena and Dorothy
       Carter (Exhibits and schedules have been omitted, but are available upon request.)

3.1**  Articles of Amalgamation

3.2**  Bylaws

3.3    Certificate of Continuance into Yukon Territory

3.4    Articles of Continuance into Yukon Territory

4.1*** Description of Common Stock

4.2    Form of Cotton Valley Resources Corporation 7% Convertible Debenture, due
       December 31, 2001. See also Exhibits 10.3 through 10.6 hereof

5.1 Opinion of Jackson Walker L.L.P. regarding the legality of the securities being registered

9.1** Amended and Restated Voting Trust Agreement, dated June 17, 1996, by and between Eugene A. Soltero, James E. Hogue, Wiltex, Hibernia
       Securities Trust, Hibernia Management, Albertson Family Limited
       Partnership, Wilkerstead Thrush Company, Brownstowe Partners, Ltd. and
       Haley Management Company

9.2*   Voting Agreement, dated January 30, 1997, among Eugene A. Soltero, Leon
       A. Romero, George W. Peel, Alberta Sena and Dorothy Carter

10.1   Purchase and Sale Agreement, dated October 22, 1997, by and between
       Feagan Energy, Inc. and Cotton Valley Energy Corp. (Exhibits and schedules have been omitted, but are available upon request.)

10.2   Letter Agreement, dated November 5, 1997, by and between M&M Directional
       Drilling Consultants, Mike Burton, Mark Milam and the Company

10.3 Convertible Debenture Purchase Agreement, dated December 30, 1997, by and among Westover Investments, L.P., Montrose Investments, L.P. Lakeshore
       International, JMG Capital Partners, L.P., Triton Capital Investments,
       Ltd., Lionhart Global Appreciation Fund, Ltd., Global Perspectives
       International, Ltd., Global Emerging Markets, Ltd., Palisades Holdings,
       Inc. and the Company (Certain exhibits and schedules have been omitted, but are available upon request.)

10.4 Security Agreement, dated December 30, 1997, by and among the parties identified in Exhibit 10.3 hereof

10.5 Cash Collateral Agreement, dated December 30, 1997, by and among the parties identified in Exhibit 10.3 hereof

10.6 Registration Rights Agreement, dated December 30, 1997, by and among the parties identified in Exhibit 10.3 hereof

10.7   Agreement of Purchase and Sale, dated October 1, 1997, by and between
       Paramount Resources LTD, J. Aron Resources Company and the Company
       (Exhibits and schedules have been omitted, but are available upon request.)

10.8+  Agreement of Purchase and Sale, dated January 14, 1998, by and between
       Phillips Petroleum Resources, LTD, Phillips Petroleum Company Western
       Hemisphere, Phillips Petroleum Canada, LTD and the Company

10.9   Agreement of Purchase and Sale, dated January 14, 1998, by and between
       Phillips Petroleum Company and the Company (Exhibits and schedules have been omitted, but are available upon request.)

Exhibit
Number                          Description
-------                         -----------
10.10  Property Option Agreement, dated March 1, 1995, by and between East Texas
       Limestone Limited Partnership and Cotton Valley Energy Corporation
       (Exhibits and schedules have been omitted, but are available upon request.)

10.11  Purchase and Sale Agreement, dated August 29, 1997, by and between Crown
       Partners L.L.C. Minerals Division and the Company (Exhibits and schedules have been omitted, but are available upon request.)

10.12  Exclusive Option Agreement to Acquire the Interest of Conoco Inc. in the
       Sword Unit Santa Maria Basin Offshore California, dated March 1, 1995, by and between Pacific Limited Partnership, L.P. and Cotton Valley Energy
       Corporation (Exhibits and schedules have been omitted, but are available upon request.)

10.13 Loan Agreement (and related exhibits), dated July 18, 1997, by and among the individuals identified in Exhibit "A" thereto and Cotton Valley
       Energy Corporation

10.14  Consulting Agreement, dated November 7, 1996, by and between Liviakis
       Financial Communications, Inc. and the Company

10.15 $1,000,000 Convertible Secured Promissory Note, dated June 24, 1997, executed by the Company and payable to Liviakis Financial Communications, Inc.

10.16  Security Agreement, dated June 24, 1997, by and between Liviakis
       Financial Communications, Inc. and the Company

10.17 Certificate for Common Stock Purchase Warrants, dated June 24, 1997, to acquire 161,351 shares of Common Stock granted to Liviakis Financial
       Communications, Inc.

11     Statement regarding computation of per share earnings

21     Subsidiaries of the Company

23.1   Consent of K&A Energy Consultants, Inc.

23.2   Consent of Ryder Scott Company

23.3+  Consent of Jackson Walker L.L.P. (incorporated by reference into Exhibit
       5.1).

23.4   Consent of Hein + Associates, LLP.

27     Financial Data Schedule

----------------

+    To be filed by amendment.

* Previously filed as an exhibit to the Company's Current Report on Form 8-KSB dated February 26, 1998.

** Previously filed as an exhibit to the Company's Registration Statement on Form 20-F, as amended (SEC File No. 0-28814).

*** Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997.